Filed pursuant to Rule 424(B)(2)
                                                Registration No. 333-67647

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 3, 1998)

                                  $275,000,000

                                [Polaroid LOGO]

                            11-1/2% Notes due 2006

--------------------------------------------------------------------------------
This is an offering by Polaroid Corporation of $275,000,000 of its 11-1/2% Notes due 2006 (the "Notes"). Interest is payable on the Notes on February 15 and August 15 of each year, beginning August 15, 1999.

We may redeem all or part of the Notes at the redemption prices and on the conditions specified in this Prospectus Supplement under "Description of Notes--Optional Redemption."

The Notes will be senior unsecured obligations of Polaroid Corporation.

    Investing in the Notes involves risks. Risk Factors begin on page S-12.

                                                Per Note          Total
                                              ------------   ---------------
Offering Price ............................      100.000%     $275,000,000
Discounts and Commissions .................        2.500%     $  6,875,000
                                                 -------      ------------
Proceeds to Polaroid Corporation ..........       97.500%     $268,125,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the attached Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Underwriters expect to deliver the Notes on or about February 17, 1999.

--------------------------------------------------------------------------------
LEHMAN BROTHERS                                                J.P. MORGAN & CO.

ABN AMRO INCORPORATED

                              DEUTSCHE BANK SECURITIES

February 11, 1999                                      PNC CAPITAL MARKETS, INC.

                                TABLE OF CONTENTS

            Prospectus Supplement                             Page
------------------------------------------------------------ -----
About this Prospectus Supplement ...........................   S-1
Special Note Regarding Forward-Looking
       Statements ..........................................   S-2
Prospectus Supplement Summary ..............................   S-3
Risk Factors ...............................................  S-12
Use of Proceeds ............................................  S-18
Capitalization .............................................  S-18
Selected Historical Condensed
       Consolidated Financial Data .........................  S-19
Management's Discussion and Analysis of
       Financial Condition and Results of
       Operations ..........................................  S-22
Business ...................................................  S-36
Management .................................................  S-51
Description of Notes .......................................  S-54
Description of Certain Debt ................................  S-86
Underwriting ...............................................  S-88
Experts ....................................................  S-89
Legal Matters ..............................................  S-89
Index to Financial Statements ..............................   F-1

                         Prospectus                           Page
------------------------------------------------------------ -----
About this Prospectus ......................................  ii
Where You Can Find More Information
       About Polaroid ......................................  ii
The Company ................................................  1
Ratios of Earnings to Fixed Charges ........................  1
Use of Proceeds ............................................  1
Description of Debt Securities .............................  1
Limitations on Issuance of Bearer Debt Securities .......... 14
Certain U.S. Federal Income Tax Consequences to
       Non-U.S. Persons .................................... 14
Plan of Distribution ....................................... 16
Experts .................................................... 17
Legal Opinions ............................................. 17

ABOUT THIS PROSPECTUS SUPPLEMENT

        This Prospectus Supplement and the attached Prospectus contain information about Polaroid and the Notes. They also refer to information contained in other documents filed by Polaroid with the SEC. References to this Prospectus Supplement or the Prospectus also mean the information contained in such other documents. If this Prospectus Supplement is inconsistent with the Prospectus, rely on this Prospectus Supplement.

        When we refer to "Polaroid," "we," "us" or "our" in this Prospectus Supplement, we mean Polaroid Corporation and its subsidiaries, on a consolidated basis, unless the context requires otherwise.

        In addition, this Prospectus Supplement contains certain information about the industry in which we operate under the caption "Business--Industry." Unless otherwise indicated, the data and statistics contained there is based on internal or industry sources that we believe is reliable. We cannot assure you, however, that such information is accurate or complete as of the date of this Prospectus Supplement.

        You should rely only on the information incorporated by reference or provided in this Prospectus Supplement and the Prospectus. We and the Underwriters have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this Prospectus Supplement or the Prospectus is accurate as of any date other than the date on the front of these documents.

        Certain jurisdictions may restrict the distribution of these documents and the offering of the Notes. We require persons receiving these documents to inform themselves about and to observe any such restrictions. We have not taken any action that would permit an offering of the Notes or the distribution of these documents in any jurisdiction that requires such action.

                            SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

        Many of the statements in this Prospectus Supplement under the captions "Prospectus Supplement Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including the description of our business strategy, are forward-looking. These statements may be identified by their locations, such as under the captions "Business Strategy" and "Outlook," or by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "plan," "estimate" and "potential," among others. These forward- looking statements are based on our current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements.

        In order to comply with the terms of the safe harbor, we note that a variety of factors that we discuss in detail below under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Among the key factors that have a direct bearing on our results of operations and financial condition are:

        o   our substantial level of debt;

        o   the availability of additional borrowings to us;

        o   our ability to service debt;

        o our ability to finance a change of control offer that would be required, under certain conditions, by the Indenture;

        o the restrictions imposed by the terms of the agreements governing our debt;

        o   our liquidity and access to additional sources of financing;

        o   our ability to implement our business strategy;

        o   our ability to generate positive net earnings;

        o   our ability to succeed in the digital imaging market;

        o   our ability to market new products;

        o our ability to reduce the cycle time in the development of new products;

        o   the effects of competition;

        o   our ability to retain certain major customers;

        o   our ability to generate revenues from troubled emerging markets;

        o   foreign exchange rate fluctuations;

        o our ability to purchase raw materials and supplies on favorable terms;

        o   the status and protection of our patents and trademarks;

        o   our exposure to environmental liabilities;

        o   our ability to attract and retain key personnel; and

        o   our ability to address the Year 2000 problem.

        Further, any forward-looking statement speaks only as of the date of this Prospectus Supplement, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, we cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights selected information from this Prospectus Supplement and the Prospectus and may not contain all of the information that is important to you. To understand Polaroid and the offering fully, you should read carefully this Prospectus Supplement, the Prospectus and the documents we have referred you to under "Where You Can Find More Information About Polaroid" on the inside cover page of the Prospectus.

                                  The Company

        Polaroid is the leading instant imaging company in the world and is the only U.S. manufacturer of traditional silver-halide, or chemical-based, instant cameras and film. We design, develop, manufacture and market instant and digital imaging and related products worldwide.

        Our principal products are:

        o   instant and digital cameras;

        o   instant film, including over 75 varieties; and

        o   digital peripherals, software and systems solutions.

For the year ended December 31, 1998, our principal products represented over 85%, of our net sales. We also design, develop, manufacture and/or market hardware accessories for the instant imaging market; conventional film; sunglasses; polarizers; and digital media products for the pre-press portion of the graphics imaging industry.

        End-users buy our instant cameras and film because of their ease of use, reliability and ability to produce images within seconds or minutes compared to conventional photography. Because we design our cameras only to use our film, our previously sold cameras generate recurring sales of instant film that support our cash flow.

        We have also introduced several products for selected niches of the growing digital imaging business that address customers' needs for innovative digital and hybrid imaging solutions. In digital imaging, a sensor electronically records an image that then can be transmitted for printing or further communication by computer or other media. By contrast, in traditional chemical-based imaging, the image is captured on a silver-halide sheet of film at one point in time. Hybrid imaging blends chemical-based and digital technologies to allow the customer to use both technologies for new and customized solutions.

        Our products are used primarily for personal photography and commercial imaging. Personal photography includes:

        o capturing personal moments with instant cameras and film, such as birthday parties, weddings, anniversaries and vacations of individuals and families and other social gatherings; and

        o play experiences and photographic learning for children and young teens, including for e-mailing and creative communication on the internet and by other media.

        Commercial imaging includes:

        o photo and secure card identification imaging for driver's licenses, national identification cards, bank cards and other identity documents;

        o photo-retailing applications, where retailers create and sell images to an end user, such as passport photos, street photography, sporting events, trade shows, celebrity appearances (for example, of sports stars) and seasonal photos at shopping malls (for example, with Santa Claus and the Easter Bunny);

        o professional photography, such as professional grade artwork, test shots and proofing;

        o law enforcement documentation of evidence, crime scenes, forensics and ballistics;

        o   medical and scientific microscopic documentation; and

        o   real estate and insurance documentation.

        We are using our leadership position in instant photography products, widely recognized brand name, global distribution network and imaging and other technical expertise to develop new chemical-based, digital and hybrid imaging products, product applications and markets.

Competitive Strengths

        We Are the Worldwide Leader in Instant Imaging Markets

        Polaroid is the worldwide leader in the instant imaging industry, including in each of the three major markets of the United States, Europe and Japan. Because of this leading position, Polaroid enjoys strong brand name recognition throughout the world. Polaroid is also the worldwide leader in the photo identification market with contracts or commitments with 37 of the 50 U.S. states and the District of Columbia, and foreign governments.

        Our Instant Cameras and Film Generate Significant Cash Flow

        Our instant cameras and film generated approximately 75% of our net sales for the year ended December 31, 1998. Because we design our cameras only to use our film, our previously sold cameras generate recurring sales of instant film that support our cash flow. As a result, based on our estimates, approximately 75% of the instant film that we will sell in 1999 will be used in our instant cameras sold prior to 1999. Based on internal data, we estimate that in 1997 there were approximately 17 million households in the United States that were active users of our instant cameras. Our multi-year contracts for identification systems also strengthen our cash flow.

        We Have Successfully Developed and Marketed New Products

        In 1998, we introduced 25 new products or product line extensions. During 1998, these products generated approximately $40 million of net sales in selected markets. These products include:

           o the Polaroid Pocket Camera, the world's smallest instant camera, and the Polaroid JoyCam camera, a low cost version of the Polaroid Captiva camera;

           o the Polaroid ColorShot digital photo printer, the fastest digital photo printer on the market;

           o the Polaroid PDC 640 digital camera and the VGA digital camera, each of which operates with Polaroid PhotoMax Image Maker software; and

           o the Polaroid Pop Shots Single-Use Camera, the first single-use instant camera.

        We plan to introduce the Polaroid Pop Shots Single-Use Camera globally in the first half of 1999. We plan to introduce the Polaroid Pocket Camera and the Polaroid JoyCam camera globally in the second half of 1999.

        We Have Reduced Costs and Achieved Operating Efficiencies

        We have reduced our costs and achieved operating efficiencies while continuing to revitalize our principal products, develop new products and applications and enter new markets. Since 1995, we have implemented restructurings that closed and consolidated facilities and reduced the size of our work force. We estimate that these actions have generated approximately $200 million of annual savings in 1998 and will generate incremental savings of approximately $60 million in 1999 and approximately $25 million in 2000.

        We Are Well Positioned to Benefit from the Growing Digital Imaging
              Market

        Our digital imaging products and technology, combined with our widely recognized brand name and imaging and other technical expertise, have well positioned us to continue to penetrate selected niches of the growing digital imaging business. We have successfully developed and introduced digital imaging products that address the needs of many different users. These products include:

           o   the Polaroid PDC 300 and the Polaroid PDC 640 digital cameras;

           o Polaroid PhotoMax Image Maker software, which combines six digital imaging applications, such as image retouching, modification and enhancement, into one interface; and

           o Polaroid SprintScan, a multi-format digital scanner that converts hard copies of slides to digital images, which can then be used, archived or modified on a computer screen.

        We believe that we will also have significant opportunities as customers adopt hybrid imaging products and solutions. Because digital imaging products create new and enhanced applications of traditional photography, many customers are buying digital imaging products to use with their existing instant and conventional photography equipment. Because we offer a variety of instant chemical-based and digital imaging products and have the technology and expertise to develop new ones, we believe that we are well positioned to address the imaging needs of our customers for digital and hybrid products and solutions.

        We Have a Strong and Incentivized Management Team

        Gary DiCamillo, our Chairman and Chief Executive Officer, leads a strong and incentivized management team. Since he joined Polaroid in 1995, approximately 50 senior managers have joined Polaroid, including many with marketing and new product development backgrounds. At December 31, 1998, corporate officers had invested over $3.8 million in shares of Polaroid common stock based on the closing price at December 31, 1998.


Business Strategy

        The cornerstone of our strategy is to increase our revenues and profits by exploiting our leading position in instant imaging products, widely recognized brand name, global distribution network and imaging and other technical expertise. To do this, we plan to continue to make Polaroid more competitive and better able to introduce new products quickly by streamlining our operations and improving operating efficiencies. The key elements of our strategy are:


        Revitalize Instant Imaging Business

           o We are continuing to revitalize our instant imaging products and brand awareness through more effective promotion and advertising.

           o We are promoting new uses of our products and targeting new demographic segments, such as children, teens and young adults through product innovations and marketing campaigns. Our recent successes with new products directed at these groups and their considerable spending power confirm these opportunities.

           o We plan to introduce between 20 and 25 new products or product line extensions each year that build on our existing technology and appeal to end-users. We are focusing most of our new product investment on mass market media products, such as the Polaroid Pocket Film, and plan to leverage successful new products into commercial markets. We believe this approach should produce lower infrastructure costs that will be the basis for greater profitability on our investments.

           o We are creating new channels of distribution for our products, including convenience stores, toy departments of mass merchandisers, toy stores, theme parks and sporting events.

        Focus on Selected Commercial Markets

           o We are expanding globally Polaroid's strong photo and secure card identification and document photography business. In 1998, we entered into new contracts with six U.S. states. In addition, we solidified our position in the digital identification business by acquiring NBS Imaging Systems, Inc.

           o We will continue to provide imaging solutions for photo-retailers, law enforcement professionals, professional photographers, real estate agents, insurers, medical and scientific users and other selected commercial customers who use instant photography.

           o We are providing digital imaging solutions and are integrating instant and digital imaging technology to meet the needs of selected business, professional, governmental and technical customers.

        Develop Value From Our Other Businesses and Technology

           o We plan to maximize the value of our other businesses, such as sunglasses, polarizers and graphics imaging.

           o We are commercializing portions of our technology portfolio to develop new imaging products and applications by entering into strategic alliances and licensing our patents. For example, we have entered into an alliance with Robotic Vision Systems, Inc. to exploit our 2-D bar code technology. We believe that alliances allow us to manage the cost and risks of developing our existing technology and to introduce products to markets and distribution channels to which we would otherwise have limited access.

        Position for Growth in Emerging Markets

           o We are maintaining our presence in emerging markets with reduced infrastructure to capitalize at the time when the economies of these markets improve. We believe that our profitable growth in these markets in 1996 and the first half of 1997 and the low penetration of instant cameras and film in these markets establish their potential for us.

        Continue to Improve Operating Efficiencies

           o We plan to improve operating efficiencies by continuing to reduce selling, general and administrative expenses, by rationalizing manufacturing operations and by upgrading our data management systems.

Recent Results

        Our (1) net sales, (2) profit/(loss) from operations, (3) profit/(loss) from operations plus depreciation and amortization ("EBITDA") and (4) net earnings/(loss) for the three months and years ended December 31, 1997 and 1998 were as follows:

                              For the Three Months
                               Ended December 31,
                              --------------------
                                1997         1998
                              -------      -------
                               (dollars in millions)
      Net sales ............. $ 607.6      $ 541.8
      Profit/(loss) from
         operations ......... (293.5)       (82.4)
      EBITDA ................ (273.7)       (61.8)
      Net loss .............. (202.8)       (75.5)

                                    For the Year
                                  Ended December 31,
                               -----------------------
                                 1997           1998
                               --------       --------
                                (dollars in millions)
      Net sales .............  $2,146.4       $1,845.9
      Profit/(loss) from
         operations .........    (159.1)         (49.0)
      EBITDA ................     (46.2)          44.5
      Net loss ..............    (126.7)         (51.0)

        Worldwide net sales in the fourth quarter of 1998 were $541.8 million, compared with $607.6 million in the same period in 1997. U.S. net sales decreased approximately 6%, due primarily to continued dealer inventory adjustments. International net sales decreased approximately 16% because of lower sales in Russia, other emerging markets, Europe and Japan. For the full year 1998, worldwide net sales were $1.8 billion, a decrease of 14% from $2.1 billion in 1997.

        In the fourth quarter of 1998, we incurred restructuring charges of $50.0 million and, unrelated to the restructuring, wrote off $43.5 million of assets, the largest amount of which was in Russia. For the fourth quarter of 1997, we incurred restructuring charges of $340.0 million and wrote down $19.7 million in inventory which were not related to the restructuring. In addition, we sold $26.9 million in real estate for a pre-tax gain of $24.0 million in the fourth quarter of 1998.

        For the fourth quarter of 1998, we recorded profit from operations of $11.1 million, compared to $66.2 million in the fourth quarter of 1997, excluding restructuring and other charges in both years. Including restructuring and other charges of $19.7 million in 1997 and $43.5 million 1998, the loss from operations for the fourth quarter of 1998 was $82.4 million, compared with 1997's fourth quarter loss from operations of $293.5 million. Excluding restructuring and other charges, we reported profit from operations of $54.5 million in 1998, compared with $200.6 million profit from operations in 1997.

        Including restructuring and other charges, we recorded a net loss of $75.5 million for the 1998 fourth quarter compared with a net loss of $202.8 million in the same period in 1997. Including restructuring and other charges, the 1998 net loss was $51.0 million, compared with a 1997 net loss of $126.7 million.

        Our operating results for the fourth quarter of 1998 reflected the continuation of the dealer inventory adjustment program, unfavorable variances caused by reduced manufacturing volumes, start-up costs for new products and lower international sales. These factors were offset, in part, by savings from our restructuring and by reducing the losses of our digital imaging business. The start-up costs for the development of new products were consistent with our strategy of introducing between 20 to 25 new products each year. In addition, at December 31, 1998, we had cash, cash equivalents and short-term investments of $121.6 million, $16.6 million of which are held in trust for certain officers and senior executives. As a result, we reduced our total debt, net of cash, cash equivalents and short-term investments at the end of the fourth quarter of 1998 compared to the end of the third quarter of 1998.

Outlook

        We believe that the actions we have taken to revitalize our instant imaging products, reduce costs, increase operating efficiencies, introduce new products and target new markets have improved our prospects. We anticipate profit from operations in 1999 due to increased sales to dealers following their 1998 reductions of inventories of our products, sales of new products and cost savings from our restructurings. We expect, however, that these factors will be offset, in part, by increased competition, including from Fuji Photo Film Co., Ltd. ("Fuji"), a small reduction in retail demand for our traditional instant film and an increase in interest expense due to higher levels of outstanding debt and higher interest rates. We do not expect that any of the emerging markets in which we operate will improve in 1999. Although this outlook represents our best estimate, we cannot assure you that we will achieve these results. Our actual results will be affected by numerous market and other forces, many of which are beyond our control.

                          --------------------------

        We are incorporated in the State of Delaware, and our principal executive offices are located at 784 Memorial Drive, Cambridge, Massachusetts 02139. Our telephone number is (781) 386-2000.

                          --------------------------

                         The Amended Credit Agreement

        On December 11, 1998, we entered into an amendment to our existing $350 million Credit Agreement (the "Credit Agreement" and, as amended, the "Amended Credit Agreement"), with Morgan Guaranty Trust Company of New York, as Administrative Agent and Collateral Agent, BankBoston, N.A., as Co-Agent, and certain other lenders. The Amended Credit Agreement provides for loans in a total dollar amount of $350 million, will expire on December 31, 2001 and will be available on a revolving basis prior to its expiration. We also granted the lenders under the Amended Credit Agreement a first security interest in Polaroid Corporation's and its domestic subsidiaries' inventories and accounts receivable. For a more complete description of the Amended Credit Agreement, including its restrictive covenants, see "Description of Certain Debt."

                                 The Offering

Notes Offered

        $275.0 million total principal amount of 11-1/2% Notes due 2006 (which we have previously defined as the "Notes").

Maturity Date

        The Notes are scheduled to mature on February 15, 2006.

Interest Payment Dates

        The interest payment dates on the Notes will be February 15 and August 15, beginning August 15, 1999.

Optional Redemption

        We may redeem all or part of the Notes at any time at a price equal to 100% of their principal amount plus the Applicable Premium (as defined) and accrued and unpaid interest to the date of redemption.

        In addition, at any time prior to February 15, 2002, we may on one or more occasions redeem up to 35% of the total principal amount of the Notes originally issued under the Indenture at a redemption price of 111.500% of their principal amount, plus accrued and unpaid interest to the redemption date with the net cash proceeds of one or more Equity Offerings (as defined), provided at least 65% of the total principal amount of the Notes originally issued remain outstanding after each such redemption. See "Description of the Notes--Optional Redemption."

Change of Control

        Upon a Change in Control, each holder of the Notes will have the right to require us to repurchase all or a portion of such holder's Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase.

Ranking

        The Notes will be senior unsecured obligations of Polaroid, will rank senior to all of our future subordinated debt and, except as described below, will rank equally in right of payment with all existing and future senior debt of Polaroid, including (1) the 6-3/4% Notes due January 15, 2002 and the 7-1/4% Notes due January 15, 2007, each in the total principal amount of $150 million,
(2) borrowings under the Amended Credit Agreement, (3) borrowings under our short-term lines of credit and (4) the $200 million total principal amount of 8% Notes due March 15, 1999 (the "8% Notes") until their payment from the proceeds of the offering.

        Although the Notes will rank equally with borrowings under the Amended Credit Agreement, holders of the Notes will be effectively subordinated to the lenders under the Amended Credit Agreement to the extent of the guarantees of our borrowings under the Amended Credit Agreement granted by our domestic subsidiaries and the value of the collateral securing these borrowings. See "Description of Certain Debt-- The Amended Credit Agreement." In addition, the Notes will be effectively subordinated to the outstanding debt and other liabilities (including trade payables) of Polaroid's subsidiaries. At December 31, 1998, the total outstanding debt of Polaroid's subsidiaries was approximately $20.1 million. See "Risk Factors--Substantial Level of Debt," "--Additional Borrowings Available," "--Ability to Service Debt," "--Effective Subordination," "--Financing Change of Control Offer," "--Restrictions Imposed by the Terms of the Debt" and "--Liquidity and Financial Flexibility" and "Description of Notes."

Certain Covenants

        The Indenture will contain covenants that, among other things, limit our and most of our subsidiaries' ability to:

           o pay dividends on and purchase our common stock and make certain other restricted payments;

           o   incur additional debt and issue preferred stock;

           o   create certain liens;

           o   enter into sale and leaseback transactions;

           o   enter into certain transactions with affiliates; and

           o enter into certain mergers and consolidations or sell all or substantially all of the properties or assets of Polaroid.

In addition, under certain circumstances, we will be required to offer to purchase the Notes with the net cash proceeds of certain sales and other dispositions of assets at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest. See "Description of Notes--
Certain Covenants" and "--Repurchase at the Option of Holders--Asset Sales." All of these limitations and prohibitions, however, are subject to a number of important qualifications.

                                Use of Proceeds

        We will use a portion of the net proceeds of the offering to repay the 8% Notes outstanding at their maturity. Pending the repayment of the 8% Notes, we will use these net proceeds to temporarily reduce outstanding borrowings under the Amended Credit Agreement or our short-term lines of credit. We intend to use the balance of the net proceeds for general corporate purposes, including to reduce outstanding borrowings under the Amended Credit Agreement or our short-term lines of credit.

                                 Risk Factors

        You should consider carefully all of the information set forth in this Prospectus Supplement and the Prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the Notes.

    SUMMARY HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

        This summary of our financial information for the fiscal years 1995 to 1997 and for the nine months ended September 28, 1997 and September 27, 1998 should be read along with our audited and unaudited consolidated financial statements included in this Prospectus Supplement. Such financial information (other than balance sheet information at December 31, 1995) was taken from those financial statements. The financial statements for those fiscal year periods have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report included in this Prospectus Supplement. The condensed financial statements for those nine month periods are unaudited, and we believe that they fairly present our financial position and results of operations and cash flows for those periods. Our results for the nine months ended September 27, 1998 are not necessarily indicative of our results for a full year.

                                                               Year Ended December 31,               Nine Months Ended
                                                         ------------------------------------      ---------------------
                                                                                                   Sept. 28,    Sept. 27,
                                                           1995          1996          1997          1997         1998
                                                         --------      --------      --------      --------     --------
                                                                        (dollars in millions, except ratios)
Income Statement Data:
 Net sales .........................................     $2,236.9      $2,275.2      $2,146.4      $1,538.8     $1,304.1
 Cost of goods sold ................................      1,298.6       1,283.8       1,229.8         842.2        754.4
 Marketing, research, engineering and administrative
  expenses .........................................        849.1         796.6         752.2         562.1        516.3
 Restructuring/other charges (a) ...................        247.0         143.0         323.5            --           --
                                                         --------      --------      --------      --------     --------
  Total costs ......................................      2,394.7       2,223.4       2,305.5       1,404.3      1,270.7
                                                         --------      --------      --------      --------     --------
 Profit/(loss) from operations .....................       (157.8)         51.8        (159.1)        134.5         33.4
 Other income/(expense) ............................          8.5          26.8          15.0          17.1         44.3
 Interest expense ..................................         52.1          47.4          47.8          34.6         40.1
 Income tax expense/(benefit) ......................        (61.2)         16.2         (65.2)         40.9         13.1
                                                         --------      --------      --------      --------     --------
 Earnings/(loss) before extraordinary item .........       (140.2)         15.0        (126.7)         76.1         24.5
 Extraordinary item (b) ............................           --         (56.1)           --            --           --
                                                         --------      --------      --------      --------     --------
  Net earnings (loss) ..............................     $ (140.2)     $  (41.1)     $ (126.7)     $   76.1     $   24.5
                                                         ========      ========      ========      ========     ========
Balance Sheet Data (at period end):
 Cash and short-term investments ...................     $   83.1      $   78.3      $   79.0      $   66.7     $   36.0
 Working capital ...................................        730.3         623.3         556.6         705.6        279.1
 Total assets ......................................      2,261.8       2,201.6       2,132.7       2,230.1      2,196.6
 Total debt ........................................        726.8         652.5         738.2         684.3        850.3
 Common stockholders' equity .......................        717.7         658.2         484.4         729.3        461.4
Other Data:
 EBITDA (c) ........................................     $  (24.1)     $  171.3      $  (46.2)     $  227.6     $  106.3
 Adjusted EBITDA (d) ...............................        222.9         321.3         293.8         227.6        106.3
 Depreciation and amortization (e) .................        133.7         119.5         112.9          93.1         72.9
 Capital expenditures ..............................        167.9         121.8         134.3          89.8        125.9
 Pro forma cash interest expense (f) ............................                        64.8          47.6         51.5
 Ratio of earnings to fixed charges (g) ............           --           1.4x           --           3.6x         1.7x
 Pro forma ratio of earnings to fixed charges (h) ...............                         2.7x          2.8x         1.4x
 Ratio of Adjusted EBITDA to pro forma cash
  interest expense ..............................................                         4.5x          4.8x         2.1x

                                        (Footnotes appear on the following page)

(a) Restructuring/other charges represent the addition of restructuring, other and special charges. In 1995, we recorded pre-tax restructuring charges of $247 million that consisted of (1) an $85 million write-off of equipment and other fixed assets, (2) a $30 million write-off of inventory and accrual of other costs primarily associated with the Polaroid Captiva product line, (3) $55 million in involuntary severance costs and (4) $77 million in charges in early 1995 for severance costs and a write-down of fixed assets. In 1996, we recorded pre-tax restructuring and other special charges of $150 million that consisted of (1) $110 million in incremental severance costs which represented the balance of severance and non-cash charges for pension enhancement costs from the 1995 restructuring and inventory write-downs and (2) $40 million in write-offs relating to the sale of our line of Helios medical diagnostic imaging equipment products and the write-downs of parts and capital equipment and other costs relating to a canceled printer project. Of the $40 million described in
    (2) above, we recorded approximately $7 million of inventory write-offs in cost of goods sold and reported $33 million as special charges. In 1997, we recorded a pre-tax restructuring charge of $340 million that consisted of (1) $150 million for an involuntary severance program and (2) $173.5 million of write-downs of various fixed assets and, in addition, (3) we wrote down $16.5 million in inventory which were included in cost of goods sold. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--1997 Compared with 1996--Restructuring Charges" and "--1996 Compared with 1995--Restructuring Charges."

(b) In 1996, we recorded an extraordinary loss of $56.1 million (net of a tax benefit of $1.5 million) related to the retirement of approximately $140 million total principal amount of our convertible debentures.

(c) We have calculated EBITDA by adding profit/(loss) from operations, depreciation and amortization. EBITDA is presented because it is a widely accepted measure of a company's ability to pay interest, repay debt, incur new debt, make capital expenditures and fund other corporate expenses. EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles and does not necessarily indicate that cash flows will be sufficient to fund all of a company's cash needs. Our calculation of EBITDA may differ from that performed by other companies and, thus, the amounts disclosed in the table above for EBITDA may not be comparable directly to similarly titled measures disclosed by other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(d) We have calculated Adjusted EBITDA by adding to EBITDA certain items of income and expense consisting of: (1) restructuring/other charges in the periods indicated in the table below, summarized in footnote (a) above and
    (2) inventory write-downs relating to these restructurings. Our calculation of Adjusted EBITDA may differ from that performed by other companies and, thus, the amounts disclosed in the table below for Adjusted EBITDA may not be comparable directly to similarly titled measures disclosed by other companies. We summarize below EBITDA, historical adjustments to EBITDA and Adjusted EBITDA:

                                                Year Ended December 31,              Nine Months Ended
                                           --------------------------------    ----------------------------
                                                                               September 28,   September 27,
                                             1995        1996        1997          1997           1998
                                           --------    --------    --------    ------------    ------------
                                                                (dollars in millions)
   EBITDA ...............................  $  (24.1)   $  171.3    $  (46.2)      $ 227.6        $ 106.3
   Adjustments:
    Restructuring/other charges .........     247.0       143.0       323.5            --             --
    Inventory write-downs ...............        --         7.0        16.5            --             --
                                           --------    --------    --------       -------        -------
     Total adjustments ..................     247.0       150.0       340.0            --             --
                                           --------    --------    --------       -------        -------
     Adjusted EBITDA ....................  $  222.9    $  321.3    $  293.8       $ 227.6        $ 106.3
                                           ========    ========    ========       =======        =======

(e) We summarize below depreciation and amortization:

                                                   Year Ended December 31,             Nine Months Ended
                                              --------------------------------    ----------------------------
                                                                                  September 28,   September 27,
                                                1995        1996        1997          1997           1998
                                              --------    --------    --------    ------------    ------------
                                                                   (dollars in millions)
   Depreciation ............................  $  132.7    $  118.3    $  111.5       $  92.1        $  70.7
   Amortization ............................       1.0         1.2         1.4           1.0            2.2
                                              --------    --------    --------       -------        -------
     Depreciation and amortization .........  $  133.7    $  119.5    $  112.9       $  93.1        $  72.9
                                              ========    ========    ========       =======        =======

(f) Pro forma cash interest expense consists of historical cash interest expense on debt plus (1) interest expense on the Notes assuming that we issued a total principal amount of $275.0 million at 11.50% assuming that the Notes had been issued at the beginning of such period, and (2) interest expense on borrowings under the Amended Credit Agreement, assuming average outstandings of $128.0 million for 1997, average outstandings of $113.0 for the nine months ended September 28, 1997 and average outstandings of $195.0 for the nine months ended September 27, 1998 at an interest rate of LIBOR plus 2.50% minus (3) historical interest expense on the 8% Notes for such period and (4) historical interest expense on outstanding borrowings under the Credit Agreement for such period. A 0.25% increase or decrease in the assumed average interest rate under the Amended Credit Agreement would change the pro forma cash interest expense by $0.3 million for 1997, $0.2 million for the nine months ended September 28, 1997 and $0.4 million, for the nine months ended September 27, 1998.

(g) We have calculated the ratio of earnings to fixed charges by dividing (1) earnings available for fixed charges (earnings/(loss)) before income taxes and the cumulative effect of changes in accounting principles plus fixed charges (excluding capitalized interest) by (2) fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs) on all debt, the portion of rental expense that is representative of the interest factor (deemed by us to be one-third) and capitalized interest. In 1995, earnings were insufficient to cover fixed charges by $206.2 million after giving effect to the pre-tax expense for restructuring and other charges of $247.0 million; excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges for 1995 was 1.6x. In 1996, we recorded a pre-tax expense for restructuring and other special charges of $150.0 million ($7.0 million of which was recorded in cost of goods sold); excluding the pre-tax restructuring and other special charges, the ratio of earnings to fixed charges for 1996 was 3.8x. In 1997, earnings were insufficient to cover fixed charges by $194.5 million after giving effect to the pre-tax expense for restructuring and other charges of $340.0 million ($16.5 million of which was recorded in cost of goods sold); excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges for 1997 was 3.4x.

(h) We have calculated the pro forma ratio of earnings to fixed charges by dividing (1) earnings available for fixed charges (earnings/(loss)) before income tax and the cumulative effect of changes in accounting principles plus pro forma fixed charges (excluding capitalized interest) by (2) pro forma fixed charges. Pro forma fixed charges consist of pro forma interest expense as defined in footnote (f) above, plus (1) the portion of rental expense that is representative of the interest expense (deemed by us to be one-third) and (2) capitalized interest. A 0.25% increase or decrease in the assumed average interest rate on borrowings under the Amended Credit Agreement would not change the pro forma ratio of earnings to fixed charges for 1997, the nine months ended September 28, 1997 or the nine months ended September 27, 1998.

                                 RISK FACTORS

        Prior to making an investment decision, you should carefully consider all of the information set forth in this Prospectus Supplement and the Prospectus and, in particular, should evaluate the following risks.

Substantial Level of Debt--Our substantial level of debt could adversely affect our financial health and prevent us from fulfilling our obligations under the Notes.

        We have now and, after the offering, will continue to have a significant amount of debt. The following chart shows certain important credit statistics, without giving pro forma effect to the offering and the net proceeds from it:

                                         At December 31,
                                       -------------------
                                        1997        1998
                                       ------      -------
                                       (dollars in millions,
                                           except ratio)
Cash, cash equivalents and
  short-term investments (1) ......... $ 79.0      $121.6
Total debt ...........................  738.2       829.1
Common stockholders'
   equity ............................  484.4       389.9
Debt to equity ratio .................   1.52x       2.13x

--------------------------
(1) Short-term investments included funds held in trust by Polaroid on behalf of certain officers and senior executives, which amounted to $11.0 million in 1997 and $16.6 million in 1998.

                                         For the
                                     Nine Months Ended
                                   ---------------------
                                   Sept. 28,   Sept. 27,
                                     1997       1998
                                   --------    --------
Ratio of earnings to fixed
  charges .........................   3.6x       1.7x

        Our substantial debt could have important consequences to you. For example, it could:

           o make it more difficult to satisfy our obligations with respect to the Notes and our other outstanding debt;

           o increase our vulnerability to general adverse economic and industry conditions;

           o limit our ability to fund future working capital needs, capital expenditures, acquisitions, research and development costs and other general corporate requirements;

           o require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital needs, capital expenditures and acquisitions, research and development efforts and other general corporate purposes;

           o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

           o place us at a competitive disadvantage compared to our competitors that are less leveraged; and

           o limit, along with the financial and other restrictive covenants in our debt, among other things, our ability to borrow additional funds; and, failing to comply with those covenants, could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

See "Description of Notes--Repurchase at the Option of Holders--Change of Control" and "Description of Certain Debt--The Amended Credit Agreement."

Additional Borrowings Available--Despite current debt levels, we and our subsidiaries may be able to incur substantially more debt. This could further exacerbate the risks described above.

        We and our subsidiaries may be able to incur substantial additional debt in the future. The terms of the Indenture do not fully prohibit us or our subsidiaries from doing so. After completion of the offering, the Amended Credit Agreement would permit additional borrowings of up to $243 million of senior debt. All of those borrowings would be ranked equally with the Notes. In addition, Polaroid Corporation could incur additional amounts of subordinated debt if it were to meet certain financial ratios. If Polaroid Corporation and its subsidiaries incur more debt, the related risks that they now face could intensify. See "Capitalization," "Selected Historical Condensed Consolidated Financial Data," "Description of Notes--Repurchase at the Option of Holders--Change of Control" and "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" and "Description of Certain Debt--The Amended Credit Agreement."

Ability to Service Debt--To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our debt, including the Notes, to execute our business strategy, to make capital expenditures and to fund research and development costs will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, exchange rate fluctuations and other factors, including retail demand and dealer inventory practices, that are beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements and the net proceeds of asset sales will be realized on schedule, or at all, or that future borrowings will be available to us under the Amended Credit Agreement in an amount sufficient to enable us to repay our debt, including the Notes and to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the Notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including borrowings under the Amended Credit Agreement and the Notes, on commercially reasonable terms or at all.

        If we are not able to satisfy such cash requirements, we could be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, restructuring our debt or selling assets or operations. We cannot assure you that any of such actions could be effected, that they would enable us to continue to satisfy our capital requirements or that we would be permitted to take such actions under the terms of our various debt instruments then in effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Liquidity and Capital Resources," "Description of Notes" and "Description of Certain Debt."

Effective Subordination--Holders of Notes will be effectively subordinated to the extent that borrowings under the Amended Credit Facility are secured by collateral and, to the extent that our subsidiaries issue debt and incur trade payables, by that debt and those trade payables.

        Although the Notes will be ranked equally with borrowings under the Amended Credit Agreement, borrowings under the Amended Credit Agreement are secured by certain of Polaroid Corporation's and its domestic subsidiaries' inventories and accounts receivable. As a result, upon any distribution to creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to our property, holders of Notes will be effectively subordinated to the lenders under the Amended Credit Agreement to the extent of the value of the collateral securing borrowings under it.

        The Notes will effectively be junior to all liabilities (including trade payables) of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of these liabilities, our subsidiaries may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. At December 31, 1998, our subsidiaries had $267.9 million of outstanding liabilities (including trade payables), net of intercompany liabilities. The Indenture governing the Notes will permit us and our subsidiaries to incur additional debt, including secured debt under certain circumstances.

Financing Change of Control Offer--We may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding Notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of Notes or that restrictions in the Amended Credit Agreement will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations which would increase the level of our debt, would not constitute a "Change of Control" under the Indenture. See "Description of Notes--Repurchase at the Option of Holders."

Restrictions Imposed by the Terms of Debt--If we cannot comply with these restrictions, we could be required to repay our debt.

        Our ability to comply with the relevant financial ratios and tests in our debt instruments can also be affected by the factors described above under "Ability to Service Debt." We cannot assure you that we will be able to comply with these provisions. The breach of any of these covenants or the failure to fulfill those obligations and the lapse of any applicable grace period would result in an event of default under the applicable debt instruments. The holders of this debt then could declare all amounts outstanding under their debt instruments to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to repay in full borrowings under our outstanding debt instruments, if such debt were to be accelerated upon an event of default or, in the case of our debt instruments, upon a required repurchase in the event of a change of control, or that we would be able to refinance or restructure our payments on such debt. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. See "--Substantial Level of Debt," "Description of Notes" and "Description of Certain Debt."

Liquidity and Financial Flexibility--Our uses of cash, degree of leverage and long-term debt ratings may reduce our liquidity and financial flexibility.

        Our uses of cash, operating performance, degree of leverage and long-term debt ratings may reduce our liquidity and financial flexibility in the future. We anticipate that we will have substantial cash needs in the foreseeable future due to our business strategy, particularly of introducing between 20 to 25 new products every year and the cost of severance payments from our restructurings; our expected capital expenditures; our research, engineering and development costs; and our need to service and refinance our debt. We do not expect, however, that our business will generate sufficient cash flow from operations to fund all of these needs.

        Our ability to secure additional financing in the future at attractive interest rates, or at all, will be negatively affected if we are not able to successfully implement our business strategy and achieve profitability, by the degree to which we are leveraged and our long-term debt ratings, which were lowered since the third quarter of 1998 to below investment grade. As a result, we expect that the factors discussed above may reduce our liquidity and financial flexibility in the future.

Ability to Implement Business Strategy--If we are unable to implement our business strategy, our ability to service and repay the Notes could be impaired.

        We have implemented a business strategy to revitalize our instant imaging business which calls for, among other steps, the introduction of between 20 and 25 new products each year, the expansion of certain profitable businesses, and the continued reduction of costs and the improvement of operating efficiencies from our restructurings. If we are unable to effectively implement this strategy, our ability to generate sufficient cash flow to service and repay the Notes could be impaired.

Net Losses--If we experience further net losses, our ability to service and repay the Notes could be impaired.

        We experienced net losses for four of the last five fiscal years. These losses have been primarily due to the cost of our restructurings, dealers' reduction of their inventories of our products and the deterioration of economic conditions in the emerging markets in which we operate. If we continue to experience net losses, we may be required to find additional sources of financing to fund operating deficits, implement our business strategy and meet anticipated capital expenditures, research and development costs and financing commitments. We cannot assure you that if we need to obtain such financing that we will find it on acceptable terms or that it would be permitted under the Indenture or the Amended Credit Agreement. Accordingly, if we continue to experience net losses in the future, our ability to service and repay the Notes could be impaired.

Developing Digital Imaging Products Market--
        We cannot assure you that we will be successful in the digital imaging market. Whether we are successful or unsuccessful, the market for digital imaging products could erode our instant photography business.

        Our ability to effectively compete in the digital imaging market is dependent on our ability to develop new digital imaging products, including digital hardware with chemical-based media, in a profitable and timely manner and to market them effectively. In many instances, we will enhance our ability to succeed if we develop meaningful strategic business relationships with other companies. The market for digital imaging products is, however, highly competitive in price, quality and product performance. Because it is a young market, with high research and development and other costs, it is also currently a low margin business. Many of our competitors have greater financial and other resources and have more experience serving the demands of these markets. Accordingly, we cannot assure you that we will succeed in the digital imaging business.

        In addition, markets for digital imaging products are increasing rapidly and over time may erode either the growth or the absolute size of our instant photography business.

Failure to Market New Products--If we are unable to sell new products, our future results may be negatively affected. In addition, some of our new products will replace or compete with our existing products.

        Our plan to increase profits relies on the development of new products and their speedy introduction into the market. Future operating results may be negatively affected if we are unable to promptly design, develop, manufacture and market innovative imaging products that receive customer acceptance. In addition, because some of our new products will replace or compete with existing products, our operating results could be adversely affected even if we are successful in developing and introducing new products.

Failure to Reduce Cycle Time--Failure to further reduce cycle time in bringing new products to market or to manage the transition to new products effectively could negatively affect our operating results.

        We have already reduced and are committed to further reducing our cycle time in bringing new products to market. We cannot assure you, however, that we will succeed in this endeavor. Shorter cycle times present a challenge for the effective management of the transition from existing products to new products and could negatively affect our future operating results.

Highly Competitive Markets--New products of competitors and price competition on existing products could have a material adverse effect on our business and financial results.

        The timing and introduction of new products by our competitors could have a material negative impact upon our introduction of new or enhanced products. We have competitors worldwide, ranging from large corporations to smaller and more specialized companies. In the instant imaging market, we face competition from Fuji, which has announced that it will introduce selected new competitive products in Japan and Europe. In the digital imaging market, we face competition from Eastman Kodak Company ("Kodak"), Fuji, Hewlett-Packard Company ("Hewlett-Packard"), Canon U.S.A., Inc. ("Canon"), Sony Corporation ("Sony") and others. Many of our competitors are larger than us and have greater financial and other resources. We cannot assure you that we will be able to compete successfully, and our failure to do so could have a material adverse effect on our business and financial results.

Customer Concentration--We are dependent on several customers, the loss of which could have a material adverse effect on our business and financial results.

        For the year ended December 31, 1998, our ten largest customers accounted for approximately 25% of our net sales, and one customer, Wal-Mart Stores, Inc. ("Wal-Mart"), accounted for 13% of our net sales. If Wal-Mart or several of our other top customers were to stop purchasing our products or significantly change their purchasing practices, there would be a material adverse effect on our business and financial results.

Troubled Emerging Markets--We cannot assure you that we will be able to increase our revenues from emerging markets in the future.

        We continue to believe that the emerging markets in which we operate may offer us attractive growth opportunities in the future. These markets are, however, considerably less stable than more established markets and continue to be troubled. For the foreseeable future, we do not anticipate that we will generate revenues in material amounts from Russia or certain other emerging markets. In Asia, the currency crisis and instability of the financial system have continued to negatively affect our net sales. Accordingly, we cannot assure you that we will be able to increase our revenues from the emerging markets in which we operate.

Foreign Exchange Rate Fluctuations--Foreign exchange rate fluctuations could have a material adverse effect on our business and financial results.

        We sell and market our products worldwide. A major risk associated with our worldwide operations is the fluctuation of foreign exchange rates, particularly the Japanese yen and German mark. Although we engage in some foreign exchange hedging, fluctuations in foreign currencies could have a material adverse effect on our business and financial results.

Raw Materials and Supplies--Our business is dependent on the availability of certain raw materials and supplies, the unavailability of which could have a material adverse effect on our business and financial results.

        Our business is affected by the price and availability of several raw materials and supplies, such as chemicals, polyester film base, specialty paper and electronic components, that we use to manufacture our products. Our business, therefore, could be adversely affected by our inability to obtain these raw materials and supplies on favorable terms, and, in particular, by an increase in the costs of such raw materials and supplies if we were unable to pass along such price increases to our customers.

Loss of Patents and Trademarks--Patents and trademarks are important to us. In certain cases, their loss would have a material adverse effect on us.

        We obtain patents where feasible to protect our investment in research and development. The ownership of patents contributes to our ability to use our inventions and at the same time may provide significant patent license revenue. In addition, we own a number of valuable trademarks, including the trademark "Polaroid," which are important to our business. The loss of certain significant patents or trademarks would have a material adverse effect on our business and financial results.

Potential Exposure to Environmental Liabilities--
        We may be liable for penalties under a variety of environmental laws.

        Our business and our facilities are subject to a number of federal, state and local laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials.

        Under environmental laws, a current or previous owner or operator of land may be liable for the costs of investigation, removal or remediation of hazardous materials at that property. These laws typically impose liability whether or not the owner or operator of the land knew of, or was responsible for, the presence of the hazardous materials or for the disposal or treatment of hazardous materials. The owner or operator may also be liable for the costs of investigation, removal or remediation of such substances at the disposal or treatment site, regardless of whether the affected site is owned or operated by that party.

        Because we own and operate a number of facilities and because we arrange for the disposal of hazardous materials at many disposal sites, we expect to incur costs for investigation, removal and remediation, as well as capital costs associated with compliance with these laws. In addition, changes in environmental laws or unexpected investigations and clean-up costs could have a material adverse effect on our business and financial condition. See "Business--
Environmental Compliance."

Dependence on Key Personnel--We are dependent on several key senior managers, the loss of which could have a material effect on our business and development.

        Our success depends upon the continued contributions of a number of key senior managers and the loss of the services provided by them could have a material adverse effect on Polaroid. In particular, the loss of the services provided by Gary DiCamillo, our Chairman and Chief Executive Officer, as well as certain other senior managers, could have a material adverse effect upon our business and development. If that were to occur, we cannot assure you that we would be able to locate such qualified personnel or to employ them on acceptable terms or on a timely basis.

        In addition, our continued growth depends in part on our continuing ability to attract and retain qualified senior managers who can implement our business strategy. We cannot assure you that we will be able to attract and retain such senior managers.

Impact of the Year 2000 Problem--The Year
        2000 problem could have a material adverse effect on us.

        The failure of Polaroid and our material third party vendors and suppliers to make their systems Year 2000 compliant could have a material adverse effect on our business and financial results. We believe that the steps that we have taken and expect to take will significantly reduce our exposure to the Year 2000 problem. The Year 2000 problem has, however, certain inherent risks that are difficult to measure, including our ability to test all material systems in a timely basis and the readiness of third party vendors and suppliers. We cannot assure you that we will foresee all Year 2000 problems or correct them on a timely basis.

No Prior Market for Notes--You cannot be sure that an active trading market for the Notes will develop.

        Prior to the offering, there was no public market for the Notes. As a result, you cannot be sure that any market for the Notes will develop or of its liquidity. We have been informed by the Underwriters that they intend to make a market in the Notes after the offering is completed. However, the Underwriters may cease their market-making at any time. In addition, the liquidity of the trading market in the Notes, and the market price for the Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the Notes.

                                USE OF PROCEEDS

        We will use a portion of the net proceeds that we receive from the sale of the Notes to repay the $200 million principal amount of the 8% Notes outstanding upon their maturity on March 15, 1999. Pending repayment of the 8% Notes, we will retain such net proceeds and use a portion thereof to temporarily reduce outstanding debt under the Amended Credit Agreement or our short-term lines of credit. We intend to use the balance of the net proceeds for general corporate purposes, including to reduce outstanding debt under the Amended Credit Agreement or our short-term lines of credit.

                                CAPITALIZATION

        We have set forth in the table below our cash, cash equivalents and short-term investments and capitalization at December 31, 1998 and as adjusted to give effect to the issuance of the Notes and the application of the net proceeds therefrom to repay the 8% Notes, to reduce borrowings under the Amended Credit Agreement and to reduce borrowings under our other short-term facilities. You should use this table along with our consolidated financial statements contained in this Prospectus Supplement and in the documents referred to under "Where You Can Find More Information About Polaroid" on the inside cover of the Prospectus.

                                                            At December 31, 1998
                                                          -----------------------
                                                           Actual     As Adjusted
                                                          --------    -----------
                                                          (dollars in millions)
Cash, cash equivalents and short-term investments (a)     $  121.6     $  121.6
                                                          ========     ========
Total debt:
 8% Notes due March 15, 1999 ........................     $  200.0     $     --
 Amended Credit Agreement (b) .......................        220.0        153.0
 Other short-term facilities (c) ....................        111.7        111.7
 6-3/4% Notes due January 15, 2002 ..................        150.0        150.0
 7-1/4% Notes due January 15, 2007 ..................        150.0        150.0
 11-1/2% Notes due 2006 offered hereby ..............           --        275.0
                                                          --------     --------
  Total debt ........................................     $  831.7     $  839.7

Common stockholders' equity .........................        389.9        389.9
                                                          --------     --------
   Total capitalization .............................     $1,221.6     $1,229.6
                                                          ========     ========

------------

(a) $16.6 million of short-term investments were held by Polaroid in trust on behalf of certain officers and senior executives.

(b) This represents borrowings under our Amended Credit Agreement which provides for loans up to a total dollar amount of $350.0 million on a revolving basis. See "Description of Certain Debt--The Amended Credit Agreement."

(c) Other short-term facilities consist of both committed and uncommitted lines of credit with a number of commercial banks. See "Description of Certain Debt--Short-term Lines of Credit."

           SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA

        This summary of our financial information for the fiscal years 1995 to 1997 and for the nine months ended September 28, 1997 and September 27, 1998 should be read along with our audited and unaudited consolidated financial statements, included in this Prospectus Supplement. Such financial information (other than balance sheet information at December 31, 1995) was taken from these financial statements. The financial statements for those fiscal year periods have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report included in this Prospectus Supplement. The condensed financial statements for those nine month periods are unaudited, and we believe that they fairly present our financial position and results of operations and cash flows for those periods. Our results for the nine months ended September 27, 1998 are not necessarily indicative of our results for a full year.

                                                               Year Ended December 31,                Nine Months Ended
                                                         ------------------------------------    ---------------------------
                                                                                                 September 28,  September 27,
                                                           1995          1996          1997           1997          1998
                                                         --------      --------      --------    ------------   ------------
                                                                (dollars in millions, except ratios)
Income Statement Data:
 Net sales:
  United States ....................................     $1,019.0      $1,060.3      $1,063.0      $  742.0     $  690.8
  International ....................................      1,217.9       1,214.9       1,083.4         796.8        613.3
                                                         --------      --------      --------      --------     --------
  Total net sales ..................................      2,236.9       2,275.2       2,146.4       1,538.8      1,304.1
                                                         --------      --------      --------      --------     --------
 Cost of goods sold ................................      1,298.6       1,283.8       1,229.8         842.2        754.4
 Marketing, research, engineering and
  administrative expenses ..........................        849.1         796.6         752.2         562.1        516.3
 Restructuring and other (a) .......................        247.0         110.0         323.5            --           --
 Special charges (b) ...............................           --          33.0            --            --           --
                                                         --------      --------      --------      --------     --------
  Total costs ......................................      2,394.7       2,223.4       2,305.5       1,404.3      1,270.7
                                                         --------      --------      --------      --------     --------
  Profit/(loss) from operations ....................       (157.8)         51.8        (159.1)        134.5         33.4
                                                         --------      --------      --------      --------     --------
 Other income/(expense):
  Interest income ..................................          8.7           5.1           3.7           2.3          1.8
  Other ............................................          (.2)         21.7          11.3          14.8         42.5
                                                         --------      --------      --------      --------     --------
  Total other income ...............................          8.5          26.8          15.0          17.1         44.3
 Interest expense ..................................         52.1          47.4          47.8          34.6         40.1
                                                         --------      --------      --------      --------     --------
  Earnings/(loss) before income tax
    expense/(benefit) ..............................       (201.4)         31.2        (191.9)        117.0         37.6
 Federal, state and foreign income tax
  expense/(benefit) ................................        (61.2)         16.2         (65.2)         40.9         13.1
                                                         --------      --------      --------      --------     --------
  Earnings/(loss) before extraordinary
    item ...........................................       (140.2)         15.0        (126.7)         76.1         24.5
 Extraordinary item (c) ............................           --         (56.1)           --            --           --
                                                         --------      --------      --------      --------     --------
  Net earnings (loss) ..............................     $ (140.2)     $  (41.1)     $ (126.7)     $   76.1     $   24.5
                                                         ========      ========      ========      ========     ========
Balance Sheet Data (at period end):
 Cash and short-term investments ...................     $   83.1      $   78.3      $   79.0      $   66.7     $   36.0
 Working capital ...................................        730.3         623.3         556.6         705.6        279.1
 Total assets ......................................      2,261.8       2,201.6       2,132.7       2,230.1      2,196.6
 Total debt ........................................        726.8         652.5         738.2         684.3        850.3
 Common stockholders' equity .......................        717.7         658.2         484.4         729.3        461.4
Other Data:
 EBITDA (d) ........................................     $  (24.1)     $  171.3      $  (46.2)     $  227.6     $  106.3
 Adjusted EBITDA (e) ...............................        222.9         321.3         293.8         227.6        106.3
 Depreciation and amortization (f) .................        133.7         119.5         112.9          93.1         72.9
 Capital expenditures ..............................        167.9         121.8         134.3          89.8        125.9
 Ratio of earnings to fixed charges (g) ............           --           1.4x           --           3.6x         1.7x

                                        (Footnotes appear on the following page)

------------
(a) Restructuring and other charges represent pre-tax charges which we recorded in connection with restructurings we have taken each year since 1995. In 1995, we recorded a pre-tax restructuring charge of $247 million that consisted of (1) an $85 million write-off of equipment and other fixed assets, (2) a $30 million write-off of inventory and accrual of other costs primarily associated with the Polaroid Captiva product line, (3) $55 million in involuntary severance costs and (4) $77 million in charges in early 1995 for severance costs and a write-down of fixed assets. In 1996, we recorded a pre-tax restructuring charge of $110 million in incremental severance costs which represented the balance of severance and non-cash charges for pension enhancement costs from the 1995 restructuring and inventory write-downs. In 1997, we recorded a pre-tax restructuring charge of $340 million that consisted of (1) $150 million for an involuntary severance program and (2) $173.5 million of write-downs of various fixed assets and, in addition, (3) we wrote down $16.5 million in inventory which were included in cost of goods sold. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--1997 Compared with 1996--Restructuring Charges" and "--1996 Compared with 1995--Restructuring Charges."

(b) In 1996, we recorded special pre-tax charges of $40 million relating to the sale of our line of Helios medical diagnostic imaging equipment products and the write-down of parts and capital equipment and other costs relating to a canceled printer project. Of the $40 million total, we wrote off approximately $7 million of inventory in cost of goods sold and recorded $33 million as special charges.

(c) In 1996, we recorded an extraordinary loss of $56.1 million (net of a tax benefit of $1.5 million) related to the retirement of an issue of our convertible debentures of approximately $140 million total principal amount.

(d) We have calculated EBITDA by adding profit/(loss) from operations, depreciation and amortization. EBITDA is presented because it is a widely accepted measure of a company's ability to pay interest, repay debt, incur new debt, make capital expenditures and fund other corporate expenses. EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles and does not necessarily indicate that cash flows will be sufficient to fund all of a company's cash needs. Our calculation of EBITDA may differ from that performed by other companies and, thus, the amounts disclosed in the table above for EBITDA may not be comparable directly to similarly titled measures disclosed by other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(e) We have calculated Adjusted EBITDA by adding to EBITDA certain items of income and expense consisting of: (1) restructuring/other charges in the periods indicated in the table below, summarized in footnote (a) above and
    (2) special charges in the periods indicated in the table below which we have summarized in footnote (b) above. In addition, our calculation of Adjusted EBITDA may differ from that performed by other companies and, thus, the amounts disclosed in the table below for Adjusted EBITDA may not be comparable directly to similarly titled measures disclosed by other companies. "Management's Discussion and Analysis of Financial Condition and Results of Operations." We summarize below EBITDA, historical adjustments to EBITDA and Adjusted EBITDA:

                                                Year Ended December 31,             Nine Months Ended
                                           --------------------------------    ----------------------------
                                                                               September 28,   September 27,
                                             1995        1996        1997          1997           1998
                                           --------    --------    --------    ------------    ------------
                                                                (dollars in millions)
  EBITDA ................................  $  (24.1)   $  171.3    $  (46.2)      $ 227.6        $ 106.3
  Adjustments:
    Restructuring/other charges .........     247.0       143.0       323.5            --             --
    Inventory write-downs ...............        --         7.0        16.5            --             --
                                           --------    --------    --------       -------        -------
    Total adjustments ...................     247.0       150.0       340.0            --             --
                                           --------    --------    --------       -------        -------
   Adjusted EBITDA ......................  $  222.9    $  321.3    $  293.8       $ 227.6        $ 106.3
                                           ========    ========    ========       =======        =======

(f) We summarize below depreciation and amortization:

                                                 Year Ended December 31,             Nine Months Ended
                                            --------------------------------    ----------------------------
                                                                                September 28,   September 27,
                                              1995        1996        1997          1997           1998
                                            --------    --------    --------    ------------    ------------
                                                                 (dollars in millions)
  Depreciation ...........................  $  132.7    $  118.3    $  111.5       $  92.1        $  70.7
  Amortization ...........................       1.0         1.2         1.4           1.0            2.2
                                            --------    --------    --------       -------        -------
   Depreciation and amortization .........  $  133.7    $  119.5    $  112.9       $  93.1        $  72.9
                                            ========    ========    ========       =======        =======

(g) We have calculated the ratio of earnings to fixed charges by dividing (1) earnings available for fixed charges (earnings/(loss)) before income taxes and the cumulative effect of changes in accounting principles plus fixed charges (excluding capitalized interest) by (2) fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs) on all debt, the portion of rental expense that is representative of the interest factor (deemed by us to be one-third) and capitalized interest. In 1995, earnings were insufficient to cover fixed charges by $206.2 million after giving effect to the pre-tax expense for restructuring and other charges of $247.0 million; excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges for 1995 was 1.6x. In 1996, we recorded a pre-tax expense for restructuring and other special charges of $150.0 million ($7.0 million of which was recorded in cost of goods sold); excluding the pre-tax restructuring and other special charges, the ratio of earnings to fixed charges for 1996 was 3.8x. In 1997, earnings were insufficient to cover fixed charges by $194.5 million after giving effect to the pre-tax expense for restructuring and other charges of $340.0 million ($16.5 million of which was recorded in cost of goods sold); excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges for 1997 was 3.4x.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

        Since 1995, we have been pursuing a strategy of using our leading position in instant imaging products, widely recognized brand name, global distribution network and imaging and other technical expertise to increase our revenues and profits. At the same time, to make us more competitive and able to introduce new products more quickly, we have reduced our costs and improved operating efficiencies by reducing marketing, research, engineering and administrative expenses, rationalizing our manufacturing operations and upgrading our data management systems. Although we have been successful in introducing new products, as discussed below, declines in net sales in 1997 and the first nine months of 1998 and our restructuring programs have reduced our profit from operations and resulted in increased debt and higher interest costs. For additional information regarding our results from operations for the year ended December 31, 1998, see "Prospectus Supplement Summary--
The Company--Recent Results."

        Our principal products are:
        o   instant and digital cameras;
        o   instant film, including over 75 varieties; and
        o   digital peripherals, software and systems solutions.

For the nine months ended September 27, 1998, sales of our principal products accounted for over 85% of our net sales. Because we design our cameras only to use our film, our previously sold cameras generate recurring sales of instant film that support our cash flow. Sales of our instant film account for a substantial portion of our profit from operations.

        In 1996, our worldwide net sales reached $2.3 billion, and our profit from operations was $51.8 million. Excluding restructuring and other special charges, our profit from operations would have been $201.8 million. International net sales accounted for approximately 53% of our net sales in 1996, and net sales in the United States accounted for the balance.

        In 1997, our operating results began to be negatively affected by several factors. Our worldwide net sales decreased to $2.1 billion. Our international net sales declined to $1.08 billion in 1997 from $1.21 billion in 1996, an 11% decrease, primarily due to the strengthening of the U.S. dollar and lower net sales in Russia and China. In contrast, our 1997 U.S. net sales were essentially unchanged from 1996 at $1.06 billion. While U.S. shipments of instant cameras increased in 1997, U.S. shipments of instant film decreased slightly. As a result of restructuring and other charges and other write-offs, which were unrelated to the restructuring, we had a loss from operations in 1997 of $159.1 million but, excluding these items our profit from operations would have been $200.6 million, nearly the same as in 1996 after excluding restructuring and other special charges in that year.

        For the first nine months of 1998, our profit from operations declined to $33.4 million from $134.5 million for the corresponding period in 1997 due to a continued decline in international net sales and a decline in U.S. net sales. During the nine months ended September 27, 1998, our U.S. net sales accounted for 53% of our net sales, and international net sales accounted for the balance.

        International net sales declined to $613.3 million in the nine months ended September 27, 1998 from $796.8 million in the corresponding period in 1997, a 23% decrease, primarily due to declines in instant film sales, primarily in Russia, Asia and other emerging markets, and the continued strengthening of the U.S. dollar. In the third quarter of 1998, we ceased shipments to Russia. In the nine months ended September 27, 1998, our U.S. net sales decreased to $690.8 million from $742 million for the corresponding period in 1997, a 7% decrease. The decrease in U.S. net sales was primarily due to lower sales of instant film as we, in conjunction with our dealers, implemented a plan to decrease inventories at the dealer level in the United States. In the first nine months of 1998, U.S. unit shipments of instant cameras decreased 18% and shipments of instant film decreased 14% compared to the corresponding period in 1997. The decrease was offset in part by increased sales of digital imaging products which, in part, resulted from our acquisition of two digital imaging companies in the third quarter of 1998. During the first nine months of 1998, at the retail level, U.S. unit volumes of instant cameras increased 1%, but continuing the trend in 1997, unit volumes of instant film decreased 4% compared to the first nine months of 1997. The sale of new products offset these declines only in part because they were introduced in late 1998 and only to certain targeted markets.

        Since 1995, we have restructured our operations. During this period, we recorded restructuring and other charges totaling $860.2 million, including $340 million in 1997 and a write-down of inventory of $19.7 million, which was unrelated to restructuring, and, in 1998, $50 million to cover costs of extending the 1997 restructuring. In addition, we wrote down $53.5 million of assets, which was unrelated to restructuring, primarily in Russia. Taken together, our restructurings resulted in a reduction in our workforce from 12,104 employees at the beginning of 1995 to 9,274 at the end of 1998, with an estimated reduction to 8,500 by the end of 1999, the closure or consolidation of manufacturing and distribution facilities and the sale of 14 properties for net proceeds of approximately $220 million, including the sale of a new distribution warehouse in Norton, Massachusetts, which we simultaneously leased back in February 1999. We believe that these restructurings generated approximately $200 million of savings in 1998 and will generate incremental savings of $60 million in 1999 and $25 million in 2000. Our restructurings and other cost control measures have helped to reduce the amount of our cost of goods sold and marketing, research, engineering and administrative expenses in each year since 1995. Because our net sales have also decreased during this period, these items as a percent of net sales have not decreased. These actions have reduced, however, the effect of the decline in net sales in 1997 and the first nine months of 1998 and, we believe, have made us more competitive for the future.

        We anticipate that our operating results in 1999 will exceed our operating results in 1998 due to increased sales to dealers following their 1998 reductions of inventories of our products, sales of new products and cost savings from our 1997 and 1998 restructurings. We expect, however, that these factors will be offset, in part, by increased competition, including from Fuji, a small reduction in retail demand for our traditional instant film and an increase in interest expense due to higher levels of outstanding debt and higher interest rates. We do not expect that any of the emerging markets in which we operate will improve in 1999. Although this outlook represents our best estimate, we cannot assure you that we will achieve these results. Our actual results will be affected by numerous market and other forces, many of which are beyond our control. See "Risk Factors."

        From December 31, 1997 to December 31, 1998, our total debt increased from approximately $738 million to approximately $829 million. However, our total debt, net of cash, cash equivalents and short-term investments at December 31, 1998 was approximately $708 million, an increase from approximately $659 million at December 31, 1997. In 1997, $11.0 million of and, in 1998, $16.6 million of the short-term investments listed above were held in trust by Polaroid on behalf of certain of our officers and senior executives. Our debt increased in this period due to the cost of severance payments, stock repurchases and capital expenditures associated with the development of new products and our new enterprise-wide software system and the costs of acquiring two digital imaging companies, which more than offset the net proceeds from the sale of certain properties.

       Since the end of the third quarter of 1998, the three rating agencies that rate our long-term debt lowered their ratings. Standard & Poor's lowered its rating twice resulting in a decline from BBB- to BB- and issued a negative ratings outlook. Moody's lowered its rating from Baa3 to Ba3. Duff & Phelps lowered its ratings twice resulting in a decline from BBB- to BB. The effect of these actions by the rating agencies will be to increase the cost of incurring additional debt in the future.

        Our ability to incur additional debt is limited by covenants contained in the Amended Credit Agreement and will be limited by the covenants contained in the Indenture relating to the Notes. At December 31, 1998, assuming the issuance of the Notes and the application of the net proceeds to repay the 8% Notes and reduce debt outstanding under the Amended Credit Agreement and our short-term lines of debt, the Amended Credit Agreement and the Indenture would have permitted us to incur up to an additional $243 million of senior debt and to incur additional amounts of subordinated debt if we meet certain financial ratios.

        We have summarized the relation of our net sales and expense items to total net sales for each of the three years ended December 31, 1995 through 1997 and for the nine month periods ended September 28, 1997 and September 27, 1998.

                                                                 Income and Expense Items as a Percent of Net Sales
                                                         ------------------------------------------------------------------
                                                               Year Ended December 31,               Nine Months Ended
                                                         ------------------------------------    --------------------------
                                                                                                 September 28, September 27,
                                                           1995          1996          1997          1997          1998
                                                         --------      --------      --------    ------------  -----------
Income and Expense Items:
Net sales:
  United States ....................................           46%           47%           50%           48%          53%
  International ....................................           54            53            50            52           47
                                                         --------      --------      --------      --------     --------
  Total net sales ..................................          100           100           100           100          100
Cost of goods sold .................................           58            56            57            55           58
Marketing, research, engineering
  and administrative expenses ......................           38            35            35            37           40
Restructuring and other
  expenses .........................................           11             5            15            --           --
Special charges ....................................           --             2            --            --           --
                                                         --------      --------      --------      --------     --------
 Profit/(loss) from operations .....................           (7)            2            (7)            9            3
                                                         --------      --------      --------      --------     --------
Other income .......................................           --             1            --             1            3
Interest expense ...................................            2             2             2             2            3
                                                         --------      --------      --------      --------     --------
  Earnings/(loss) before income
   tax expense/(benefit) ...........................           (9)            1            (9)            8            3
Federal, state and foreign
  income tax expense/(benefit) .....................           (3)           --            (3)            3            1
                                                         --------      --------      --------      --------     --------
  Earnings/(loss) before
   extraordinary item ..............................           (6)            1            (6)            5            2
Extraordinary item .................................           --            (3)           --            --           --
                                                         --------      --------      --------      --------     --------
  Net income/(loss) ................................           (6)%          (2)%          (6)%           5%           2%
                                                         ========      ========      ========      ========     ========

Results of Operations

        Three Months Ended September 27, 1998 Compared to Three Months Ended
              September 28, 1997

        Worldwide Net Sales

        Our worldwide net sales were $448.8 million in the third quarter of 1998 compared to $516.4 million in the third quarter of 1997. On a unit basis, worldwide shipments of cameras decreased 10% and worldwide shipments of instant film decreased 18% in the third quarter of 1998 compared to the same period in 1997. On a worldwide basis, conventional film shipments decreased 19% while shipments of videotapes decreased 24% in the third quarter of 1998 compared to the same period in 1997.

        U.S. Net Sales

        Net sales in the United States during the third quarter of 1998 totaled $263.0 million versus $258.7 million recorded in the third quarter of 1997. The increase was largely due to sales of new products, including digital products and newly acquired digital businesses, which were offset by lower sales of instant film. On a unit basis, our shipments to customers of instant cameras decreased 19% and shipments to customers of instant film decreased 6% in the third quarter of 1998 compared to the same period in 1997. Although retail unit sales of instant cameras increased 11%, retail unit sales of integral film declined 7% versus the third quarter of 1997. Shipments to customers of conventional film decreased 4% and shipments to customers of videotapes decreased 24% in the third quarter of 1998 compared to the same period in 1997.

        International Net Sales

        International net sales declined from $257.7 million in the third quarter of 1997 to $185.8 million in the third quarter of 1998. About half of this decrease was due to declines in net sales in Russia, principally of instant film, as we ceased shipments there. In addition, we took back product from dealers, offsetting the loss associated with these returns by reducing a previously established reserve intended for this purpose. The decrease in international net sales was also due to lower net sales of instant film in other emerging markets as economic conditions continued to deteriorate and, to a lesser degree, the strengthening of the U.S. dollar. On a unit basis, international shipments of instant cameras decreased less than 1% while shipments of instant film decreased 28% in the third quarter of 1998 compared to the same period in 1997. International shipments of both conventional film and videotapes decreased 29% in the third quarter of 1998 compared to the same period in 1997.

        Gross Margin

        Gross margin, as a percent of net sales, decreased to 43% in the third quarter of 1998 from 46% in the third quarter of 1997. This decrease was primarily due to the impact of lower worldwide net sales of instant film.

        Marketing, Research, Engineering and  Administrative Expenses

        Marketing, research, engineering and administrative expenses decreased from $188.1 million in the third quarter of 1997 to $151.6 million in the third quarter of 1998. This decrease was primarily due to savings from our restructurings, lower incentive compensation expense and the impact of the reduction in the receivables reserve associated with returns from Russia. To a lesser degree, the decrease was also the result of a stronger U.S. dollar and general spending efficiencies (i.e., lower variable selling, marketing, advertising and promotion expenses.)

        Profit From Operations

        Profit from operations for the third quarter of 1998 was $41.6 million compared to $51.0 million in the third quarter of 1997. The decrease was largely due to declines in net sales of instant film, including Russia and other emerging markets. The impact of this decrease in net sales of instant film was offset in part by savings from our restructurings and reductions of losses from our digital imaging products.

        Other Income

        In the third quarter of 1998, other income was $18.7 million compared to other income of $0.2 million in the third quarter of 1997. Third quarter 1998 other income included a gain of $18.9 million from the sale of real estate. The third quarter 1997 other income was primarily a combination of a gain on a real estate sale of $19.5 million offset by a donation valued at $19.1 million to endow charitable giving.

        Interest Expense

        Interest expense was $14.5 million in the third quarter of 1998 compared to $11.7 million in the third quarter of 1997. The increase was primarily due to higher levels of debt and other obligations.

        Income Tax Expense

        Income tax expense was $16.0 million in the third quarter of 1998 compared to $13.8 million in the same period a year ago. The effective income tax rate was 35% for both the third quarter of 1998 and 1997.

        Net Earnings

        Net earnings for the third quarter of 1998 were $29.8 million, compared to net earnings of $25.7 million for the third quarter of 1997.

        Nine Months Ended September 27, 1998 Compared to Nine Months Ended
              September 28, 1997

        Worldwide Net Sales

        Worldwide net sales for the first nine months of 1998 decreased 15% to $1.30 billion from $1.54 billion for the first nine months of 1997. On a unit basis, during the first nine months of 1998, worldwide shipments of instant cameras decreased 14% and worldwide shipments of instant film declined 22% compared with the same period in 1997. Worldwide shipments of conventional film declined 7% and videotapes declined 10% in the first nine months of 1998 versus the first nine months of 1997.

        U.S. Net Sales

        U.S. net sales decreased 7% to $690.8 million for the first nine months of 1998 compared to $742.0 million for the same period in 1997. This decrease was principally due to lower net sales of instant film as we, in conjunction with our dealers, implemented a plan to reduce inventories at the dealer level in the United States. This decrease was offset in part by increased sales of digital imaging products. In the first nine months of 1998, unit shipments to customers of instant cameras declined 18% and shipments to customers of instant film declined 14% compared to the first nine months of 1997. During the first nine months of 1998, at the retail level, unit volumes of instant cameras increased 1% and unit volumes of integral film decreased 4% versus the first nine months of 1997. Shipments to customers of conventional film increased 9% and shipments of videotapes decreased 8% during the first nine months of 1998 versus the same period in 1997.

        International Net Sales

        International net sales decreased 23% to $613.3 million for the first nine months of 1998 compared to $796.8 million for the same period in 1997. This reduction was due to declines in instant film sales primarily in Russia, Asia and other emerging markets. The decline was also partly attributable to the adverse impact of foreign exchange. On a unit basis, shipments to customers of instant cameras decreased 11% and shipments of instant film declined 28% during the first nine months of 1998 compared with the same period in 1997. Shipments to customers of conventional film decreased 20% and shipments of videotapes to customers decreased 36% during the first nine months of 1998 versus the same period in 1997.

        Gross Margin

        Gross margin as a percent of net sales was 42% for the first nine months of 1998 compared to 45% for the first nine months of 1997. The decrease was primarily due to the impact of lower worldwide net sales of instant film.

        Marketing, Research, Engineering and  Administrative Expenses

        Marketing, research, engineering and administrative expenses for the first nine months of 1998 decreased to $516.3 million from $562.1 million in the first nine months of 1997. This decrease was largely due to savings from our restructurings, a stronger U.S. dollar and general spending efficiencies (i.e., lower net variable selling, marketing, advertising and promotion expenses.)

        Profit From Operations

        Profit from operations was $33.4 million in the first nine months of 1998 compared to $134.5 million in the first nine months of 1997. This decrease was principally due to lower net sales of instant film as we, in conjunction with our dealers, implemented a plan to reduce inventories at the dealer level in the United States and to declines in Russia and other emerging markets. These adverse factors were offset in part by savings from our restructurings and reductions of losses from our digital imaging products.

        Other Income

        Other income for the first nine months of 1998 was $44.3 million compared to $17.1 million for the first nine months of 1997. In the first nine months of 1998, other income includes $44.7 million in gains from the sale of real estate. Other income in the first nine months of 1997 included a $15.8 million gain primarily attributable to the change in our method of applying Financial Accounting Standards Board Statement No. 52, "Foreign Currency Translation" for translating the financial results of most of our foreign subsidiaries from dollar functional to local currency functional. Also, in the first nine months of 1997 other income was a combination of a gain on a real estate sale valued at $19.5 million offset by a donation valued at $19.1 million to endow charitable giving in 1997.

        Interest Expense

        Interest expense was $40.1 million and $34.6 million in the first nine months of 1998 and 1997, respectively. The increase was primarily due to higher levels of debt and other obligations.

        Income Tax Expense

        The income tax expense was $13.1 million in the first nine months of 1998 compared to an income tax expense of $40.9 million in the same period a year ago. The effective tax rate was 35% for both the first nine months of 1998 and 1997.

        Net Earnings

        For the first nine months of 1998, net earnings were $24.5 million compared to net earnings of $76.1 million for the first nine months of 1997.

        1997 Compared with 1996

        Worldwide Net Sales

        Our worldwide net sales decreased 6% to $2.15 billion in 1997 compared with $2.28 billion in 1996, primarily because of the strengthening of the U.S. dollar and lower sales in Russia and China. Worldwide shipments of instant film in 1997 decreased 5% compared to 1996. We sold 5.1 million cameras in both 1997 and 1996. Excluding Russia, 1997 camera shipments increased 7% compared to 1996. In addition, worldwide shipments of conventional film in 1997 increased 12% while videotape shipments declined 14% in 1997.

        U.S. Net Sales

        Net sales in the United States were $1.06 billion in both 1997 and 1996. In 1997, U.S. shipments of instant cameras increased 17% and shipments of instant film decreased less than 1% compared to 1996. Conventional film shipments increased 24% while shipments of videotapes decreased 13% in 1997 compared with 1996. In addition, in 1997, net sales reflected a reduction of approximately $10 million in licensing income.

        International Net Sales

        International net sales in 1997 decreased 11% to $1.08 billion compared to $1.21 billion in 1996. The decline was primarily due to the strengthening of the U.S. dollar and lower net sales in Russia and China. International shipments of instant cameras decreased 11% and instant film shipments decreased 8% in 1997 compared to 1996. The decline in international shipments of instant cameras was primarily due to declines in Russia, while the decrease in international shipments of film was due to decreases in Russia and China.

        Gross Margin

        Gross margin, as a percent of net sales, decreased to 43% for 1997 from 44% in 1996. Excluding inventory write-offs related to our restructuring and other special charges ($17 million in 1997 and $7 million in 1996) and the above normal inventory write-offs recorded in the fourth quarter of 1997 of $19.7 million (which were unrelated to the restructuring), gross margin was 44% in both 1997 and 1996.

        Marketing, Research, Engineering and  Administrative Expenses

        Marketing research, engineering and administrative expenses declined to $752 million in 1997 from $797 million in 1996. This decline was primarily a result of a reduction in digital imaging spending, a stronger U.S. dollar and lower incentive payments offset in part by an increase in spending primarily in marketing and research and engineering expenses. In both years, overhead as a percent of net sales totaled 35%.

        Restructuring Charges

In December 1997, we announced a broad-based program to streamline operations and enhance earnings by consolidating and selling manufacturing facilities and reducing our corporate overhead structure. The total pre-tax expenses recorded in the fourth quarter of 1997 for restructuring and other charges related to this program were $340 million. Of this amount, $17 million represented inventory write-downs which were included in cost of goods sold.

        The 1997 restructuring and other charges included approximately $150 million related to an involuntary severance program under which approximately 1,800 employees are to leave Polaroid (approximately 40% from manufacturing and 60% from non-manufacturing jobs) over approximately 18 months. Most of the cash severance payments related to this program are expected to be paid by the end of 1999. No cash payments were made under the program in 1997.

        The remainder of the restructuring and other charges of $190 million primarily relates to the write-down of assets. Approximately $106 million of this amount was related to the write-down of our underutilized New Bedford coating facility to an independently determined fair value of approximately $18 million. We are considering several strategic options for future use of this facility, including an outright sale. In addition, approximately $22 million was for the write-off of battery assembly equipment not required to support our anticipated production requirements. The 1997 restructuring and other charges also included approximately $26 million related to our underutilized chemical manufacturing facility in Freetown, Massachusetts, that we sold in February 1998. Under the terms of the agreement to sell this facility, we entered into a long-term supply agreement with the purchaser, International Specialties Products, Inc., to purchase certain specialty chemicals used to manufacture our instant film. The remainder of these write-downs related primarily to the other assets which were no longer required and ultimately to be disposed of and inventory write-downs related to restructured operations.

        In 1996, restructuring and other special charges totaled $150 million pre-tax of which $110 million was recorded in the first quarter of 1996 and $40 million was recorded in the fourth quarter of 1996.

        In 1997, we incurred an operating loss of $159 million compared with a profit from operations of $52 million in 1996. Excluding restructuring and other special charges and the above normal inventory write-offs (which were unrelated to restructuring), the profit from operations would have been $201 million in 1997 versus $202 million in 1996. Compared with 1996, we were adversely affected by foreign exchange, lower volume in Russia and China and lower licensing income. These factors were offset in part by reductions in digital losses of approximately $42 million and savings and efficiencies from the restructuring program.

        Other Income

        Other income was $15 million in 1997 compared to $27 million in 1996. In 1997, other income included a $16 million gain primarily attributable to the change in our method of applying Financial Accounting Standards Board Statement No. 52, "Foreign Currency Translation" ("FAS 52"), for translating the financial results of most of our foreign subsidiaries from dollar functional to local currency functional. The change was adopted because of our new operational and financial structure in Europe and the increased globalization of our manufacturing since the initial adoption of FAS 52 in 1981. In 1997, other income also includes a gain on a real estate sale of $19 million and a donation valued at $19 million to endow charitable giving. Other income in 1996 includes a $23 million gain on the sale of real estate.

        Interest Expense

        Interest expense increased to $48 million in 1997 compared to $47 million in 1996.

        Income Tax Rate

        For the full year 1997, the effective tax rate was 34%, compared with 52% for 1996. The decrease in the effective tax rate was primarily a result of the change in our method of applying FAS 52 and the change in our operational structure. For purposes of determining the after-tax restructuring and other special charges, we assumed a tax rate of 34% in 1997 and 40% in 1996 to calculate the tax benefit.

        Extraordinary Loss

        In 1996, we recorded an extraordinary loss of $56.1 million (net of a tax benefit of $1.5 million) related to the retirement of an issue of our convertible debentures.

        Net Loss

        Including restructuring and other special charges totaling $340 million in 1997 and $150 million in 1996 and the extraordinary item, we recorded a net loss of $127 million in 1997, compared to a net loss of $41 million in 1996. Excluding restructuring and other charges, the above normal inventory write-offs (which were unrelated to restructuring), the currency translation gain primarily attributable to the change in applying FAS 52 previously reported in the first quarter of 1997 and the related tax effects, net earnings in 1997 were $100 million. Excluding the extraordinary item, restructuring and other special charges, gains from real estate sales and the related tax effects, net earnings for 1996 were $91 million.

        1996 Compared with 1995

        Worldwide Net Sales

        Our worldwide net sales increased 2% to $2.28 billion in 1996 compared with $2.24 billion in 1995. In 1996, we sold 5.1 million cameras compared with
5.4 million cameras in 1995. Excluding camera shipments in Russia, 1996 camera shipments increased 10% compared to 1995. Worldwide shipments of instant film in 1996 increased 1% compared to 1995. Excluding instant film shipments in Russia, 1996 shipments increased 6% compared to 1995. Conventional film shipments increased 15% and videotape shipments increased 3% in 1996 compared to 1995.

        U.S. Net Sales

        In 1996, net sales in the United States were $1.06 billion, an increase of 4% compared to $1.02 billion in 1995. In 1996, U.S. shipments of instant cameras decreased 8% and shipments of instant film increased 2% compared to 1995. Net sales in the United States in 1996 also includes approximately $20 million generated from licensing income on patents.

        International Net Sales

        International net sales in 1996 of $1.21 billion were comparable to international net sales of $1.22 billion in 1995, despite the decline in sales in Russia and the negative impact of foreign currency translation. In 1996, net sales in the European region decreased 10% to $664 million compared with $739 million in 1995, reflecting the substantial decrease in net sales in Russia which more than offset increases in the rest of Europe. Net sales in Russia in 1996 decreased over 40% compared to 1995. In 1996, net sales in the Asia Pacific, Canada, Latin and South America regions increased 15% to $551 million compared to $479 million in 1995 despite the negative impact of foreign currency translation, in particular, the yen.

        Gross Margin

        Gross margin, as a percent of net sales, increased to 44% for 1996 from 42% for 1995. The increase in gross margin in 1996 reflects the impact of savings from restructuring, favorable pricing on instant film, licensing income on patents and more cost-effective promotions.

        Marketing, Research, Engineering and  Administrative Expenses

        Marketing, research, engineering and administrative expenses decreased to $797 million

(35% of net sales) in 1996 from $849 million in 1995 (38% of net sales), primarily as a result of lower spending in research and engineering expenses. Research and engineering expenses were $116 million in 1996 compared to $166 million in 1995, a 30% decrease.

        Restructuring Charges

        In 1996, pre-tax costs for restructuring and other special charges totaled $150 million of which $110 million was recorded in the first quarter of 1996 and $40 million was recorded in the fourth quarter of 1996. In 1995, pre-tax charges for restructuring and other expenses totaled $247 million.

        The $110 million restructuring and other expenses in 1996 represented the balance of severance and pension enhancement costs and inventory write-downs related to the December 1995 restructuring program. The $110 million charge included approximately $55 million of pre-tax costs related to the severance program. Additionally, approximately $45 million represented enhanced retirement benefits provided under the early retirement program that is being funded from our pension plans and therefore has been reflected as a non-cash item on our consolidated statement of cash flows.

        The 1996 fourth quarter $40 million pre-tax cost included $25 million related to costs associated with the sale of our line of Helios medical diagnostic imaging equipment products and $15 million to write-down parts and capital equipment under development for a printer project and other costs. Inventory write-offs of $7 million related to these matters were recorded in cost of goods sold, and $33 million was reported as special charges. The $33 million special charge reflects write-offs of fixed assets, severance and other costs.

        Profit From Operations

        Excluding restructuring and other special charges, operating profit for 1996 was $202 million compared to $89 million in 1995. The increase in operating profit primarily reflects the impact of savings from restructuring and lower losses in our digital imaging businesses. Including restructuring and other special charges, operating profit was $52 million in 1996 compared to a loss from operations of $158 million in 1995.

        Total losses in our digital imaging businesses in 1996 declined approximately $60 million compared to total losses of approximately $190 million in 1995. Reduction of these losses was achieved through restructuring and the growth of new product revenue, particularly in the digital products arena with sales of LCD panels and projectors, our PDC 2000 digital camera and color film recorders.

        Other Income

        Other income was $27 million in 1996 compared with $9 million in 1995. This increase primarily reflected a $23 million gain on the sale of real estate partially offset by lower interest income. Included in other income was a foreign currency loss of $2 million from balance sheet translation in 1996 compared to a foreign currency loss of $3 million a year ago.

        Interest Expense

        Interest expense decreased to $47 million in 1996 from $52 million in 1995 primarily as a result of lower average borrowings and lower average interest rates.

        Income Tax Rate

        For the full year 1996, the effective tax rate was 52%, compared with 30% for 1995. The increase in the effective tax rate was primarily a result of the adverse effect of the strengthening U.S. dollar on the international tax rate. For purposes of determining the after-tax cost of restructuring and other special charges, we assumed a tax rate of 40% in 1996 and 35% in 1995 to calculate the tax benefit.

        Extraordinary Loss

        In 1996, we recorded an extraordinary loss of $56.1 million (net of a tax benefit of $1.5 million) related to the retirement of the convertible debentures discussed above under "1997 Compared with 1996."

        Net Loss

        Including restructuring and other special charges, gains from real estate sales, and the extraordinary item, the net loss in 1996 was $41 million, compared with a net loss of $140 million in 1995. Excluding the extraordinary item and restructuring and other special charges, gains from real estate sales and the related tax effects, net earnings in 1996 were $91 million, compared with $20 million for 1995.

Financial Liquidity and Capital Resources

        As of September 27, 1998, our cash and cash equivalents and short-term investments amounted to $36.0 million compared to $79.0 million at December 31, 1997. The primary sources of cash in the first nine months of 1998 were provided by net proceeds from the sale of real estate and fixed assets and financing activities. Working capital decreased to $279.1 million at September 27, 1998 from $556.6 million at December 31, 1997. This decrease was primarily a result of reclassifying the 8% Notes from long-term to short-term debt and an increase in short-term borrowings.

        In the first nine months of 1998, capital spending totaled $125.9 million and depreciation expense was $70.7 million. This compares with capital expenditures of $89.8 million and depreciation expense of $92.1 million during the first nine months of 1997. The decrease in depreciation expense is due in large part to the write-down or disposal of over $100 million of fixed assets in the fourth quarter of 1997 and disposals related to the sale of real estate in 1998. Capital spending in both years was a combination of on-going capital programs and spending related to new products. In the first nine months of 1998, capital spending also included the costs of outfitting facilities associated with our consolidation of real estate and the installation of a new enterprise-wide software system. The new software system will streamline our administrative processes and advance our initiative regarding Year 2000 compliance. Our capital expenditures for 1998 were approximately $191 million. We expect our capital expenditures for 1999 will be approximately $170 million, of which approximately $70 million we expect will be used for the maintenance of our plant, property and equipment. Our ability to make capital expenditures is limited by the Amended Credit Agreement. See "Description of Certain Debt-- The Amended Credit Agreement."

        In addition to funding capital expenditures and working capital requirements during the first nine months of 1998, we also expended $46.4 million to make payments relating to the 1997 involuntary severance program portion of the December 1997 restructuring, $44.3 million to repurchase our common stock, $30.6 million to make modest acquisitions in the digital imaging industry and $19.9 million to pay dividends to common stockholders.

        As part of our December 1997 restructuring, in the first nine months of 1998, we sold our chemical manufacturing facility in Freetown, Massachusetts, which was underutilized, for $55 million. In addition, we also sold certain other assets primarily consisting of real estate which resulted in additional cash proceeds of $69.4 million in the first nine months of 1998. In December 1998, we sold additional property in Massachusetts for $27 million.

        We have three sources of debt financing, excluding the 8% Notes which we expect to refinance with the net proceeds of the offering:

        o   the Amended Credit Agreement;

        o   short-term lines of credit; and

        o other debt financing, including under the shelf registration statement of which the Prospectus forms a part.

For a description of our outstanding debt at December 31, 1998, see "Description of Certain Debt."

        In March 1997, we entered into a Credit Agreement with Morgan Guaranty Trust Company of New York and a number of other banks, that provided $350 million of committed funds for general corporate purposes. That Credit Agreement was scheduled to expire on December 31, 2001. On September 30, 1998, although we were then in compliance with all covenants under the Credit Agreement, we obtained a waiver from the lenders of compliance with certain covenants through December 18, 1998. On December 11, 1998, we amended the Credit Agreement (the "Amended Credit Agreement"). The Amended Credit Agreement maintains the commitment amount of $350 million and the same expiration of December 31, 2001 but contains the following differences:

        o The interest rate on the Amended Credit Agreement is between 100 and 240 basis points higher than it was under the Credit Agreement, based on a schedule of our corporate credit ratings. Based on our current corporate ratings of BB by Standard & Poor's and Ba2 by Moody's, we will pay the London Interbank Offered Rate ("LIBOR") plus 2.50% on euro-dollar borrowings.

        o We have secured borrowings under the Amended Credit Agreement by Polaroid Corporation's and its domestic subsidiaries' account receivables and inventories. This security will be released if our corporate credit rating is BBB- or higher by Standard & Poor's and Baa3 or higher by Moody's.

        o The Amended Credit Agreement's financial covenants, such as those regarding our maximum leverage ratio, minimum interest coverage and our maximum amount of debt, and certain other limitations, such as the amount of capital expenditures and the amount of restricted payments that we may make, are more restrictive than under the Credit Agreement. In addition, the Amended Credit Agreement limits the amount of our common stock that we may purchase.

        o The Amended Credit Agreement's events of defaults are broader than those that were in the Credit Agreement.

        For a further description of the Amended Credit Agreement, see "Description of Certain Debt--the Amended Credit Agreement."

        At December 31, 1998, we and some of our subsidiaries had several short-term lines of credit with a number of commercial banks that totaled approximately $170 million in maximum commitments of which approximately $112 million was outstanding. One of these lines, with Deutsche Bank de Barry N.V., for a maximum commitment amount of 115 million Deutsche marks (or approximately $70 million at December 31, 1998) is on a committed basis and approximately $41 million was outstanding at December 31, 1998. It provides for borrowings for up to six months with a three month notice period for cancellations. The interest rate on borrowings under this facility has been LIBOR plus 0.25% but increased to LIBOR plus 2.0% on January 1, 1999. The other lines, totaling approximately $100 million in maximum commitments with approximately $71 million outstanding at December 31, 1998, are on an uncommitted basis. The approximate weighted average interest rate on borrowings under these other lines of credit was 4.2% at December 31, 1998. In addition, from time to time we have access to other short-term loans from a number of commercial banks. For a further description of our short-term lines of credit, see "Description of Certain Debt--Short-term Lines of Credit."

        After the issuance of the Notes, we will have available for issuance $225 million of debt securities under our shelf registration statement. Our ability to issue or incur additional debt is limited, however, by the covenants contained in the Amended Credit Agreement and the covenants that will be contained in the Indenture governing the Notes. At December 31, 1998, assuming the issuance of the Notes and the application of the net proceeds thereof to repay the 8% Notes, we would have been permitted under both the Amended Credit Agreement and the Indenture to incur up to an additional $243 million of senior debt and to incur additional amounts of subordinated debt under certain circumstances, including if we meet certain financial ratios. See "Risk Factors--Liquidity and Financial Flexibility."

        Our cost of borrowing is dependent, in part, upon our corporate and our long-term debt credit ratings. Currently, our long-term debt is rated BB- by Standard & Poor's, Ba3 by Moody's and BB by Duff & Phelps. Since the end of the third quarter of 1998, each of these rating agencies downgraded the ratings on our long-term debt. Standard & Poor's lowered its rating twice resulting in a decline from BBB- to BB- and issued a negative ratings outlook. Moody's lowered its rating from Baa3 to Ba3. Duff & Phelps lowered its ratings twice resulting in a decline from BBB to BB.

        In October 1997, our Board of Directors authorized the repurchase of up to five million shares of our common stock over three years. In 1998, we repurchased approximately 1.2 million shares of our common stock at a cost of $45.5 million. At December 31, 1998, approximately 2.8 million shares remain to be purchased under the current program. It is our policy to repurchase our common stock on the open market, in privately negotiated transactions or otherwise (which may include transactions with our retirement plans, including the employee stock ownership plan). The timing and amounts of any future purchases under this program depend upon many factors, including market conditions, our business and financial condition and are limited by the terms of Amended Credit Agreement and will be limited by the terms of the Indenture.

        Based on our current level of operations, we expect that funds generated from operations, net proceeds from asset sales, anticipated cost savings and operating improvements, available borrowings under the Amended Credit Agreement and the net proceeds from the offering of the Notes, will provide adequate funds for at least the next twelve months to meet working capital needs, to fund capital expenditures and to make payments associated with the December 1997 and 1998 restructurings.

        We have now and, after the offering, will continue to have a significant amount of debt. Our substantial debt could have important consequences to you. For example, it could:

        o make it more difficult to satisfy our obligations with respect to the Notes;

        o increase our vulnerability to general adverse economic and industry conditions;

        o limit our ability to fund future working capital needs, capital expenditures, acquisitions, research and development costs and other general corporate requirements;

        o require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital needs, capital expenditures and acquisitions, research and development efforts and other general corporate purposes;

        o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

        o place us at a competitive disadvantage compared to our competitors that have less debt; and

        o limit, along with the financial and other restrictive covenants in our debt among other things, our ability to borrow additional funds; and, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

See "Description of Notes--Repurchase at the Option of Holders--Change of Control" and "Description of Certain Debt--The Amended Credit Agreement."

New Accounting Standards

        In June 1997, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"), that requires companies to determine reportable segments based on how management makes decisions about allocating resources to the segments and measures their performance. Disclosures for segments are similar to those required under current standards. However, certain new information and quarterly disclosures will be required. In addition, new entity-wide disclosures will be required about products and services and the countries in which material assets are located and that report material revenues. Prior period information disclosed will be restated to comply with FAS 131. In 1998, we adopted FAS 131, and it will be applicable for our year end disclosures. The disclosure requirements under FAS 131 for interim quarters will be applicable to our first quarter disclosures in 1999.

        In February 1998, the FASB issued Financial Accounting Standard No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("FAS 132"). The implementation of FAS 132 will revise certain footnote disclosure requirements and add certain new disclosures related to pension and other retiree benefit plans. However, it does not change the measurement or recognition requirements for those plans. Implementation of FAS 132 is required for year end 1998 disclosures.

        In June 1998, the FASB issued Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), that establishes accounting and reporting requirements for derivative instruments and for hedging activities. FAS 133 requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge of the exposures to changes in fair value of recognized assets or liabilities or unrecognized firm commitments, a hedge of the exposure to variable cash flows of a forecasted transaction, or a hedge of the foreign currency exposure of a net investment in a foreign operation, unrecognized firm commitments, an available for sale security or a foreign-currency denominated forecasted transaction. The accounting for changes in fair value under FAS 133 depends on the intended use of the derivative and the resulting designation. FAS 133 must be adopted for all fiscal quarters of fiscal years beginning after June 15, 1999. We are currently evaluating the effect of this statement on our reported financial results.

Euro Conversion

        On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies (the "legacy currencies") and one common currency (the "euro"). The participating countries adopted the euro as their common legal currency on that date (the "Euro Conversion"). The euro is now traded on currency exchanges and may be used in business transactions. On January 1, 2002, new eurodenominated bills and coins will be issued by participating countries. The legacy currencies will be withdrawn from circulation as legal tender effective January 1, 2002. During the period from January 1, 1999 and June 30, 2002, parties may use either the euro or a participating country's legacy currency as legal tender.

        In 1998 we formed an Economic and Monetary Union Steering Committee and Project Team (the "EMU Committee"). The EMU Committee has analyzed the impact of the euro conversion on Polaroid in a number of areas, including our information systems, product pricing, finance and banking resources, foreign exchange management, contracts and accounting and tax departments. While we are in the process of making certain adjustments to our business and operations to accommodate the euro conversion, the EMU Committee believes, based on information available at the time and numerous assumptions, that the Euro Conversion will not have a material adverse impact on our financial position and results of operations.

Year 2000 Date Conversion

        The Year 2000 problem is the result of computer programs and embedded chips being written with two instead of four digits to define the applicable year. As a result, computer programs and embedded chips that use date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If we, or third parties with whom we have a material relationship, do not correct a material Year 2000 problem, the result could be an interruption in, or a failure of, certain normal business activities.

        To prepare for the year 2000, we formed a Year 2000 Steering Committee (the "Year 2000 Committee") and dedicated officers to identify the major areas of Polaroid that will be affected by the Year 2000 problem and to manage a three-step process of:

        o   assessing Year 2000 compliance;

        o   analyzing possible solutions and implementing remedial programs;
            and

        o   testing such programs for each major area.

To manage the process of becoming Year 2000 compliant across its major areas, the Year 2000 Committee has taken the following steps:

        o it has established, and periodically evaluates and updates, a master schedule for each major area (ranked by the priority of its tasks);

        o it has retained a number of consultants to assist our verification and validation processes; and

        o it has licensed several software applications and is preparing contingency plans in the event that we or third parties fail to or are unable to make their systems Year 2000 compliant in a timely fashion.

In addition, we are in the process of installing a new enterprise-wide software system for most domestic and foreign locations to facilitate our effort to operate more efficiently and become Year 2000 compliant. We summarize below the six major areas identified by the Year 2000 Committee and the status of the three-step process for each.

        The first major area comprises the business information systems that support the collection, processing and management of our many internal data and recording needs, including those regarding order entry and billing, accounts receivable, accounts payable, product, customer and employee information, general ledger entries and related accounting functions, among others (collectively "Business Applications"). The Year 2000 Committee has completed the assessment phase for the Business Applications area. As of December 31, 1998, we had remediated, tested and placed into production 45% of the Business Applications. The new enterprise-wide software system will replace an additional 25% of the Business Applications. The Year 2000 Committee is forecasting, based on current information, completion of the entire Business Applications area by mid-year 1999.

        The second major area is our extensive computer hardware and software systems, including hardware platforms, telecommunications equipment and scientific and engineering applications and the networking of these systems throughout our factories and offices (collectively, "IT Infrastructure"). The Year 2000 Committee has completed the assessment phase of the IT Infrastructure area, and, by December 31, 1998, had remediated, tested and placed into production approximately 60% of the IT Infrastructure area. We expect that the remaining portions will be completed by mid-year 1999.

        The third major area is the embedded chips and related systems that enable Polaroid to manufacture products and track and control certain inventory (collectively, "Shop Floor"). The Year 2000 Committee has completed the assessment of approximately 87% of our manufacturing and warehousing locations and has retained a consulting firm with extensive knowledge in embedded systems and process controls to assist in the assessment phase. The Year 2000 Committee's remediation efforts are complicated by the high degree to which Shop Floor applications are customized for our manufacturing systems and the need to accommodate ongoing production schedules. Based on current information, the Year 2000 Committee believes that the remediation and testing phases of the Shop Floor area will be completed in the third quarter of 1999.

        The fourth major area is our physical plant, including the security, heating and ventilation of factories and other buildings (collectively, "Facilities"). The Year 2000 Committee is completing the assessment phase of the Facilities area and has initiated the remediation phase in several domestic locations. Based on current information, the Year 2000 Committee expects that remediation and testing of the Facilities area will be completed in the third quarter of 1999.

        The fifth major area relates to our products. The majority of our traditional instant camera and film products are not vulnerable to the Year 2000 problem. The Committee is continuing its assessment to determine any other product vulnerability and to evaluate the possible upgrading of certain products in a cost-effective manner. We have initiated remediation and testing for certain of these products. Since October 1, 1998, we have been shipping only Year 2000 compliant products to our customers. Based on current information, the Year 2000 Committee expects to complete all phases related to our products by mid-year 1999.

        The sixth major area is our material relationships and transactions with third parties, including the ability of suppliers to provide materials and services to Polaroid and the ability of customers to order and pay for products from Polaroid (collectively, "Third Parties"). The Year 2000 Committee is in the assessment phase of the Third Parties area. We have identified the most critical of our Third Parties relationships, are communicating with these companies to address their state of readiness, are identifying potential alternative vendors and have retained a consultant to assist our efforts. Based on current information, the Year 2000 Committee is forecasting the completion of all phases of the Third Parties area, including the possible replacement of existing vendors, by the end of the third quarter of 1999.

        The Year 2000 Committee is developing contingency plans to address the most reasonably likely worst case scenario resulting from Year 2000 problems. But, because we have not completed certain phases of the Year 2000 project, it has not been able to formulate these plans in their entirety or to forecast the total cost of contingency plans for each of the six major areas. The Year 2000 Committee expects to establish contingency plans by the end of the first quarter of 1999.

        The Year 2000 Committee has forecasted that the total cost of completing its Year 2000 project to be approximately $20 million to $25 million. The total projected amount of $20 million to $25 million includes internal staff costs associated with the Year 2000 project but does not include the estimated costs of our new enterprise-wide software system or a forecast of the total cost for contingency plans for each of the six major areas. We have spent approximately $7 million of the projected total as of December 31, 1998. We expect to fund the cost of the Year 2000 project from general corporate funds.

        Our failure or the failure of our material third party vendors and customers to make their systems Year 2000 compliant could have a material adverse impact on our results of operations and financial condition. While recognizing the risks involved, we believe that the steps that the Year 2000 Committee has taken and is expected to take will significantly reduce our exposure to the Year 2000 problem. The Year 2000 problem has, however, certain inherent risks that are difficult to measure, including our ability to test all material remediated systems in a timely fashion and the readiness of third party vendors and customers. We cannot assure you that we will foresee all Year 2000 problems or remediate them on a timely basis.

                                   BUSINESS

        Polaroid is the leading instant imaging company in the world and is the only U.S. manufacturer of traditional silver-halide, or chemical-based, instant cameras and film. We design, develop, manufacture and market instant and digital imaging and related products worldwide.

Competitive Strengths

        We Are the Worldwide Leader in Instant Imaging Markets

        Polaroid is the worldwide leader in the instant imaging industry, including in each of the three major markets of the United States, Europe and Japan. Because of this leading position, Polaroid enjoys strong brand name recognition throughout the world. Polaroid is also the worldwide leader in the photo identification market with contracts or commitments with 37 of the 50 U.S. states and the District of Columbia, and foreign governments.

        Our Instant Cameras and Film Generate Significant Cash Flows

        Our instant cameras and film generated approximately 75% of our net sales for the year ended December 31, 1998. Because we design our cameras only to use our film, our previously sold cameras generate recurring sales of instant film that support our cash flow. As a result, based on our estimates, approximately 75% of the instant film that we will sell in 1999 will be used in our instant cameras sold prior to 1999. Based on internal data, we estimate that in 1997 there were approximately 17 million households in the United States that were active users of our instant cameras. Our multi-year contracts for identification systems also strengthen our cash flow.

        We Have Successfully Developed and Marketed New Products

        In 1998, we introduced 25 new products or product line extensions. During 1998, these products generated approximately $40 million of net sales in selected markets. These products include:

        o the Polaroid Pocket Camera, the world's smallest instant camera, and the Polaroid JoyCam camera, a low cost version of the Polaroid Captiva camera;

        o the Polaroid ColorShot digital photo printer, the fastest digital photo printer on the market;

        o the Polaroid PDC 640 digital camera and the VGA digital camera, each of which operates with Polaroid PhotoMax Image Maker software; and

        o the Polaroid Pop Shots Single-Use Camera, the first single-use instant camera.

        We plan to introduce the Polaroid Pop Shots Single-Use Camera globally in the first half of 1999. We plan to introduce the Polaroid Pocket Camera and the Polaroid JoyCam camera globally in the second half of 1999.

        We Have Reduced Costs and Achieved Operating Efficiencies

        We have reduced our costs and achieved operating efficiencies while continuing to revitalize our principal products, develop new products and applications and enter new markets. Since 1995, we have implemented restructurings that closed and consolidated facilities and reduced the size of our work force. We estimate that these actions have generated approximately $200 million of annual savings in 1998 and will generate incremental savings of approximately $60 million in 1999 and approximately $25 million in 2000.

        We Are Well Positioned to Benefit from the Growing Digital Imaging
              Market

        Our digital imaging products and technology, combined with our widely recognized brand name and imaging and other technical expertise, have well positioned us to continue to penetrate selected niches of the growing digital imaging business. Businesses and governments are increasingly adopting digital imaging systems and solutions because of the advantages they offer compared to traditional instant and conventional photography, such as the ability to provide more accurate images and images which can be manipulated, transmitted rapidly over long distances electronically and stored as computer files and combined with text and other codes. We have successfully developed and introduced digital imaging products that address the needs of many different users. These products include:

        o   the Polaroid PDC 300 and the Polaroid PDC 640 digital cameras;

        o Polaroid PhotoMax Image Maker software, which combines six digital imaging applications, such as image retouching, modification and enhancement, into one interface; and

        o Polaroid SprintScan, a multi-format digital scanner that converts hard copies of slides to digital images, which can then be used, archived or modified on a computer screen.

        We believe that we will also have significant opportunities as customers adopt hybrid imaging products and solutions. Because digital imaging products create new and enhanced applications of traditional photography, many customers are buying digital imaging products to use with their existing instant and conventional photography equipment. Because we offer a variety of instant chemical-based and digital imaging products and have the technology and expertise to develop new ones, we believe that we are well positioned to address the imaging needs of our customers for digital and hybrid products and solutions.

        We Have a Strong and Incentivized Management Team

        Gary DiCamillo, our Chairman and Chief Executive Officer, leads a strong and incentivized management team. Since he joined Polaroid in 1995, approximately 50 senior managers have joined Polaroid, including many with marketing and new product development backgrounds. At December 31, 1998, corporate officers had invested over $3.8 million in shares of Polaroid common stock based on the closing price at December 31, 1998.

Business Strategy

        The cornerstone of our strategy is to increase our revenues and profits by exploiting our leading position in instant imaging products, widely recognized brand name, global distribution network and imaging and other technical expertise. To do this, we plan to continue to make Polaroid more competitive and better able to introduce new products quickly by streamlining our operations and improving operating efficiencies. The key elements of our strategy are:

        Revitalize Instant Imaging Business

           o We are continuing to revitalize our instant imaging products and brand awareness through more effective promotion and advertising.

           o We are promoting new uses of our products and targeting new demographic segments, such as children, teens and young adults through product innovations and marketing campaigns. Our recent successes with new products directed at these groups and their considerable spending power confirm these opportunities.

           o We plan to introduce between 20 and 25 new products or product line extensions each year that build on our existing technology and appeal to end-users. We are focusing most of our new product investment on mass market media products, such as the Polaroid Pocket Film, and plan to leverage successful new products into commercial markets. We believe this approach should produce lower infrastructure costs that will be the basis for greater profitability on our investments.

           o We are creating new channels of distribution for our products, including convenience stores, toy departments of mass merchandisers, toy stores, theme parks and sporting events.

        Focus on Selected Commercial Markets

           o We are expanding globally Polaroid's strong photo and secure card identification and document photography business. In 1998, we entered into new contracts with six U.S. states. In addition, we solidified our position in the digital identification business by acquiring NBS Imaging Systems, Inc.

           o We will continue to provide imaging solutions for photo-retailers, law enforcement professionals, professional photographers, real estate agents, insurers, medical and scientific users and other selected commercial customers who use instant photography.

           o We are providing digital imaging solutions and are integrating instant and digital imaging technology to meet the needs of selected business, professional, governmental and technical customers.

        Develop Value From Our Other Businesses and Technology

           o We plan to maximize the value of our other businesses, such as sunglasses, polarizers and graphics imaging.

           o We are commercializing portions of our technology portfolio to develop new imaging products and applications by entering into strategic alliances and licensing our patents. For example, we have entered into an alliance with Robotic Vision Systems, Inc. to exploit our 2-D bar code technology. We believe that alliances allow us to manage the cost and risks of developing our existing technology and to introduce products to markets and distribution channels to which we would otherwise have limited access.

        Position for Growth in Emerging Markets

           o We are maintaining our presence in emerging markets with reduced infrastructure to capitalize at the time when the economies of these markets improve. We believe that our profitable growth in these markets in 1997 and the first half of 1998 and the low penetration of instant cameras and film in these markets establish their potential for us.

        Continue to Improve Operating Efficiencies

           o We plan to improve operating efficiencies by continuing to reduce selling, general and administrative expenses, by rationalizing manufacturing operations and by upgrading our data management systems.

Industry

        We compete in selected markets of the global imaging industry. We summarize below each of the principal markets in which we operate.

        Instant Imaging

        The market for traditional chemical-based instant imaging products has two principal parts: the market for instant cameras and film for personal photography and for commercial applications.

        The market for instant cameras and film for personal photography is a relatively small part of the wider consumer photography market, which an industry analyst estimated to have worldwide revenues of approximately $40 billion in 1997. In 1997, industry analysts estimated that instant film sales in the United States and western Europe would continue to decline by 1.2% each year to 80 million packs in 2000 and then to 75 million packs in 2005. In the United States and other developed countries, the instant imaging market, like that for consumer electronics, is a mature market, and, in general, is characterized by, among others, the following features:

        o   slow or declining revenue growth;

        o   increasing competition, particularly regarding pricing;

        o   improving technology; and

        o   vertical integration.

In some developed markets, such as Japan, there is evidence, however, that new instant imaging products can generate additional sales when a broader cross-section of end-users is targeted.

        Industry data suggests that the main trends in this market are the following:

        o consumer shifts toward casual photography to satisfy consumer preferences for smaller, lighter, and easier to use cameras;

        o   the emergence of new niche and digital cameras;

        o a shift by manufacturers toward greater advertising and promotion, new packaging designs and product line extensions; and

        o an effort to find less expensive and more effective distribution channels.

        Industry analysts expect that future areas of growth for instant imaging products will be in the emerging markets, such as China and Brazil, where penetration of instant imaging products is low compared to developed nations and where, we believe, there is a need for easy to use instant imaging, and in the application of new technologies and product line extensions.

        The market for instant cameras and film for commercial applications is more difficult to define both by application and total market size. Because the commercial market is fragmented, industry and trade groups do not monitor it. In addition, the introduction of new products, such as digital imaging products, has blurred product distinctions. The commercial market is still developing as new technologies and instant imaging products are being bundled and applied in new ways, such as for law enforcement and documentation by business users. The competitive field for commercial applications, as is the case with personal photography applications, is characterized by, among others, the following features:

        o   high barriers to entry due to the need for proprietary technology;

        o strong benefits of a widely recognized brand name and distribution ability; and

        o   the ability to customize products to fit customers' needs.

        Digital Imaging

        The introduction of digital-based imaging products has caused a dramatic change in the imaging industry. When a picture is recorded digitally, an electronic sensor stores the image on a silicon chip, compared to conventional or instant photography which captures the image on a silver-halide treated sheet of film. Industry experts consider digital products to be revolutionary because they represent the intersection, and offer the potential for a wide variety of combined uses, of photography, computer technology and telecommunications. The result is that for the wide range of users, digital imaging enables many new applications, including the archiving, modification, enhancement and transmission of instant and conventional photographs and digitally recorded images by electronic media, such as e-mail and the internet.

        The consumer and commercial digital imaging markets are young and growing quickly. These markets are characterized by the following:

        o   introduction of many new products,

        o   relatively low barriers to entry;

        o   limited shelf space at major retailers;

        o   declining prices as new technologies rapidly replace older models;

        o intense rivalry by many competitors (more than 20 large corporations as of 1998);

        o   relatively high research and development costs; and

        o   low or negative profit margins for many competitors.

        Industry data has tended to focus on the development and growth of the digital camera, in part because it has become among the more visible of digital imaging products and because some analysts expect it to be the fastest growing digital imaging product. In 1997, industry analysts forecasted that the U.S. consumer market for digital cameras would grow at a compound annual growth rate of 25.2% until 2003, reaching $478 million in sales in 2003, supported in part by the declining prices of digital cameras (from an average of $5,000 in 1993 to approximately $1,000 in 1997) and of home computers. Industry analysts also expect a rapid growth in commercial applications but have not quantified these estimates.

        While industry experts anticipate rapid growth in digital imaging products, how this market will develop is unclear. Some industry analysts forecast that digital imaging products will replace, and thus erode sales of, chemical-based photography. They estimate, for example, that because digital cameras have the capability of immediately displaying the image recorded and of immediate transmission, they will likely replace chemical-based instant cameras in many niches. We have experienced that replacement to some degree, for example, as some of our secure card and photo identification customers have shifted from our chemical-based instant to our digital technology.

        We believe, however, that digital imaging products will not, in general, replace conventional or instant ones. Rather, we expect that users will demand imaging products that offer the most advantageous and best priced solution for their particular imaging needs. For users who need to manipulate images over long distances, combine them with text or produce them in high volumes, digital imaging offers clear advantages compared to chemical-based instant and conventional photography. For other users, such as users for personal photography applications, chemical-based imaging will likely provide the highest quality images with the greatest convenience at the lowest cost for the immediate future. In addition, we anticipate that hybrid imaging, by which chemical-based and digital imaging technologies and products are bundled to produce or allow new products and/or solutions, represents a third area of growth for digital imaging products used as a component in a hybrid product or imaging solution.

Products

        We design, develop, manufacture and market instant and digital imaging and related products worldwide.

        Our principal products are:

        o   instant and digital cameras;

        o   instant film, including over 75 varieties; and

        o   digital peripherals, software and systems solutions.

For the year ended December 31, 1998, our principal products represented over 85%, of our net sales. We also design, develop, manufacture and/or market hardware accessories for the instant imaging market; conventional film; sunglasses; polarizers; and digital media products for the pre-press portion of the graphics imaging industry.

        End-users buy our instant and digital cameras and film because of their ease of use, reliability and ability to produce images within seconds or minutes compared to conventional photography. Because we design our cameras only to use our film, our previously sold cameras generate recurring sales of instant film that support our cash flow.

        We have also introduced several products for selected niches of the growing digital imaging business that address customers' needs for innovative digital and hybrid imaging solutions. In digital imaging, a sensor electronically records an image that then can be transmitted for printing or further communication by computer or other media. By contrast, in traditional chemical-based imaging, the image is captured on a silver-halide sheet of film at one point in time. Hybrid imaging blends chemical-based and digital technologies to allow the customer to use both technologies for new and customized solutions.

        Principal Products and Uses

        We list in the tables below our more important instant and digital cameras, film and other digital imaging products according to their primary uses for personal photography and for commercial uses. Many of these products are used in both personal photography and commercial uses.

                        PRIMARILY PERSONAL PHOTOGRAPHY

               Popular Models                                 Primary Users and Uses
--------------------------------------------   ----------------------------------------------
 Instant Cameras                               Individuals & Families
  o OneStep Camera                              o Birthday parties
  o OneStep Express Camera                      o Weddings
  o OneStep Autofocus Camera                    o Anniversaries
  o Spectra Camera                              o Vacations
  o Polaroid JoyCam Camera                      o Other social gatherings
  o Polaroid Pocket Camera
  o Polaroid Pop Shots Single-Use Camera       Children & Teens
  o Barbie[TM] Camera                           o Fun and play
                                                o Enhanced communication, such as in letters
 Instant Film                                     and personal journals
  o 600 Platinum Film                           o Photographic learning, by recording school
  o Spectra Platinum Film                         assignments and homework
  o TimeZero Film
  o 600 AlterImage Film
  o 600 Black & White Film
  o Barbie[TM] Film
  o Captiva Color Film
  o Polaroid Pocket Film

--------------------------------------------   ----------------------------------------------
 Digital Cameras                               Individuals & Families
  o Polaroid PDC 300 Camera                     o Organizing, editing, e-mailing, internet
  o Polaroid PDC 640 Camera                       web-posting and creating greetings
                                                o Easy and affordable digital imaging,
 Digital Printers, Software Systems & Other       outstanding imaging
  Products                                      o Offers "cyber-shutterbugs" opportunity to
 o Polaroid ColorShot Digital Photo Printer       take pictures with digital cameras and
 o Polaroid PhotoMax Image Maker Software         download images to computers
 o Polaroid Direct Connect
                                                Children & Teens
                                                o Communication through the internet with
                                                  pictures and enhanced imaging


                           PRIMARILY COMMERCIAL USES

                Popular Models                                 Primary Users and Uses
----------------------------------------------   -------------------------------------------------
 Instant and Digital Cameras                     Professionals & Businesses
  o 600 Business Edition Camera                   o Electronic presentations, worldwide web
  o Pro Pack Camera                                 sites, brochures or desktop publishing
  o JobPro Camera                                   projects
  o 690 Camera                                    o Photo and secure card IDs (employee
  o Digital Microscope Camera                       identification and bank/credit cards)
  o Polaroid Make A Memory Photographic           o Photo-retailing (passport/visa photos,
    System                                          photos at tourist sites, sporting events, trade
  o Studio Polaroid 302                             shows, celebrity events, seasonal photo
  o Polaroid Miniportrait 203 and 403               opportunities)
  o Polaroid Macro 5 Camera                       o Professional photography (original
  o Polaroid MicroCam                               artwork, test shots, proofing, capturing/
                                                    modyfiying images
                                                  o Medical and scientific microscopic
 Instant Film                                       documentation
  o 4x5 Pack and Sheet Color and Black &          o Real estate and insurance (recording,
    White Film                                      documenting and archiving properties for
  o Studio Polaroid Film                            sale and accident sites)
  o Type 669 and 667 Film                         o Digital pre-press proofing for graphics/
  o PolaPan Pro 100 T664 Film                       printing industry
  o Type 337 and 339 Auto Film
  o Type 779 Film                                Governments
  o Viva Color and Black & White Film             o Photo and secure card IDs (driver's licenses,
  o Type 88 Film                                    national identification cards, social security
  o NotePad Film                                    cards, biometric security cards)
  o Copy&Fax Film                                 o Law enforcement (recording, documenting,
  o Write On Film                                   archiving crime scene evidence, abuse
                                                    victims, mug shots and ballistic and forensic
 Digital Film Recorders, Scanners, Proofing         analysis)
  Systems and Other Products
  o ProPalette 8000 Color Film Recorder
  o Polaroid SprintScan Scanners
  o Polaroid DryJet II Advanced Digital Color
    Proofing System
  o Pressto! Proof Software
  o Polaroid Dry Tech Thermal Imagesetting
    Film
  o Polaproof Digital Halftone Color Proofing
    System

        New Products and Technologies

        The process by which we design, develop, test and introduce a new product or product line extension is driven by the following objectives:

        o We make the customer and end-user our priority. We solicit customer and dealer feedback early in the product cycle when a new product is still in the concept phase, before we make decisions on features, design and costs.

        o We seek to increase the flow through of our product delivery pipeline by increasing the speed with which new products reach the market. For example, we have reduced the cycle time to bring new products to market by approximately 50% for certain products, such as 600 Black & White Film and 600 Platinum Film.

        o To accomplish the two objectives stated above, we take an interdisciplinary approach to new product development by requiring our research, product development, industrial design, manufacturing and sales and marketing organizations to work together to screen new product ideas, weigh the opportunities, prioritize the new product schedule and commit to delivering new products on-time, on-budget and on- specification.

        o Our research, engineering and development effort seeks to leverage existing technology for new products and applications. For example, we modified Polaroid 600 AlterImage Instant Film to create Barbie[TM] Instant Film.

        o We have implemented a platform approach to many of our principal products. For example, we currently manufacture four platforms of instant film that are distinguished by the size of the pictures produced, the Spectra line (3-5/8 x 2-7/8 inches), the 600 line (3-1/8 x 3-1/8 inches), the Captiva line (2-7/8 x 2-1/8 inches) and the Pocket line (1 x 1-2/5 inches) and a fifth line of peel apart film. Our platform approach encourages the design, development and testing of a particular series of products that can be adapted for a new series of products.

        o We are commercializing portions of our technology portfolio to develop new imaging products and applications by entering into strategic alliances and licensing our patents. For example, we have entered into an alliance with Robotic Systems Vision, Inc. to exploit our 2-D bar code technology. We believe that alliances allow us to manage the cost and risks of developing our existing technology and to introduce products to markets and distribution channels to which we would otherwise have limited access.

        We describe below some of the new products that we have introduced.

        Instant and Digital Cameras

           o Polaroid JoyCam Instant Camera is a non-folding, low-cost version of the Polaroid Captiva camera which uses Captiva film. We introduced it in Japan in 1998 and plan to introduce it into the United States and Western Europe by mid-1999.

           o Polaroid Pocket Camera is the world's smallest instant camera, fitting easily in a shirt or jacket pocket. The 1 x 1-2/5 inches color portraits are captured on Polaroid Pocket Film, one of our new film formats. The largest toy company in Japan, the Tomy Company, is selling kits containing our Pocket Camera and Polaroid Pocket Film through toy outlets in Japan, and we are selling the film. We plan to make it available worldwide by the second half of 1999.

           o Polaroid Pop Shots Single-Use Camera is the first single-use, recyclable instant camera. It was introduced in France and the southeastern United States in the fourth quarter of 1998. We plan to distribute it more broadly in 1999.

           o Barbie[TM] Instant Camera is a Polaroid OneStep Camera outfitted in signature Barbie[TM] pink. It comes with 26 flower stickers for users to customize the appearance of their camera or pictures. It uses all of our 600 series instant film types, including the new Barbie[TM] instant film featuring a pre-exposed Barbie[TM] pink flowery border. It is currently available in the United States.

           o Polaroid PDC 640 Digital Camera is an easy-to-use, VGA digital camera that offers high quality digital images, image resolution options, has removable memory and is available at mass merchandisers. It has an LCD monitor that allows users to record, play back or delete images. It is sold as part of the Polaroid PhotoMax Image Maker Creative Kit.

        Instant Film

           o Polaroid 600 Platinum Instant Film is a general purpose, high speed, medium contrast, integral film for high definition instant color prints. This film takes approximately three minutes to develop, is set on a glossy finish and provides a rich saturation of colors. We sell this film in the United States and selected other markets.

           o Captiva Color Film is a 2-7/8 x 2-1/8 inches instant film with the same qualities as Polaroid 600 Platinum Instant Film in a more compact format. It is available worldwide.

           o Polaroid 600 AlterImage Instant Film is color film with an erasable writing and drawing surface that allows individuals to add their artistic flair to a finished photograph with pens, pencils or markers and businesses to record instructions, highlight problem areas or make design changes directly on the picture. We sell this film in the United States, Europe and selected other markets.

           o Polaroid 600 Black & White Instant Film is our first black and white integral film. We have targeted the advertising, media and fashion industries for this product because it is easily scanned, copied, faxed and stored on a floppy disk. A special built-in halftone screen ensures that details on the photo will not get lost when photocopied. We sell this film in the United States, Europe and selected other markets.

           o Barbie[TM] Instant Film is a modified Polaroid AlterImage instant color film featuring a pre-exposed Barbie[TM] pink flowery border that develops around all four sides of the picture. The film has a matte finish that is smudge resistant and fingerprint proof and can be written upon with any colored pencil or marker. It is now available in the United States.

           o Polaroid Pocket Film is a new film format that produces 1 x 1-2/5 inch instant color photos using the new Polaroid Pocket Camera. It is currently available in Japan, and we plan to introduce it worldwide by the second half of 1999.

        Other Digital Imaging Products

           o Polaroid SprintScan line of film scanners is used by graphic artists, advertising agencies and internet web page designers to convert slides to digital images. It is currently available in the United States, Europe and Asia.

           o Polaroid ColorShot Digital Photo Printer is a high resolution printer that takes a computer image file and prints it on Polaroid Spectra Instant Film. The Polaroid ColorShot digital photo printer combines digital and instant film technologies to print images in as little as 15 seconds, the fastest time currently available on the market. It is currently available in the United States, Europe and Asia.

           o Polaroid PhotoMax PDC 640 Digital Camera Creative Kit bundles digital imaging components, such as cameras, software, cables, scanners and/or printers, into kits with easy to understand instructions enabling the average consumer to learn to use digital imaging quickly. It is currently available in the United States.

           o Polaroid DryJet II Advanced Digital Color Proofing System lets printers produce proofs with crisper, sharper images in less time than other systems. This system also handles a wider range of materials like newsprint, foil and cover stocks which allows users to create packaging, retail inserts and newspapers. It can be easily upgraded to include expanded capabilities and features. It is currently available in the United States, Europe and Asia.

           o Studio Polaroid 350 System allows photo retailers to create identification photos for passports, driver's licenses, travel documents, fishing and hunting licenses, and school cards quickly and easily. Users can also preview pictures before printing them and produce multi-format portraits on color or black and white peel apart film. It is currently available only in Europe but will be sold in Asia and Latin America during 1999.

           o Polaroid Pressto! Proof Software allows users to create industry standard color profiles on Polaroid DryJet proofing systems that mirror other proofing systems or specific printing presses. It is ideal for users who need to show their customers samples that will accurately reflect the final product. It is currently available in Europe.

           o Polaroid Direct Connect is a device that enables users to print pictures directly from our cameras as well as other manufacturers' digital cameras to the Polaroid ColorShot digital photo printer. It eliminates the need to use a personal computer. It will soon be available in the United States, Europe and Japan.

           o Polaroid Make A Memory Digital Photographic System combines a high resolution digital camera, 333 MHZ Pentium processor, touch-screen monitor, two Polaroid PicturePro printers and a professional lighting kit to create an easy to use portable digital imaging system for photo-retailing applications. Currently, it is available in the United States.

           o Polaroid PhotoMAXINE Image Maker Software combines seven digital imaging applications for children and teens in one easy to use package for taking pictures, designing clothing and creating calendars. It is currently available in the United States.

        Other Products

        We are actively pursuing opportunities in new, high-potential markets in which we can capitalize on our proven technology base. These new markets include sunglasses, polarizers and graphics imaging.

        Sunglasses

        Polarized sunglasses represent a specialized niche within the premium sunglass market. Our manufacturing process allows the polarizer to be placed between two layers of plastic and formed to optically correct lenses, making the sunglasses less expensive and more flexible. Polaroid sunglasses are sold under eight separate brand names with frames and prices tailored to specific market niches, including [X]oor, Inkognito, Furore, Lookers, Boarder Line and Polaroid Kids. Our competitive advantages in this business include our strong presence in polarization, our widely recognized brand name, superior technology and low production costs.

        Polarizers

        Polaroid polarizers, pioneered by us in the 1930s, are sheets of treated polyvinyl alcohol which reduce glare and enhance contrast which, in turn, improves the legibility and reading comfort of display units such as video display terminals, gasoline pumps, radar displays, avionic systems and test equipment. Our polarizers are used in four major applications: sunglass lenses, liquid crystal displays, computer glare filters and by original equipment manufacturers in the design and manufacture of their own products, such as polarized airplane windows. We also manufacture a variety of specialty and custom polarizer products, such as for remote controls, security systems, presence sensing devices, proximity sensors and scanners.

        Graphics Imaging

        Our graphics imaging business develops, manufactures and markets high-end digital media products for the pre-press portion of the graphic arts industry. For example, we make the Polaroid Dry Tech Thermal Imagesetting Film, a unique, dry-processed film that produces quality color reproductions and requires no chemical processing, provides increased consistency and allows for streamlined pre-press operation. We also offer the PolaProof Halftone Proofing System, the first such system to replicate the final press sheet by using actual printing ink pigments, paper stock and halftone dots. This system received the Graphic Arts Technical Foundation 1998 InterTech Technology Award.

Sales and Marketing

        We sell our instant and digital cameras, instant film, digital imaging products, including digital peripherals, software and systems solutions, and other products, worldwide directly to or through some or all of the following:

        o   mass merchandisers;

        o   food, drug, discount and department stores;

        o   speciality photography stores;

        o   wholesalers;

        o   original equipment manufacturers;

        o   independent agents; and

        o   distributors.

        In addition, we are expanding our channels of distribution for our instant cameras and film by marketing to convenience stores, toy stores, theme parks and at sporting events.

        We sell our other products, including sunglasses, polarizers and graphics imaging products, directly to or through:

        o   original equipment manufacturers;

        o   retail outlets;

        o   specialty stores; and

        o   distributors.

        In the United States, our sales force generates most of our sales. Outside the United States, our wholly owned sales subsidiaries generate the majority of our international revenues.

Customers

        Our ten largest customers accounted for approximately 24% of our worldwide net sales in 1997 and 25% of our worldwide net sales in 1998. One customer, Wal-Mart, accounted for 12.5%, of our 1997 worldwide net sales and 13.0% of our 1998 worldwide net sales. No other customer accounted for more than 10% of worldwide net sales during those periods.

Competition

        We compete in the worldwide imaging market. The niches in which we operate are highly competitive in design, product performance, quality, service and price. Both conventional silver-halide and digital imaging products from other manufacturers compete directly with Polaroid in meeting customers' and end-users' imaging needs. We have competitors worldwide, ranging from large corporations to smaller and more specialized companies. In the instant imaging market, we face competition from Fuji, which has announced that it will introduce selected instant imaging products in Japan and Europe. In the digital imaging market, we face competition from Kodak, Fuji, Hewlett-Packard, Canon, Sony and others. Many of our competitors are larger than us and have greater financial and other resources. In the other markets in which we operate, the market is more fragmented and thus it is more difficult to assess the competitive risk that we face. In general, the effect of competition causes price pressure on our existing products and shortens the life cycle of higher margin products.

Research, Engineering and Development

        In 1998, we spent approximately $127 million on research, engineering and development, and we expect to spend approximately $105 million in 1999. At December 31, 1998, approximately 400 professional and technical employees, including approximately 100 with Ph.D.'s, and approximately 100 hourly employees, were involved in research, engineering and development.

        Research, engineering and development have historically played an important role for Polaroid. Since 1995, however, we have shifted our focus regarding research, engineering and development. To meet our goal of developing and introducing several new products each year, we have trained and equipped our research, engineering and development personnel to adapt our existing technology to new products and applications. In addition, we are seeking to exploit our intellectual property by licensing patents and by entering into joint development efforts with third parties to reduce our exposure to competitive and frequently changing new technologies.

Manufacturing

        We have manufacturing sites located in Waltham, Norwood, and New Bedford, Massachusetts; Dunbarton, Scotland; Enschede, The Netherlands; Queretaro, Mexico; and Shanghai, China. More than 4,000 of our employees are involved in our manufacturing operations worldwide.

        The manufacture of film is a vertically integrated process that has two major steps:

        o the production of photographic materials, principally photographic negative; and

        o   the assembly of film packs.

We make photographic negatives by purchasing and producing custom chemicals and coating them on film sheets using our own proprietary technology. In addition, our instant films carry their own battery rather than placing it in the camera. We conduct this process in the United State because the production of the necessary chemicals is capital intensive, the manufacturing process uses our own proprietary technology and the process of coating film requires clean and controlled conditions which we can better control locally.

        The assembly of film packs, by contrast, is highly mechanized. We assemble film packs in the United States, The Netherlands, Scotland and Mexico. We allocate the production of film packs to each of these four sites to reduce the time to market and to reduce the total cost depending on the intended market.

        We manufacture cameras using a proprietary plastic lens molding technology that optimizes product performance and controls the cost of production. We perform the final assembly of cameras for personal photography at our facilities in Scotland and China or we contract final assembly to third parties, such as for Polaroid Pocket Cameras sold in Japan.

        We manufacture digital imaging products that use our own proprietary technology at our facilities in Scotland and the United States. We purchase other digital imaging products from original equipment and other manufacturers.

        As part of our business strategy, we have taken the following steps:

        o We have invested new capital to manufacture new products. Currently, we are investing over $40 million to build manufacturing capacity for our new film and camera products for 1999.

        o We have reduced fixed manufacturing costs by consolidating plants and warehouses and by making our production lines more efficient. For a description of the actions, see "--Properties--Strategy" below.

        o We have optimized our sourcing strategy to minimize total costs. For example, we have moved the manufacture of certain high volume cameras to our facility in China. In addition, we intend to continue to enter into manufacturing alliances and outsourcing opportunities to lower product costs and to improve quality and/or time to market.

        o We have leveraged our investment in machinery and tooling by coordinating with our new product development effort to produce a limited number of platforms of products that can be used to generate multiple product line extensions and increase the speed with which we bring new products to market.

        The capacity of our manufacturing facilities is sufficient to meet current demand for our products. All of our premises are in good repair and our machinery and equipment are maintained in good operating condition.

Raw Materials and Supplies

        We use a variety of raw materials and supplies in the manufacture of our products, including chemicals, polyester film base, specialty papers and electronic components. We purchase these products from several sources and manufacture a few raw materials that we use in low volumes. In the past several years, these raw materials and supplies have been available in sufficient quantities and at satisfactory prices to meet the requirements of our manufacturing operations.

Patents and Trademarks

        We believe that our patents are important to our business. In 1998, we continued to obtain patents and to pursue efforts to license a portion of our portfolio of over 1,500 active U.S. patents. In addition, we own a number of valuable trademarks, including the trademark "Polaroid," which are important to our business.

Properties

        Our corporate headquarters is located in Cambridge, Massachusetts. We have manufacturing facilities and marketing and distribution centers throughout the world.

        Strategy

        In connection with our plan to reduce costs, we developed a strategy to better manage our real estate. The strategy has the following objectives:

        o to reduce occupancy costs by selling or not renewing leases on under-used properties and by consolidating others;

        o to retain ownership of certain core facilities, which represent long-term values for us;

        o   to opportunistically sell certain non-core facilities; and

        o   to lease rather than purchase required new space.

        Since 1996, we have taken the following steps to implement our real estate strategy:

        o We sold 14 properties for a total of approximately $220 million in net proceeds, benefitting from high real estate prices in the Boston area. One of the properties that we sold was a new distribution warehouse in Norton, Massachusetts, which we simultaneously leased back in February 1999. In addition, we reinvested $42 million of those proceeds in existing and newly leased properties.

        o We have consolidated space, including by relocating our corporate headquarters, by selling underused facilities and by not renewing leases at more expensive sites. After taking into account these transactions and our investment in our current and new sites, we estimate that we will realize approximately $4 million in net savings each year beginning in 1999.

        o We leased rather than purchased the space for a new distribution center and office building.

        U.S. Facilities

        At December 31, 1998, most of our corporate, research, marketing and administrative offices were located in Cambridge, Waltham, Norwood and Newton, Massachusetts. Our properties in Cambridge have leases that expire between 1999 and 2003, with 63% of them terminating in 1999. During the spring of 1999, we plan to relocate most of the personnel currently located at our main Cambridge facility to a facility in Wayland, Massachusetts, which we will lease for a term of ten years. The Wayland facility also replaces property that we sold in Norwood, Massachusetts.

        At December 31, 1998, over 95% of our property in the United States was located in eastern Massachusetts. We have summarized these properties in the chart below.

                                             Massachusetts Properties
                                               At December 31, 1998
                                            -------------------------
                                             Owned   Leased    Total
                                             -----   ------    -----
                                         (in thousands of square feet)
Primarily Administrative and Research &
 Engineering Functions
  Cambridge ............................        90     796       886
  Newton ...............................        --     165       165
                                             -----   -----     -----
   Total ...............................        90     961     1,051
                                             =====   =====     =====
Manufacturing, Research, Engineering and
  Warehousing Functions
  Waltham ..............................     1,612      45     1,657
  Norwood ..............................       535     253       788
  New Bedford ..........................       739      --       739
  Needham ..............................        --     466       466
  Bedford ..............................        --     125       125
                                             -----   -----     -----
   Total ...............................     2,886     889     3,775
                                             =====   =====     =====

        We also currently maintain a network of three marketing and distribution centers in Oakbrook, Illinois, Needham, Massachusetts and Santa Ana, California and eight regional sales offices in other locations throughout the United States.

        Facilities Outside the United States

        Our main properties located outside the United States house our manufacturing facilities and our foreign marketing subsidiaries and sales offices. The principal foreign manufacturing facilities are located in Enschede, The Netherlands; Dunbarton, Scotland; Queretaro, Mexico; and Shanghai, China. We own over 90% of these facilities on a square foot basis. These facilities also contain some administrative and marketing activities. We have summarized these properties in the chart below.


       Manufacturing Facilities Outside
               the United States
             At December 31, 1998
----------------------------------------------
                                   Approximate
            Location                   Space
--------------------------------   -----------
         (in thousands of square feet)
The Netherlands ................        518
Scotland .......................        390
Mexico .........................        255
China ..........................        106
                                        ---
Total ..........................      1,269
                                      =====

        Our foreign marketing subsidiaries and sales offices are located in England, France, Germany, Italy, Scotland, Spain, Russia and other European countries. In addition, we have marketing and distribution facilities in Argentina, Australia, Brazil, Canada, China, Columbia, Hong Kong, Japan, Korea, Malaysia, Mexico, Peru and Puerto Rico.

Business Investments

        We own approximately 14% of the common stock of SDI Holding Corp. ("SDHI") with a book value of $14 million at December 31, 1998. We also own preferred stock, with a book value of $35 million at that date, of Sterling Dry Imaging Systems, Inc., a subsidiary of SDHI ("SDIS"). Agfa-gevart N.V. has agreed to acquire SDHI, excluding SDIS which, under the acquisition agreement, is to be spun-off to SDHI's shareholders and not acquired by Agfa-gevart N.V. At this time, sufficient information is not available for us to assess the probable outcome of this transaction.

Environmental Compliance

        Approximately 3% (or approximately $5 million) of our expected capital spending in 1999 is planned for environmental compliance projects.

        Polaroid, owns and/or operates facilities that are subject to certain federal, state, and local laws and regulations relating to environmental protection, including those governing the investigation and remediation of contamination resulting from past or present releases of hazardous substances. Certain of these laws and regulations may impose joint and several liability on Polaroid for the costs of investigation or remediation of such contamination, regardless of fault or the legality of original disposal.

        Polaroid, together with other parties, is currently designated a Potentially Responsible Party ("PRP") by the United States Environmental Protection Agency (the "EPA") and certain state agencies with respect to the response costs for environmental remediation at several sites. We believe that our potential liability with respect to any site and with respect to all sites in the aggregate will not have a materially adverse effect on our financial condition or operating results.

        Due to a wide range of estimates with regard to response costs at those sites and various other uncertainties, we cannot firmly establish our ultimate liability concerning those sites. In each case in which we are able to determine the likely exposure, such amount has been included in our reserve for environmental liabilities. Where a range of comparably likely exposures exists, we have included in our reserve at least the minimum amount of the range. Our aggregate reserve for these liabilities as of December 31, 1998 was $1.5 million, the majority of which we currently expect to be payable over the next two to three years. We review the analysis of the data that supports the adequacy of this reserve on a quarterly basis. The reserve for such liability does not provide for associated litigation costs, which, if any, are expected to be inconsequential in comparison with the amount of the reserve. We will continue to accrue in our reserve appropriate amounts from time to time as circumstances warrant. This reserve does not take into account potential recoveries from third parties.

        Federal law provides that PRPs may be held jointly and severally liable for response costs. Based on current estimates of those costs and after consideration of the potential estimated liabilities of other PRPs with respect to those sites and their respective estimated levels of financial responsibility, we do not believe that our potential liability will be materially enlarged by the fact that liability is joint and several.

        We review our recurring internal expenditures on environmental matters, as well as capital expenditures related to environmental compliance, on a monthly basis, and review our third-party expenditures on environmental matters on a quarterly basis. We believe that these expenditures have not had and will not have a materially adverse effect on the financial condition or operating results of Polaroid.

Employees

        At December 31, 1998, we had approximately 9,300 employees, including approximately 50 worldwide temporary employees. In addition, we had approximately 530 non-employee temporary workers in the United States at December 31, 1998. Approximately 1,100 of our employees at manufacturing facilities in The Netherlands, Mexico and China are represented by labor unions.

                                  MANAGEMENT

     The following table sets forth the current name, age and position of Polaroid's executive officers and directors.

   Name                          Age                         Position
------------------------------- ----- -----------------------------------------------------
  Gary T. DiCamillo ...........  48   Chairman, Chief Executive Officer and Director
  Judith G. Boynton ...........  43   Executive Vice President and Chief Financial Officer
  William O'Neill .............  56   Executive Vice President
  Carole J. Uhrich ............  55   Executive Vice President
  Jeremiah Noonan .............  39   Senior Vice President
  Thomas M. Lemberg ...........  52   Senior Vice President, General Counsel and Secretary
  Joseph G. Parham ............  49   Senior Vice President
  Carl Lueders ................  48   Vice President and Controller
  Ralph E. Gomory .............  69   Director
  Frank S. Jones ..............  70   Director
  Stephen P. Kaufman ..........  57   Director
  John W. Loose ...............  56   Director
  Albin F. Moschner ...........  46   Director
  Ronald F. Olsen .............  58   Director
  Ralph Z. Sorenson ...........  65   Director
  Carole F. St. Mark ..........  55   Director
  Delbert C. Staley ...........  74   Director
  Bernee D.L. Strom ...........  51   Director
  Alfred M. Zeien .............  68   Director

        We have provided current information below about our executive officers and directors.

        Gary T. DiCamillo is Chief Executive Officer and Chairman of the Board of Directors of Polaroid and has been a director since 1995. Prior to joining Polaroid in 1995 he was employed at Black & Decker Corporation (a global marketer and manufacturer of products for consumer and commercial applications). From 1993 to 1995 he was Group Vice President of Black & Decker Corporation and President of its Power Tools and Accessories business. From 1988 to 1993 he was President of the North America Power Tools business at Black & Decker Corporation. He is also a director of Pella Corporation, Sheridan Group and Whirlpool Corporation.

        Judith G. Boynton is Executive Vice President and Chief Financial Officer and joined Polaroid in April 1998. Prior to joining Polaroid, she was employed as Vice President and Controller at Amoco Corporation. Prior to becoming Vice President and Controller, she held various finance management positions within Amoco. She is currently a director of Convergys Corporation.

        William O'Neill is Executive Vice President and President of Corporate Business Development and joined Polaroid in 1969. He was elected Corporate Controller in 1980, Vice President and Controller in 1982, Group Vice President in 1984, Group Vice President and Chief Financial Officer in 1990, Executive Vice President and Chief Financial Officer in 1992, and to his present position in 1997.

        Carole J. Uhrich was appointed to her present position of Executive Vice President and Assistant Chief Operating Officer in September 1998. She joined Polaroid in 1966 and has served in various capacities since then, including Executive Vice President, Global Supply Chain in 1996 and 1997 and Executive Vice President, Commercial Imaging Group between 1992 and

1996. She is a director of Maytag Corporation and Ceridian Corporation.

        Jeremiah Noonan was appointed to his present position of Senior Vice President, Worldwide Marketing in December 1998. He joined Polaroid in 1996 and has served in various capacities since then, including as Vice President and General Manager, North American Consumer. Prior to joining Polaroid, he was employed as Senior Vice President, Marketing for Nabisco Biscuit Co. and as Marketing Director for Frito-Lay, Inc., a unit of Pepsico.

        Thomas M. Lemberg is Senior Vice President, General Counsel and Secretary of Polaroid and joined Polaroid in 1996. Prior to joining Polaroid, he served as Vice President, General Counsel and Secretary at Lotus Development Corporation from 1987 to 1995. He is a director of Rowecom Inc.

        Joseph G. Parham is Senior Vice President, Human Resources of Polaroid and President, Polaroid Eyewear, Inc. and joined Polaroid in 1973. He has served in various other capacities and was elected to his present position in January 1998.

        Carl Lueders was appointed to his present position of Vice President and Controller in 1996. He joined Polaroid in 1979 and has held various other positions, including Senior Controller for Photographic Imaging from 1993 to 1996.

        Ralph E. Gomory has been a director since 1993. He is President of the Alfred P. Sloan Foundation, a philanthropic foundation, and has held that position since 1989. He is also a director of Ashland, Inc., Bank of New York, Lexmark International, Inc. and Washington Post Company.

        Frank S. Jones has been a director since 1973. He was Distinguished Leadership Professor for the 1996-1997 academic year at Morehouse College in Atlanta, Georgia. Since 1992 he has been Ford Professor of Urban Affairs Emeritus, Massachusetts Institute of Technology. He is also a director of Scientific Games Holdings Corporation.

        Stephen P. Kaufman has been a director since September 1997. He has been President and Chief Executive Officer of Arrow Electronics, Inc., a distributor of semiconductors, computer peripherals and components, since 1986. He is a director of Arrow Electronics, Inc. and has been Chairman of the Board of Arrow Electronics, Inc. since 1994.

        John W. Loose has been a director since 1994. Since 1996 he has been the President of Corning Communications, Corning, Inc., a manufacturer of advanced glass materials and components. From 1993 to 1996 he was the Executive Vice President of Corning, Inc. and also President and Chief Executive Officer of Corning Consumer Products Company. From 1990 to 1993 he was Executive Vice President, Information Display Group, of Corning, Inc. He is also a director of Corning, Inc.

        Albin F. Moschner has been a director since 1994. Since 1997, he has been President and Chief Executive Officer of MilleCom Inc., an internet-based communications company. From 1996 to 1997 he was Vice Chairman of DIBA Inc., a computer software company. From 1995 to 1996 he was President and Chief Executive Officer of Zenith Electronics, a television manufacturer. From 1993 to 1995 he was President and Chief Operating Officer, Zenith Electronics, and from 1991 to 1993 he was Senior Vice President, Zenith Electronics. He is also a director of Pella Windows Corporation, Vision Solutions Inc., Wintrust Financial Corporation and MilleCom Inc.

        Ronald F. Olsen has been a director since 1996. Since October 1996 he has been a Technical Specialist for Polaroid. From 1992 to October 1996 he was a Mechanical Specialist for Polaroid.

        Ralph Z. Sorenson has been a director since 1984. Since 1993 he has been Professor Emeritus, University of Colorado. From 1992 to 1993 he was Dean of the College of Business at the University of Colorado. From 1989 until 1992 he was an Adjunct Professor at Harvard Business School. Prior to that time, he was the Chairman of the Board, President and Chief Executive Officer of Barry Wright Corporation. He is also a director of Eaton Vance Corporation, Exabyte Corporation, Houghton Mifflin Company, Sweetwater, Inc., Whole Foods Market, Inc. and Xenometrix, Inc.

        Carole F. St. Mark has been a director since 1998. Since 1997 she has been President of Growth Management, LLC, a business development and strategic management company. From 1994 to 1997 she was President and Chief Executive Officer of Pitney Bowes Business Services, a unit of Pitney Bowes, Inc., and from 1990 to 1994 she was President of Pitney Bowes Business Supplies and Services. She is a non-executive director of Royal SunAlliance Insurance Group PLC and is currently a director of SuperValu, Inc. and Gerber Scientific, Inc.

        Delbert C. Staley has been a director since 1989. He has been retired since October 1991. From October 1989 until October 1991 he was Chairman and director of the NYNEX International Management Committee. From 1983 until his retirement in September 1989 he was Chairman, Chief Executive Officer and a director of NYNEX Corporation. Mr. Staley is a director of SRA International, Inc. and a member of the Board of Advisers of the Cassidy Companies, Inc. He is Chairman of Alcatel Network Systems, Inc., Chairman of the Board of the Asian Infrastructure Telecommunications Fund, and Principal of East Haven Investments, Ltd. He is a member of the Board of Managers of Rose-Hulman Institute of Technology and a member of the Board of Trustees of the New York Racing Association, Inc.

        Bernee D. L. Strom has been a director since 1996. Since 1990, she has been President and Chief Executive Officer of The Strom Group, an investment and business advisory firm that specializes in startups and turnarounds of high technology companies. Since July 1997 she has been a director of Walker Digital, an intellectual property studio, and its first spin-out, Priceline.com, an internet commerce company. From April 1995 to June 1997, she was President and Chief Executive Officer of USA Digital Radio Partners, LP, a communication and technology company, a partnership between Gannett Co., Inc., and Westinghouse Electric Corporation. From 1990 to 1994, she was President and Chief Executive Officer of MBS Technologies, Inc., a software publishing company. She is also a director of Krug International and Walker Digital, a former director of Software Publishing Corporation and DDL Electronics Corporation and a member of the Board of Advisors of the J. L. Kellogg Graduate School of Management of Northwestern University.

        Alfred M. Zeien has been a director since 1985. Since February 1991, he has been Chairman of the Board and Chief Executive Officer of The Gillette Company, a manufacturer of consumer products. From January 1991 to February 1991, he was President and a director and prior to that time Vice Chairman of the Board of The Gillette Company. He is also a director of BankBoston Corporation, The Gillette Company, Massachusetts Mutual Life Insurance Company and Raytheon Company.

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                             DESCRIPTION OF NOTES

        You can find the definitions of certain terms used in this description under the caption "Certain Definitions" in this section. In this section, when we refer to "Polaroid," "we" or "our," we mean Polaroid Corporation only and not Polaroid Corporation and its consolidated subsidiaries.

        Polaroid will issue the Notes pursuant to the Indenture dated as of January 9, 1997 (the "Original Indenture") between Polaroid and State Street Bank and Trust Company, as Trustee (the "Trustee"), as supplemented by a Supplemental Indenture dated as of February 17, 1999 (the "Supplemental Indenture" and, together with the Original Indenture, the "Indenture"). The Original Indenture is filed as an exhibit to the registration statement of which the Prospectus forms a part, and we will file the Supplemental Indenture as an exhibit to a Current Report on Form 8-K. Certain terms of the Notes are defined in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, will define your rights as holders of the Notes. The following description of the particular terms of the Notes (referred to in the attached Prospectus as the "Debt Securities") supplements, and to the extent inconsistent, replaces, the description of the general terms and provisions of the Debt Securities set forth in the attached Prospectus.

Brief Description of the Notes

        These Notes:

        o   will be general unsecured obligations of Polaroid;

        o   will rank senior to all of our future subordinated debt;

        o will rank equally in right of payment with all existing and future senior debt of Polaroid, including the 8% Notes due March 15, 1999 of $200 million in aggregate principal amount (until their repayment from the net proceeds of the offering) and the 6-3/4% Notes due January 15, 2002 and the 7-1/4% Notes due January 15, 2007, each in aggregate principal amount of $150 million, borrowings under the Amended Credit Agreement and borrowings under our short-term lines of credit; and

        o will not be guaranteed by any of Polaroid's subsidiaries except as set forth below under "--Certain Covenants--Subsidiary Guarantees."

        Although the Notes will rank equally with borrowings under the Amended Credit Agreement, Holders of the Notes will be effectively subordinated to the lenders under the Amended Credit Agreement to the extent of the collateral securing these borrowings. See "Description of Certain Debt--The Amended Credit Agreement." In addition, the Notes will be effectively subordinated to the outstanding debt and other liabilities (including trade payables) of those of Polaroid's subsidiaries that are not guarantors of the Notes. At December 31, 1998, the total outstanding debt of Polaroid's subsidiaries was approximately $20.1 million. See "Risk Factors--Substantial Level of Debt," "--Additional Borrowings Available," "--Ability to Service Debt," "--Effective Subordination," "--Financing Change of Control Offer," "--Restrictions Imposed by the Terms of the Debt" and "--Liquidity and Financial Flexibility." On the Issue Date, none of Polaroid's Subsidiaries will guarantee the Notes. However, Polaroid's Domestic Restricted Subsidiaries will be required to guarantee the Notes under the circumstances described below under the caption "--Certain Covenants--Subsidiary Guarantees."

        As of the Issue Date, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee these Notes.

        Except as set forth in the next paragraph, the Notes will initially be issued in the form of one or more global notes which will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company and registered in the name of Cede & Co., as nominee of the

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Depositary. Notes that are issued as described below under "--Book-Entry,
Delivery and Form--Certificated Securities" will be issued in the form of registered definitive certificates.

Principal, Maturity and Interest

        The Indenture will permit Polaroid to issue Notes with a maximum aggregate principal amount of $350.0 million, of which $275.0 million will be issued in the offering. Polaroid will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on February 15, 2006.

        Interest on the Notes will accrue at the rate of 11-1/2% per annum and will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 1999. Polaroid will make each interest payment on the Notes to the holders of record on the immediately preceding January 31 and July 31.

        Interest on the Notes will accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a holder has given wire transfer instructions to Polaroid, Polaroid will pay all principal, interest and premium payments on that holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless Polaroid elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Polaroid may require a holder to pay any taxes and fees required by law or permitted by the Indenture. Polaroid is not required to transfer or exchange any Note selected for redemption. Also, Polaroid is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

        The registered holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

        Polaroid may redeem the Notes, in whole or in part, at any time at its option upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest to, the date of redemption (the "Redemption Date").

        At any time prior to February 15, 2002, Polaroid may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price of 111.500% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date, with the net cash proceeds of one or more Equity Offerings; provided that:

        (1) at least 65% in aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by Polaroid and its Restricted Subsidiaries); and

        (2) the redemption must occur within 45 days of the date of the closing of such Equity Offering.

Mandatory Redemption

        Polaroid is not required to make mandatory redemption or sinking fund payments with respect to these Notes.

Repurchase at the Option of Holders

        Change of Control

        If a Change of Control occurs, each holder of Notes will have the right to require Polaroid to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's Notes pursuant to a Change of Control Offer. In the Change of Control Offer, Polaroid will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest thereon, to the date of purchase. Within ten days following any Change of Control, Polaroid will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice (which date shall be no earlier than 30 days nor later than 60 days after the notice is mailed), pursuant to the procedures required by the Indenture and described in such notice. Polaroid will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Polaroid shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

        On the Change of Control Payment Date, Polaroid will, to the extent lawful:

        (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

        (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

        (3) deliver or cause to be delivered to the Paying Agent the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by Polaroid.

        The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

        Polaroid will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require Polaroid to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that Polaroid repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The agreements governing some of our other senior debt contain prohibitions of certain events that would constitute a Change of Control, and a Change of Control may constitute an event of default under the Amended Credit Agreement. In addition, the exercise by the holders of Notes of their right to require Polaroid to repurchase the Notes upon a Change of Control could cause a default under the other senior debt, including the Amended Credit Agreement, even if the Change of Control itself does not, due to the financial effect of such repurchases on Polaroid. Finally, Polaroid's ability to pay cash to the holders of Notes upon a repurchase may be limited by Polaroid's then existing financial resources. See "Risk Factors--
Financing Change of Control."

        Polaroid will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Polaroid and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Polaroid and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require Polaroid to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of

Polaroid and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        Asset Sales

        Polaroid will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

        (1) Polaroid (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

        (2) except with respect to Designated Assets, at least 75% of the consideration therefor received by Polaroid or such Restricted Subsidiary is in the form of cash or Cash Equivalents. Only for purposes of this provision, each of the following shall be deemed to be cash:

              (a) any liabilities (as shown on Polaroid's or such Restricted
                  Subsidiary's most recent balance sheet) of Polaroid or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Polaroid or such Restricted Subsidiary from further liability; and

              (b) any securities, notes or other obligations received by
                  Polaroid or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Polaroid or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Polaroid may apply such Net Proceeds:

        (1) to repay Indebtedness which ranks equally with the Notes under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

        (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

        (3) to make a capital expenditure in a Permitted Business; or

        (4) to acquire other long-term assets that are used or useful in a Permitted Business.

        Pending the final application of any such Net Proceeds, Polaroid may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, Polaroid will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Polaroid may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        Polaroid will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of

Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, Polaroid will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption by such method as the Trustee shall deem fair and appropriate.

        No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or those portions of them called for redemption.

Certain Covenants

        The Indenture will contain, among others, the following covenants:

        Restricted Payments

        Polaroid will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

        (1) declare or pay any dividend or make any other payment or distribution on account of Polaroid's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any distribution, dividend or payment in connection with any merger or consolidation involving Polaroid or any of its Restricted Subsidiaries) or to the direct or indirect holders of Polaroid's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Polaroid or to Polaroid or a Restricted Subsidiary of Polaroid);

        (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Polaroid) any Equity Interests of Polaroid, any Restricted Subsidiary of Polaroid or any direct or indirect parent of Polaroid;

        (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except the scheduled payment of interest or principal at the Stated Maturity thereof; or

        (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

        (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (2) Polaroid would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

        (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Polaroid and its Restricted Subsidiaries after the

              Issue Date (excluding Restricted Payments permitted by clauses
              (3), (4) and (5) of the next succeeding paragraph) is less than the sum, without duplication, of:

              (a) 50% of the Consolidated Net Income of Polaroid for the period
                  (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Polaroid's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

              (b) 100% of the aggregate net cash proceeds received by Polaroid since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity
                  Interests of Polaroid (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of Polaroid that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Polaroid); plus

              (c) to the extent not already included in Consolidated Net Income of Polaroid for such period, if any Restricted Investment that was made by Polaroid or any Restricted Subsidiary after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted
                  Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment or designated amount of Unrestricted Subsidiary; plus

              (d) to the extent that any Unrestricted Subsidiary is designated by Polaroid as a Restricted Subsidiary after the Issue
                  Date, an amount equal to the lesser of (1) the net book value of Polaroid's Investment in such Unrestricted Subsidiary at the time of such designation and (2) the fair market value of Polaroid's Investment in such Unrestricted Subsidiary at the time of such designation.

        The preceding provisions will not prohibit:

        (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

        (2) the payment of cash dividends in an amount not to exceed $7.5 million in any fiscal quarter;

        (3) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Polaroid or of any Equity Interests of Polaroid or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Polaroid) of, Equity Interests of Polaroid (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

        (4) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Polaroid with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

        (5) the payment of any dividend or distribution by a Restricted Subsidiary of Polaroid to the holders of its common Equity Interests so long as Polaroid or such Restricted Subsidiary receives at least its pro rata share (and in like form) of such dividend or distribution in accordance with its common Equity Interests;

        (6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Polaroid or any

            Restricted Subsidiary of Polaroid held by any member of Polaroid's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period;

        (7) the deemed repurchase of Capital Stock by Polaroid on the exercise of stock options; and

        (8) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (8) since the Issue Date, does not exceed $30.0 million;

provided that Polaroid will not and will not permit any of its Restricted Subsidiaries to make any Restricted Payment contemplated by clauses (2), (3),
(4), (6), (7) and (8) above so long as a Default or an Event of Default has occurred and is continuing.

        If any event would increase the amounts available under clause (a) through (d) above and, but for this sentence, also increase capacity for Permitted Investments, then the Company may choose to increase the amounts under clause (a) through (d) above or Permitted Investments, but not both.

        The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset, assets or securities proposed to be transferred or issued to or by Polaroid or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, Polaroid shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

        Incurrence of Indebtedness and Issuance of Preferred Stock

        Polaroid will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Polaroid will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Polaroid and any Guarantor may incur Indebtedness (including Acquired Debt), and Polaroid may issue Disqualified Stock, if the Fixed Charge Coverage Ratio for Polaroid's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):


        (1) the incurrence by Polaroid of additional Indebtedness and letters of credit pursuant to Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Polaroid thereunder) at any one time outstanding under this clause (1) not to exceed $350.0 million as of such date of incurrence, less the aggregate amount of all Net Proceeds of Asset Sales applied to repay Indebtedness outstanding under one or more Credit Facilities (and to reduce commitments with respect thereto if the Indebtedness being repaid is revolving Indebtedness) pursuant to clause (1) of the second paragraph of the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales;"

        (2) the incurrence by Foreign Subsidiaries of Indebtedness under Foreign Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Foreign Subsidiaries thereunder) at any time outstanding under this clause (2), does not exceed an amount equal to the greater of (a) $100.0 million and (b) the Foreign Borrowing Base of such Foreign Subsidiaries as of such date of incurrence;

        (3) the incurrence by Polaroid and its Restricted Subsidiaries of the Existing Indebtedness;

        (4) the incurrence by Polaroid of Indebtedness represented by the Notes to be issued on the Issue Date;

        (5) the incurrence by Polaroid or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Polaroid or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause
            (5), not to exceed the greater of (a) $50.0 million or (b) 3.0% of Consolidated Tangible Assets at any time outstanding;

        (6) the incurrence by Polaroid or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (3), (4), (12) or this clause (6) of this paragraph;

        (7) the incurrence by Polaroid or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Polaroid and any of its Restricted Subsidiaries; provided, however, that:

              (a) if Polaroid is the obligor on such Indebtedness, such
                  Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and the Indenture; and

              (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Polaroid or a Restricted Subsidiary thereof and
                  (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Polaroid or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Polaroid or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

        (8) the incurrence by Polaroid or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding or for the purpose of hedging foreign currency exchange risk;

        (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Polaroid as accrued;

       (10) the Guarantee by Polaroid or any Guarantor of Indebtedness of Polaroid or any Guarantor that was permitted to be incurred by another provision of this covenant;

       (11) the Guarantee by Polaroid of Indebtedness of a Foreign Subsidiary that was permitted to be incurred by another provision of this covenant;

       (12) the incurrence by Polaroid or any Guarantor of additional Indebtedness or Attributable Debt in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness or Attributable Debt incurred pursuant to this clause (12), not to exceed $100.0 million; and

       (13) the incurrence by Polaroid's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Polaroid that was not permitted by this clause (13).

        Polaroid will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Polaroid unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of Polaroid shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Polaroid solely by virtue of being unsecured.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Polaroid will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant.

        Indebtedness under Credit Facilities outstanding on the Issue Date shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) above.

        Liens

        Polaroid will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

        Sale and Leaseback Transactions

        Polaroid will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Polaroid or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

        (1) Polaroid or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable
            Debt relating to such sale and leaseback transaction under (a) the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," or (b) clause
            (12) of the second paragraph of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," provided that, in the case of this clause (b), the aggregate amount of Attributable Debt relating to all such sale and leaseback transactions shall not exceed $50.0 million at any one time outstanding;

        (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value of the property that is the subject of that sale and leaseback transaction; and

        (3) the transfer of assets in that sale and leaseback transaction is permitted by, and Polaroid or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

        Dividend and Other Payment Restrictions Affecting Restricted
              Subsidiaries

        Polaroid will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (1) pay dividends or make any other distributions on its Capital Stock to

            Polaroid or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any debt owed to Polaroid or any of its Restricted Subsidiaries;

        (2) make loans or advances to Polaroid or any of its Restricted Subsidiaries; or

        (3) transfer any of its properties or assets to Polaroid or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

        (1) Existing Indebtedness as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the Issue Date;

        (2) The Amended Credit Agreement and Foreign Credit Facilities, each as in effect on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the facility so amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced, as in effect on the Issue Date;

        (3) the Indenture and the Notes;

        (4) applicable law;

        (5) any instrument governing Indebtedness or Capital Stock of a Person acquired by Polaroid or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

        (6) customary non-assignment provisions in leases entered into in the ordinary course of business;

        (7) capital leases, mortgage financings or purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

        (8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

        (9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

       (10) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

       (11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

       (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

        Merger, Consolidation, or Sale of Assets

        Polaroid will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Polaroid is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Polaroid and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

        (1) either: (a) Polaroid is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Polaroid) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

        (2) the Person formed by or surviving any such consolidation or merger (if other than Polaroid) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Polaroid under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

        (3) immediately after such transaction no Default or Event of Default exists; and

        (4) Polaroid or the Person formed by or surviving any such consolidation or merger (if other than Polaroid) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

        In addition, Polaroid may not, directly or indirectly, lease all or substantially all of its properties or assets in one or more related transactions, to any other person.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Polaroid and any of its Restricted Subsidiaries.

        Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Polaroid and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as Polaroid shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

        Transactions with Affiliates

        Polaroid will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

        (1) such Affiliate Transaction is on terms that are no less favorable to Polaroid or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Polaroid or such Restricted Subsidiary with an unrelated Person; and

        (2) Polaroid delivers to the Trustee:

              (a) with respect to any Affiliate Transaction or series of related

                  Affiliate Transactions involving aggregate consideration of less than $10.0 million, a certificate of Polaroid's chief executive officer or chief financial officer certifying that such Affiliate Transaction complies with this covenant;

              (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration equal to or in excess of $10.0 million and less than $50.0 million, a certificate of Polaroid's chief executive officer or chief financial officer, approved by Polaroid's Board of Directors, certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

              (c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

        (1) any employment agreement entered into by Polaroid or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Polaroid or such Restricted Subsidiary, as the case may be;

        (2) transactions between or among Polaroid and/or its Restricted Subsidiaries;

        (3) any sale or other issuance of Equity Interests (other than Disqualified Stock) of Polaroid;

        (4) payment of reasonable fees and compensation and indemnity on behalf of officers, directors, employees and consultants of Polaroid or any Subsidiary of Polaroid who are not otherwise Affiliates of Polaroid or the Subsidiary, as the case may be;

        (5) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments;"

        (6) reasonable payments, advances or loans to employees or consultants for moving, entertainment and travel expenses and similar expenditures in the ordinary course of business; and

        (7) transactions with joint ventures or alliances in the ordinary course of business and otherwise in compliance with the terms of the Indenture on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

        Subsidiary Guarantees

        The Indenture will provide that Polaroid will cause each of Polaroid's existing and future Domestic Restricted Subsidiaries that is or becomes a Significant Subsidiary to (A) execute and deliver to the Trustee a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of Polaroid's obligations under the Notes on the terms set forth in such supplemental indenture and (B) deliver to the Trustee an opinion of counsel reasonably satisfactory to the Trustee that such supplemental indenture has been duly executed and delivered by such Restricted Subsidiary.

        In addition, Polaroid will not permit any of its Restricted Subsidiaries after the Issue Date, to guarantee or pledge any assets to secure the payment of any other Indebtedness of Polaroid unless such Restricted Subsidiary simultaneously (A) executes and delivers to the Trustee a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of Polaroid's obligations under the Notes on the terms set forth in such supplemental indenture and (B) delivers to the Trustee an opinion of counsel reasonably satisfactory to the Trustee that such supplemental indenture has been duly executed and delivered by such Restricted Subsidiary.

        No Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to such Guarantor's Guarantee of the Notes on substantially identical terms; provided, however, that no Indebtedness of a Guarantor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Guarantor solely by virtue of being unsecured.

        Business Activities

        Polaroid will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as would not be material to Polaroid and its Restricted Subsidiaries, taken as a whole.

        Payments for Consent

        Polaroid will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

        Reports

        Whether or not required by the Commission, so long as any Notes are outstanding, Polaroid will furnish to the holders of Notes, within the time periods specified in the Commission's rules and regulations:

        (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K (or any successor forms) if Polaroid were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Polaroid and its Subsidiaries and, with respect to the annual information only, a report on the annual financial statements by Polaroid's certified independent accountants; and

        (2) all current reports that would be required to be filed with the Commission on Form 8-K (or any successor form) if Polaroid were required to file such reports.

        If Polaroid has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Polaroid and its Restricted Subsidiaries separate from the aggregate financial condition and results of operations of the Unrestricted Subsidiaries of Polaroid.

        In addition, whether or not required by the Commission, Polaroid will file a copy of all information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

        Each of the following is an Event of Default:

        (1) default for 30 days in the payment when due of interest on the Notes;

        (2) default in payment when due of the principal of, or premium, if any, on the Notes;

        (3) failure by Polaroid to comply with the provisions described under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

        (4) failure by Polaroid for 30 days after notice to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control,"

            "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments" or "--Certain
            Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;"

        (5) failure by Polaroid or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture;

        (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Polaroid or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Polaroid or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

              (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

              (b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

        (7) failure by Polaroid or any of its Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

        (8) certain events of bankruptcy or insolvency with respect to Polaroid or any of its Subsidiaries.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Polaroid or any Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

        The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

        In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Polaroid with the intention of avoiding payment of the premium that Polaroid would have had to pay if Polaroid then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

        Polaroid is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Polaroid is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of Polaroid, as such, shall have any liability for any obligations of Polaroid under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        Polaroid may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for:

        (1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

        (2) Polaroid's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

        (3) the rights, powers, trusts, duties and immunities of the Trustee, and Polaroid's obligations in connection therewith; and

        (4) the Legal Defeasance provisions of the Indenture.

        In addition, Polaroid may, at its option and at any time, elect to have the obligations of Polaroid released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1) Polaroid must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and Polaroid must specify whether the Notes are being defeased to maturity or to a particular redemption date;

        (2) in the case of Legal Defeasance, Polaroid shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) Polaroid has received from, or there has been published by, the Internal Revenue Service a ruling or
            (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3) in the case of Covenant Defeasance, Polaroid shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other

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            than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

        (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Polaroid or any of its Subsidiaries is a party or by which Polaroid or any of its Subsidiaries is bound;

        (6) Polaroid must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of Polaroid between the date of deposit and the 91st day following the deposit and assuming that no holder is an "insider" of Polaroid under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

        (7) Polaroid must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by Polaroid with the intent of preferring the holders of Notes over the other creditors of Polaroid with the intent of defeating, hindering, delaying or defrauding creditors of Polaroid or others; and

        (8) Polaroid must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

        (1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

        (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

        (3) reduce the rate of or change the time for payment of interest on any Note;

        (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

        (5) make any Note payable in money other than that stated in the Notes;

        (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

        (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

        (8) make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of Notes, Polaroid and the Trustee may amend or supplement the Indenture or the
Notes:

        (1) to cure any ambiguity, defect or inconsistency;

        (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

        (3) to provide for the assumption of Polaroid's obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Polaroid's assets;

        (4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

        (5) to provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture; or

        (6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Book-Entry, Delivery and Form

        Except under the limited circumstances described below, the Notes will be issued in the form of one or more global Notes (the "Global Notes"), representing the total amount of Notes issued by Polaroid. The Global Notes will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company (the "Depositary") and in the name of Cede & Co., as nominee of the Depositary. Cede & Co. is referred to herein as the "Global Note Holder." As a result, beneficial interests in the Global Notes will be shown on, and transfers of the Global Notes will be made only through, records maintained by the Depositary and its participants, who are described below.

        The Global Notes will be exchangeable for definitive certificates in registered form with the same terms as the Global Notes only if:

        o the Depositary is unwilling or unable to continue to act as a depositary or the Depositary ceases to be a clearing agency registered under applicable law and, in each case, a successor depositary is not appointed by Polaroid within 90 days;

        o   if there is an Event of Default; or

        o we decide, in our sole discretion, to exchange the Global Notes, in whole but not in part, for definitive certificates.

If definitive certificates are issued in exchange for all or part of the Global Notes, then such definitive certificates may be exchanged for an interest in the Global Notes representing the principal amount of Notes being transferred, unless the Global Notes have already been exchanged for definitive securities. In all cases, definitive certificates delivered in exchange for any Global Note, or beneficial interests therein, will be registered in names, and issued in any approved denominations, requested by or on behalf of the Depositary, in accordance with its customary procedures, and may bear restrictive legends regarding their transfer.

        The Depositary is a limited-purpose trust company that was created to hold securities for its participant organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

        Polaroid expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Notes will be limited to such extent.

        So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither Polaroid nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes. In addition, Polaroid and the Trustee may conclusively rely on and will be protected in relying on instructions from the Depositary or its nominee as the registered owner of the Notes for all purposes.

        Payments in respect of the principal of, premium, if any, interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Polaroid and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither Polaroid nor the Trustee has or will have any responsibility or liability for the payment of such amounts to, or the identification of, beneficial owners of Notes. Polaroid believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their interests in such payments, as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants. Transfers between Participants in the Depositary will be effective in accordance with the Depositary's procedures, and will be settled in same-day funds.

        The Depositary has advised Polaroid that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account the Depositary interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant has or have given direction.

        The Depositary's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within the Depositary ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

        However, the Depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom the Depositary acquires services to:

(i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depositary is in the process of developing such contingency plans as it deems appropriate.

        According to the Depositary, the foregoing information with respect to Year 2000 problems has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

        The information in this section regarding the Depositary and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy of this information. In addition, we have no responsibility for the performance by the Depositary or its Participants of their obligations as described here or under the rules and procedures governing these obligations.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

        (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

        (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person to the extent of the fair market value of such asset.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

        "Amended Credit Agreement" means that certain Amended Credit Agreement, dated as of December 11, 1998, by and among Polaroid and the lenders party thereto, providing for up to $350.0 million of revolving credit borrowings, including any related notes, Guarantees, lines of credit, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

        "Applicable Premium" means, with respect to any Note on any Redemption Date, the greater of:

        (1) 1.0% of the principal amount of the Note; or

        (2) the excess of:

              (a) the present value at such Redemption Date of (i) the
                  principal amount of the Note at February 15, 2006 plus
                  (ii) all required interest payments due on the Note through February 15, 2006 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

              (b) the principal amount of the Note.

        "Asset Sale" means:

        (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Polaroid and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

        (2) the issuance of Equity Interests in any of Polaroid's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

        (1) any single transaction or series of related transactions that: (a) involves assets having a Fair Market Value of less than $5.0 million; or (b) results in net proceeds to Polaroid and its Restricted Subsidiaries of less than $5.0 million;

        (2) a transfer of assets between or among Polaroid and its Restricted Subsidiaries;

        (3) an issuance of Equity Interests by a Restricted Subsidiary to Polaroid or to another Restricted Subsidiary;

        (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

        (5) the sale or other disposition of cash or Cash Equivalents;

        (6) the licensing of Polaroid's Intellectual Property in the ordinary course of business; provided that the aggregate licensing and other fees paid in respect of all such Intellectual Property shall not exceed $15.0 million per annum; and

        (7) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments."

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The term "beneficially owns" shall have a corresponding meaning.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

        (1) in the case of a corporation, corporate stock;

        (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

        (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

        (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

        (1) United States dollars;

        (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

        (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Amended Credit Agreement or with any commercial bank located in the United States having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

        (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and
            (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

        (5) commercial paper having the highest rating obtainable from Moody's or Standard & Poor's and in each case maturing within six months after the date of acquisition;

        (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through
            (5) of this definition; and

        (7) in the case of Investments made by any Foreign Subsidiary, obligations, deposits and repurchase obligations comparable to those specified in clauses (2), (3) and (4) above (except that such obligations may be issued or guaranteed by the country in which such Foreign Subsidiary is located and such deposits and repurchase obligations may be made with comparable banks and trust companies located in such countries); provided, in the case of Investments comparable to those specified in clauses (2) and (3) above, that such Investment matures (or permits the holder thereof at its option to require repayment or repurchase thereof) within 90 days from the acquisition thereof by Polaroid or a Foreign Subsidiary of Polaroid.

        "Change of Control" means the occurrence of any of the following:

        (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Polaroid and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

        (2) the adoption of a plan relating to the liquidation or dissolution of Polaroid;

        (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Polaroid, measured by voting power rather than number of shares;

        (4) the first day on which a majority of the members of the Board of Directors of Polaroid are not Continuing Directors; or

        (5) Polaroid consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Polaroid, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Polaroid or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Polaroid outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

        (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

        (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

        (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

        (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

        (5) the aggregate amount of restructurings, write-downs and reserves of Russian and other assets by Polaroid during 1998 as described in this Prospectus Supplement under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" to the extent such write-downs and reserves were deducted in computing Consolidated Net Income; provided that the aggregate amount added to Consolidated Cash
            Flow pursuant to this clause (5) shall not exceed $100.0 million; plus

        (6) non-cash compensation expense incurred in connection with Polaroid's employee stock ownership plan to the extent such compensation expense was deducted in computing Consolidated Net Income; minus

        (7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

        (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

        (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

        (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

        (4) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified person or one of its Subsidiaries; and

        (5) the cumulative effect of a change in accounting principles shall be excluded.

        "Consolidated Tangible Assets" means the total assets shown on the most recent quarterly reviewed consolidated balance sheet of Polaroid and its consolidated subsidiaries, after deducting the amount of all goodwill, trademarks and other intangibles.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Polaroid who:

        (1) was a member of such Board of Directors on the Issue Date; or

        (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Facilities" means, with respect to Polaroid or any of its Domestic Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Amended Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers' acceptances or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Assets" means (1) the common stock of SDI Holding Corp. and the preferred stock of Sterling Dry Imaging Systems, Inc., in each case, held by Polaroid on the Issue Date, (2) Polaroid's graphics imaging business and all assets used primarily in connection therewith, including, without limitation, Polaroid's Graphic Imaging division, and (3) Polaroid's new coating facility located in New Bedford, Massachusetts.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature (other than Capital Stock that is mandatorily convertible or exchangeable into Equity Interests of Polaroid that are not themselves Disqualified Stock). Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Polaroid to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Polaroid may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--
Restricted Payments."

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Polaroid.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means (i) any issuance of common stock by Polaroid (other than to an Affiliate of Polaroid) that is registered pursuant to the Securities Act, other than issuances that would, on the Issue Date, be required to be registered on Form S-8 or Form S-4 and (ii) any private issuance of common stock by Polaroid (other than to an Affiliate of Polaroid), excluding, in the case of clauses (i) and (ii) above, issuances of common stock pursuant to employee benefit plans or otherwise as compensation to employees of Polaroid.

        "Existing Indebtedness" means up to $520.0 million in aggregate principal amount of Indebtedness of Polaroid and its Subsidiaries (other than Indebtedness under the Amended Credit Agreement and Foreign Credit Facilities) in existence on the Issue Date, until such amounts are repaid.

        "Fair Market Value" means the fair market value of any Asset Sale, Investment, property or asset based upon (a) with respect to any Asset Sale, Investment, property or asset in an amount less than $10.0 million, a certificate of Polaroid's chief executive officer or chief financial officer,
(b) with respect to any Asset Sale, Investment, property or asset in an amount equal to or greater than $10.0 million and less than $50.0 million, a certificate of Polaroid's chief executive officer or chief financial officer approved by Polaroid's Board of Directors whose resolution with respect thereto shall be delivered to the Trustee and (c) with respect to any Asset Sale, Investment, property or asset in an amount equal to or in excess of $50.0 million, an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing approved by Polaroid's Board of Directors whose resolution with respect thereto shall be delivered to the Trustee.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

        (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

        (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

        (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

        (4) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Polaroid (other than Disqualified Stock) or to Polaroid or a Restricted Subsidiary of Polaroid, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage
Ratio:

        (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

        (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

        (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "Foreign Borrowing Base" means, with respect to any Foreign Subsidiary, as of any date, the amount not to exceed the sum of (a) 85% of the net book value of all non-affiliate accounts receivable owned by such Foreign Subsidiary as of such date, and (b) 60% of the book value of all inventory owned by such Foreign Subsidiary as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, Polaroid may utilize the most recent available information for purposes of calculating the Foreign Borrowing Base.

        "Foreign Credit Facilities" means, with respect to any of Polaroid's Foreign Subsidiaries, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Foreign Subsidiary" means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantor" means each Subsidiary of Polaroid that executes and delivers a supplemental indenture pursuant to the covenant described above under the caption "--Certain Covenants--Subsidiary Guarantees."

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

        (1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and foreign exchange hedging agreements; and

        (2) other agreements or arrangements entered into in the ordinary course of business designed to protect such Person against fluctuations in interest rates and foreign exchange rates.

        "Indebtedness" means, with respect to any specified Person, any debt of such Person, whether or not contingent, in respect of:

        (1) borrowed money;

        (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

        (3) banker's acceptances or similar instruments (excluding any such obligations which do not arise from a repayment of Indebtedness and which are repaid within three business days of the date incurred);

        (4) Capital Lease Obligations;

        (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

        (6) Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) but excludes (where such Indebtedness is not assumed by such Person) any such Indebtedness in excess of the fair market value of such asset. The term "Indebtedness" also includes, to the extent not otherwise included, the Guarantee by the specified Person of any debt of any other Person.

        The amount of any Indebtedness outstanding as of any date shall be:

        (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

        (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Intellectual Property" means all intellectual property rights, including proprietary technology; patents; patent applications; trademarks; trademark applications and registrations; all mask works and all applications, registrations and renewals in connection therewith; service marks; service mark applications and registrations; logos; trade names; copyrights; know-how; licenses; trade secrets; formulas; all inventions, whether patentable or unpatentable and whether or not reduced to practice; proprietary computer programs, hardware, software and related processes; and all other designs, properties, rights, and related proprietary rights and processes.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Polaroid or any Restricted Subsidiary of Polaroid sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Polaroid such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Polaroid, Polaroid shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

        "Issue Date" means the date on which the Notes will be originally issued.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such

Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

        (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:
            (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

        (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by Polaroid or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under any one or more Credit Facilities) secured by a lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

        (1) as to which neither Polaroid nor any of its Restricted Subsidiaries
            (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

        (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of Polaroid or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

        (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Polaroid or any of its Restricted Subsidiaries.

        "Obligations" means any principal, premium if any, interest, penalties, fees, indemnifications, Guarantees, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means any of the lines of business conducted by Polaroid and its Restricted Subsidiaries on the date hereof and any business similar, ancillary or related thereto or which constitutes a reasonable extension or expansion thereof, including in connection with Polaroid's existing and future technology, trademarks and patents.

        "Permitted Investments" means:

        (1) any Investment in Polaroid or in a Domestic Restricted Subsidiary of Polaroid;

        (2) any Investment in Cash Equivalents;

        (3) any Investment by Polaroid or any Restricted Subsidiary of Polaroid in a Person engaged in a Permitted Business, if as a result of such Investment:

              (a) such Person becomes a Domestic Restricted Subsidiary of
                  Polaroid; or

              (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Polaroid or a Domestic Restricted Subsidiary of Polaroid;

        (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;"

        (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Polaroid;

        (6) any Restricted Investment existing on the Issue Date and any Restricted Investment that replaces, refinances or refunds such a Restricted Investment, provided that the replacing, refinancing or refunding Investment is in an amount that does not exceed the amount so replaced, refinanced or refunded;

        (7) Hedging Obligations;

        (8) any Investment by a Foreign Subsidiary of Polaroid in any other Foreign Subsidiary of Polaroid;

        (9) additional Investments in Foreign Subsidiaries of Polaroid that are engaged in a Permitted Business having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed $20.0 million; and

       (10) other Investments in any Person engaged in a Permitted Business having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed the greater of (a) $50.0 million and (b) 3.0% of Consolidated Tangible Assets.

        "Permitted Liens" means:

        (1) Liens on assets of Polaroid or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the Indenture to be incurred;

        (2) Liens on assets of any Foreign Subsidiary securing Indebtedness and other Obligations under Foreign Credit Facilities that were permitted by the terms of the Indenture to be incurred;

        (3) Liens in favor of Polaroid or any of its Restricted Subsidiaries;

        (4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Polaroid or any Restricted Subsidiary of Polaroid; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Polaroid or the Restricted Subsidiary;

        (5) Liens on property existing at the time of acquisition thereof by Polaroid or any Restricted Subsidiary of Polaroid, provided that such Liens were in existence prior to the contemplation of such acquisition;

        (6) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

        (7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

        (8) Liens existing on the Issue Date;

        (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

       (10) Liens to secure Permitted Refinancing Indebtedness incurred to refinance any Indebtedness secured by any Lien referred to in the clauses (3), (4) and (5) in this definition of "Permitted Liens," as the case may be at the time that the original Lien became a Permitted Lien; provided, however, that with respect to any Lien incurred pursuant to this clause (10), the principal amount secured shall not be increased beyond that permitted by the original Lien nor shall any such Lien extend to any additional property (other than proceeds of the property in question);

       (11) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; provided that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefore;

       (12) easement, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of Polaroid and its Restricted Subsidiaries taken as a whole;

       (13) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods, and other similar Liens arising in the ordinary course of business;

       (14) leases or subleases granted to third Persons not interfering with the ordinary course of business of Polaroid Corporation or any of its Restricted Subsidiaries provided, however, that the aggregate fair market value of all property underlying such leases and subleases (measured at the time each such lease or sublease is entered into) shall not exceed $50.0 million;

       (15) Liens (other than any Lien imposed by the Employment Retirement Income Security Act of 1974, as amended, or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and social security;

       (16) deposits, in the aggregate not to exceed $250,000 made in the ordinary course of business to secure liability to insurance carriers;

       (17) any attachment or judgment Lien not constituting an Event of Default under clause (7) of the first paragraph of the section described above under the caption "--Events of Default and Remedies;"

       (18) any interest or title of a lessor or sublessor under any operating lease;

       (19) Liens under licensing agreements for the use of Intellectual Property entered into in the ordinary course of business with respect to obligations that do not exceed $25.0 million;

       (20) Liens incurred in connection with securing Hedging Obligations permitted by clause (8) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;"

       (21) Liens encumbering deposits made to secure obligations arising under statutory, regulatory, contractual or warranty requirements of Polaroid or any of its Restricted Subsidiaries, including rights of offset and set-off;

       (22) Liens incurred in the ordinary course of business of Polaroid or any Restricted Subsidiary of Polaroid with respect to obligations that do not exceed the greater of (a) $50.0 million and (b) 3.0% of Consolidated Tangible Assets at any one time outstanding other than other Permitted Liens as set forth in this definition; and

       (23) any renewal or substitution for any Lien permitted by clauses (1) through (22) of this definition of "Permitted Liens;" provided, however, that with respect to any Lien incurred pursuant to this clause (23), the principal amount secured shall not be increased beyond that permitted by the Lien renewed or substituted nor shall the replaced or substituted Lien extend to any additional property (other than proceeds of the property in question); and

       (24) Liens on assets of Unrestricted Securities that secure Non-Recourse Debt of Unrestricted Subsidiaries.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Polaroid or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Polaroid or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

        (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable), of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all customary expenses incurred in connection therewith);

        (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted
            Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

        (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

        (4) such Indebtedness is incurred either by Polaroid or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

        (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other
            Subsidiaries of that Person (or a combination thereof); and

        (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 15, 2006; provided, however, that if the period from the Redemption Date to February 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Unrestricted Subsidiary" means any Subsidiary of Polaroid that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

        (1) has no Indebtedness other than Non-Recourse Debt;

        (2) is not party to any agreement, contract, arrangement or understanding with Polaroid or any Restricted Subsidiary of Polaroid unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Polaroid or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Polaroid;

        (3) is a Person with respect to which neither Polaroid nor any of its Restricted Subsidiaries has any direct or indirect obligation
            (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

        (4) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Polaroid or any of its Restricted Subsidiaries; and

        (5) has at least one director on its board of directors that is not a director or executive officer of Polaroid or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Polaroid or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of Polaroid as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Polaroid as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Polaroid shall be in default of such covenant. The Board of Directors of Polaroid may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Polaroid of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

        (2) the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Subsidiary" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                          DESCRIPTION OF CERTAIN DEBT

        At December 31, 1998, we had $829 million of outstanding debt, that consisted of $220 million of borrowings under the Amended Credit Agreement, approximately $112 million in borrowings under several short-term lines of credit, $150 million total principal amount of our 6-3/4% Notes due January 14, 2002 (the "6-3/4% Notes"), $150 million total principal amount of our 7-1/4% Notes due January 15, 2007 (the "7-1/4% Notes" and $200 million total principal amount of our 8% Notes (together with the 6-3/4% Notes and the 7-1/4% Notes, the "Existing Notes").

        We summarize below certain terms of the agreements governing these loans and securities, except for the 8% Notes. The description below is not complete and is subject to, and is qualified in its entirety by, reference to the agreements governing these loans and securities. We filed the Indenture dated as of January 9, 1997 between Polaroid and State Street Bank and Trust Company, under which we issued the 6-3/4% Notes and the 7-1/4% Notes, as an exhibit to the registration statement of which the Prospectus forms a part and our Annual Report on Form 10-K for the year ended December 31, 1997. In addition, we filed the Amended Credit Agreement on a Current Report on Form 8-K on January 21, 1999. We will provide you with copies of the other agreements upon request.

The Amended Credit Agreement

        On December 11, 1998, we entered into an amendment to our existing $350 million Credit Agreement, with Morgan Guaranty Trust Company of New York, as Administrative Agent and Collateral Agent, BankBoston, N.A., as Co-Agent, and certain other lenders. The Amended Credit Agreement provides for loans up to a total dollar amount of $350 million, will expire on December 31, 2001 and will be available on a revolving basis prior to its expiration. In connection with the Amended Credit Agreement, we entered into a collateral agreement and certain related documents that granted the lenders under the Amended Credit Agreement a first security interest in certain of Polaroid Corporation's and its domestic subsidiaries' inventories and accounts receivable. This security will be released if our corporate credit rating is BBB- or higher by Standard & Poor's and Baa3 or higher by Moody's.

        Funds borrowed under the Amended Credit Agreement will bear interest, at our option, at either:

        o the prime rate of Morgan Guaranty Trust Company ("Prime") plus a margin; or

        o LIBOR on euro-dollar loans ("Euro-dollar loans"), plus a margin.

        The margin ranges from 0.275% to 3.0% for Euro-dollar loans and from 0.085% to 2.0% for Prime-based loans, based on a schedule of our credit ratings. Initially, we expect to pay LIBOR plus 2.50% on Euro-dollar loans. In addition, we will pay the lenders a commitment fee on unused commitments ranging from 0% to 0.025% on an annual basis, depending on the same schedule, and a fee to the Administrative Agent.

        The Amended Credit Agreement restricts, among other things, our ability to do the following:

        o   to make certain capital expenditures;

        o   to make certain restricted payments;

        o   to incur debt in addition to the issuance of the Notes;

        o   to incur certain liens;

        o   to make certain investments;

        o   to enter into certain sale/leaseback transactions; and

        o to merge, consolidate, sell or transfer all or substantially all of our assets, subject to certain conditions.

The Amended Credit Agreement also requires us to maintain financial ratios relating to the maximum level of debt to EBITDA and minimum interest coverage. In addition, if holders of the Notes or other securities receive covenants that are more protective than those contained in the Amended Credit Agreement, the Amended Credit Agreement requires that Polaroid offer to amend the Amended Credit Agreement to include these provisions.

8% Notes, 6-3/4% Notes and 7-1/4% Notes

        We have outstanding our 8% Notes, 6-3/4% Notes and 7-1/4% Notes. The Existing Notes are our senior unsecured obligations, rank on parity with all of our existing and future senior unsecured debt and rank senior to all of our future subordinated debt.

        We may not redeem the Existing Notes prior to their maturity, and neither of the Existing Notes is subject to a sinking fund. The Indenture governing the Existing Notes includes the covenants described in the Prospectus under "Description of Debt Securities--Certain Covenants" and events of default described in the Prospectus under "Description of Debt Securities--Events of Default, Notice and Waiver."

Short-term Lines of Credit

        At December 31, 1998, we and some of our subsidiaries had several short-term lines of credit with a number of commercial banks that totaled approximately $170 million in maximum commitments of which approximately $112 million was outstanding. One of these lines of credit, for a maximum commitment amount of 115 million Deutsche marks (or approximately $70 million at December 31, 1998), is on a committed basis with Deutsche Bank de Barry N.V., the Dutch affiliate of Deutsche Bank A.G. ("Deutsche Bank"), and approximately $41 million was outstanding at December 31, 1998. On September 20, 1998, we, and four of our international subsidiaries, jointly and severally entered into the agreement with Deutsche Bank under which we, and they, may borrow on a revolving basis up to 115 million Deutsche marks or any of the currencies of the European Monetary Union at LIBOR plus 0.25% for up to six months at a time. On January 1, 1999, this interest rate increased to LIBOR plus 2.0%. This facility may be terminated on three months' notice by either party, except if Deutsche Bank determines that Polaroid has suffered a material adverse change in its financial condition, in which case on demand. We and these subsidiaries have agreed not to pledge our assets as collateral to secure other debt, except as permitted by the Amended Credit Agreement to a maximum of the greater of $30 million and 5% of consolidated adjusted net worth. We intend to provide Deutsche Bank, an affiliate of which is a lender under the Amended Credit Agreement, with security for our borrowings under this short-term facility with certain overseas accounts receivable and inventories.

        The other lines of credit, for a maximum commitment amount of approximately $100 million, are on an uncommitted basis. At December 31, 1998, approximately $71 million was outstanding on these lines. The approximate weighted average interest rate on borrowings under these lines of credit was 4.2% at December 31, 1998. One of these short-term lines of credit, with ABN AMRO Bank N.V. ("ABN AMRO"), which is a lender under the Amended Credit Agreement, has a maximum commitment amount of 100 million Dutch guilders (or approximately $53 million at December 31, 1998). It contains a cross-default provision to other obligations owed to ABN AMRO and requires the guarantee by Polaroid Corporation of the obligations of our two Dutch subsidiaries who are borrowers under it. In addition, from time to time, we have access to other short-term loans from a number of commercial banks.

                                 UNDERWRITING

        We have entered into an underwriting agreement (the "Underwriting Agreement") with the underwriters named below (the "Underwriters"), pursuant to which, and subject to its terms and conditions, we have agreed to sell to the Under- writers and the Underwriters have agreed to purchase from us all of the Notes. We have listed the total dollar amount of each of the Notes that each of the Underwriters will purchase from us in the chart below.

                                       Principal
                                        Amount
           Underwriters                of Notes
----------------------------------   ------------
Lehman Brothers Inc. .............   $116,875,000
J.P. Morgan Securities Inc. ......    116,875,000
ABN AMRO Incorporated ............     13,750,000
Deutsche Bank Securities Inc......     13,750,000
PNC Capital Markets, Inc. ........     13,750,000
                                     ------------
   Total .........................   $275,000,000
                                     ============

        The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Notes are subject to the satisfaction of certain conditions, including the approval of certain legal matters by their counsel. Subject to the terms and conditions of the Underwriting Agreement, the Underwriters must purchase all of the Notes from us if they purchase any of them.

        The Underwriters will pay us the offering price less the underwriting discount specified on the cover of the final Prospectus Supplement. We estimate that we will incur approximately $1.1 million of expenses in connection with the offering of the Notes.

        The Underwriters have advised us that they will offer the Notes directly to the public initially at the offering price and to certain dealers at the offering price less a selling concession not to exceed 0.250% of the total dollar amount of the Notes. The Underwriters may allow and these dealers may reallow a concession not to exceed 0.125% of the total dollar amount of such Notes to other dealers. After the initial offering of the Notes, the Underwriters may change the public offering price, the concession to selected dealers and the reallowance to other dealers.

        We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments which the Underwriters would be required to make regarding any liabilities that they may have under the Securities Act of 1933.

        The Underwriters have advised us that they presently intend to make a market in the Notes as permitted by applicable laws and regulations. The Underwriters are not obligated to make a market in the Notes, however, and they may discontinue this market making at any time in their sole discretion. Accordingly, we cannot assure you that there will be adequate liquidity or adequate trading markets for the Notes.

        In connection with the offering of the Notes, the Underwriters may engage in certain transactions that stabilize the price of the Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the Underwriters create a short position in the Notes in connection with the offering, by selling more Notes than are listed on the cover page of this Prospectus Supplement, then the Underwriters may reduce that short position by purchasing Notes in the open market. In general, the purchase of a security for the purpose of stabilization or reducing a short position could cause the price of that security to be higher than it might otherwise be in the absence of those purchases.

        Neither we nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the Underwriters make any representation that anyone will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        The Underwriters have, directly and indirectly, provided investment and commercial banking or financial advisory services to Polaroid and its affiliates, for which they have received customary fees and commissions, and expect to provide these services to Polaroid and its affiliates in the future, for which they expect to receive customary fees and commissions. ABN AMRO, an affiliate of ABN AMRO Incorporated, is a lender under the Amended Credit Agreement and a short-term line of credit to Polaroid. Deutsche Bank AG, an affiliate of Deutsche Bank Securities, Inc., is a lender under the Amended Credit Agreement, and their affiliates provide short-term lines of credit to Polaroid. PNC Bank, National

Association, an affiliate of PNC Capital Markets, Inc., is a lender under the Amended Credit Agreement and a short-term line of credit to Polaroid. In addition, Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., is the Administrative Agent and Collateral Agent under the Amended Credit Agreement and is the Collateral Agent under the Security Agreement.

                                    EXPERTS

        The consolidated financial statements and schedules of Polaroid Corporation and subsidiary companies as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included in and incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in and incorporated by reference herein, and upon the authority of said firm as experts of accounting and auditing.

        The report of KPMG Peat Marwick LLP covering the December 31, 1997, consolidated financial statements refers to a change in the method of accounting for depreciation.

        With respect to the unaudited interim financial information for the periods ended March 29, 1998 and March 30, 1997, June 28, 1998 and June 29, 1997 and September 27, 1998 and September 28, 1997, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in our quarterly reports on form 10-Q for the quarters ended March 29, 1998, June 28, 1997 and September 27, 1998, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1993 for their report on the unaudited financial information because their report is not a "report" or a "part" of the registration statement prepared or certified by accountants within the meaning of Sections 7 and 11 of such Act.

                                 LEGAL MATTERS

        Simpson Thacher & Bartlett, New York, New York, counsel to Polaroid, will issue an opinion regarding the legality of the Notes and certain other matters. Latham & Watkins, New York, New York, will issue an opinion concerning certain legal matters to the Underwriters.

                 [This page has been left blank intentionally.]

                 POLAROID CORPORATION AND SUBSIDIARY COMPANIES

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                              Page
                                                                                             -----
Independent Auditors' Report .............................................................    F-2
Consolidated Statement of Earnings for the years ended December 31, 1995, 1996 and 1997
 and for the nine months ended September 28, 1997 and September 27, 1998 .................    F-3
Consolidated Balance Sheet at December 31, 1996 and 1997 and at September 27, 1998 .......    F-4
Consolidated Statement of Cash Flows for the years ended December 31, 1995, 1996 and 1997
 and for the nine months ended September 28, 1997 and September 27, 1998 .................    F-6
Consolidated Statement of Changes in Common Stockholders' Equity for the years ended
 December 31, 1995, 1996 and 1997 and for the nine months ended September 27, 1998 .......    F-7
Notes to the Consolidated Financial Statements ...........................................    F-8

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Polaroid Corporation:

We have audited the accompanying consolidated balance sheet of Polaroid Corporation and subsidiary companies as of December 31, 1997 and 1996, and the related consolidated statements of earnings, cash flows and changes in common stockholders' equity for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Polaroid Corporation and subsidiary companies at December 31, 1997 and 1996, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 1997 the Company changed its method of accounting for depreciation.

KPMG Peat Marwick LLP
Boston, Massachusetts
January 27, 1998

                 Polaroid Corporation and Subsidiary Companies

                      Consolidated Statement of Earnings

                                                                                                        (Unaudited)
                                                                                                   ---------------------
                                                               Year Ended December 31,               Nine Months Ended
                                                         ------------------------------------      ---------------------
                                                                                                   Sept. 28,    Sept. 27,
                                                           1995          1996          1997          1997         1998
                                                         --------      --------      --------      --------     --------
                                                                    (dollars in millions, except per share data)
Net sales
 United States .....................................     $1,019.0      $1,060.3      $1,063.0      $  742.0     $  690.8
 International .....................................      1,217.9       1,214.9       1,083.4         796.8        613.3
                                                         --------      --------      --------      --------     --------
 Total net sales ...................................      2,236.9       2,275.2       2,146.4       1,538.8      1,304.1
                                                         --------      --------      --------      --------     --------
Cost of goods sold .................................      1,298.6       1,283.8       1,229.8         842.2        754.4
Marketing, research, engineering and
 administrative expenses (Note 2) ..................        849.1         796.6         752.2         562.1        516.3
Restructuring and other (Note 2) ...................        247.0         110.0         323.5            --           --
Special charges (Note 2) ...........................           --          33.0            --            --           --
                                                         --------      --------      --------      --------     --------
 Total costs .......................................      2,394.7       2,223.4       2,305.5       1,404.3      1,270.7
                                                         --------      --------      --------      --------     --------
 Profit/(loss) from operations .....................       (157.8)         51.8        (159.1)        134.5         33.4
                                                         --------      --------      --------      --------     --------
Other income/(expense):
 Interest income ...................................          8.7           5.1           3.7           2.3          1.8
 Other .............................................          (.2)         21.7          11.3          14.8         42.5
                                                         --------      --------      --------      --------     --------
 Total other income ................................          8.5          26.8          15.0          17.1         44.3
Interest expense ...................................         52.1          47.4          47.8          34.6         40.1
 Earnings/(loss) before income tax
   expense/(benefit) ...............................       (201.4)         31.2        (191.9)        117.0         37.6
Federal, state and foreign income tax
 expense/(benefit)(Note 4) .........................        (61.2)         16.2         (65.2)         40.9         13.1
                                                         --------      --------      --------      --------     --------
 Earnings/(loss) before extraordinary
   item ............................................       (140.2)         15.0        (126.7)         76.1         24.5
Extraordinary item (Note 8) ........................           --         (56.1)           --            --           --
                                                         --------      --------      --------      --------     --------
 Net earnings/(loss) ...............................     $ (140.2)     $  (41.1)     $ (126.7)     $   76.1     $   24.5
                                                         ========      ========      ========      ========     ========
Basic earnings/(loss) per common share:
 (Note 1)
 Earnings/(loss) before extraordinary
   item ............................................     $  (3.09)     $    .33      $  (2.81)     $   1.69     $    .55
 Extraordinary item ................................           --         (1.23)           --            --           --
                                                         --------      --------      --------      --------     --------
 Net earnings/(loss) ...............................     $  (3.09)     $   (.90)     $  (2.81)     $   1.69     $    .55
Diluted earnings/(loss) per common
 share: (Note 1)
 Earnings/(loss) before extraordinary
   item ............................................     $  (3.09)     $    .33      $  (2.81)     $   1.66     $    .55
 Extraordinary item ................................           --         (1.23)           --            --           --
                                                         --------      --------      --------      --------     --------
 Net earnings/(loss) ...............................     $  (3.09)     $   (.90)     $  (2.81)     $   1.66     $    .55
Cash dividends per common share ....................     $    .60      $    .60      $    .60      $    .45     $    .45

See accompanying notes to consolidated financial statements.

                 Polaroid Corporation and Subsidiary Companies

                          Consolidated Balance Sheet

                                                                      December 31,         (Unaudited)
                                                                  ----------------------   ------------
                                                                                           September 27,
                                                                    1996          1997         1998
                                                                  --------      --------   ------------
                                                                         (dollars in millions)
Assets
Current assets
  Cash and cash equivalents ...................................   $   72.8      $   68.0     $   23.5
  Short-term investments ......................................        5.5          11.0         12.5
  Receivables, less allowances of $24.1 in 1996, $25.6 in 1997,
   and $30.2 in 1998...........................................      535.2         545.1        507.3
  Inventories (Note 5) ........................................      548.8         506.1        580.9
  Prepaid expenses and other assets (Note 4) ..................      224.1         289.1        301.8
                                                                  --------      --------     --------
   Total current assets .......................................    1,386.4       1,419.3      1,426.0
                                                                  --------      --------     --------
Property, plant and equipment
  Land ........................................................       35.0          25.0         32.0
  Buildings ...................................................      352.3         344.5        350.0
  Machinery and equipment .....................................    1,663.5       1,460.0      1,430.0
  Construction in process .....................................      112.8         106.8        112.0
                                                                  --------      --------     --------
    Total property, plant and equipment .......................    2,163.6       1,936.3      1,924.0
  Less accumulated depreciation ...............................    1,497.4       1,423.8      1,387.4
                                                                  --------      --------     --------
    Net property, plant and equipment .........................      666.2         512.5        536.6
Prepaid taxes--non-current (Note 4) ...........................       98.8         124.7        124.7
Other assets ..................................................       50.2          76.2        109.3
                                                                  --------      --------     --------
   Total assets ...............................................   $2,201.6      $2,132.7     $2,196.6
                                                                  ========      ========     ========

See accompanying notes to consolidated financial statements.

                                                                     (continued)

                 Polaroid Corporation and Subsidiary Companies

                          Consolidated Balance Sheet

                                                                          December 31,         (Unaudited)
                                                                       --------------------   ------------
                                                                                              September 27,
                                                                         1996        1997         1998
                                                                       --------    --------   ------------
                                                                    (dollars in millions, except par value)
Liabilities and common stockholders' equity
Current liabilities
  Short-term debt (Note 6) .........................................   $  124.9    $  241.6    $  350.0
  Current portion of long-term debt (Note 8) .......................       37.7          --       200.0
  Payables and accruals (Note 7) ...................................      310.5       277.3       303.5
  Compensation and benefits (Notes 10 and 11) ......................      238.4       310.9       265.6
  Federal, state and foreign income taxes (Note 4) .................       51.6        32.9        27.8
                                                                       --------    --------    --------
  Total current liabilities ........................................      763.1       862.7     1,146.9
                                                                       --------    --------    --------
Long-term debt (Note 8) ............................................      489.9       496.6       300.3
Accrued postretirement benefits (Note 11) ..........................      248.5       246.5       244.5
Accrued postemployment benefits (Note 11) ..........................       41.9        42.5        43.5
                                                                       --------    --------    --------
  Total liabilities ................................................    1,543.4     1,648.3     1,735.2
                                                                       --------    --------    --------
Preferred stock, Series A and Series D, $1 par value, authorized
  20,000,000 shares; all shares unissued ...........................         --          --          --
                                                                       --------    --------    --------
Common stockholders' equity (Notes 1 and 9)
  Common stock, $1 par value, authorized 150,000,000 shares.........       75.4        75.4        75.4
  Additional paid-in capital .......................................      409.4       425.2       418.4
  Retained earnings ................................................    1,457.8     1,304.1     1,308.8
  Cumulative translation adjustments ...............................         --       (39.8)      (41.2)
  Less: Treasury stock, at cost ....................................    1,244.8     1,279.4     1,299.3
    Deferred compensation ..........................................       39.6         1.1         0.7
                                                                       --------    --------    --------
   Total common stockholders' equity ...............................      658.2       484.4       461.4
                                                                       --------    --------    --------
   Total liabilities and common stockholders' equity ...............   $2,201.6    $2,132.7    $2,196.6
                                                                       ========    ========    ========

See accompanying notes to consolidated financial statements.

                 Polaroid Corporation and Subsidiary Companies

                     Consolidated Statement of Cash Flows

                                                                                               (Unaudited)
                                                           Year Ended December 31,          Nine Months Ended
                                                       ------------------------------     --------------------
                                                                                          Sept. 28,   Sept. 27,
                                                        1995        1996        1997        1997       1998
                                                       ------      ------      ------     --------    --------
                                                                            (dollars in millions)
Cash flows from operating activities
 Net earnings/(loss) .............................     $(140.2)    $(41.1)     $(126.7)    $ 76.1      $ 24.5
 Extraordinary item ..............................         --        56.1          --          --          --
 Depreciation of property, plant and
   equipment .....................................      132.7       118.3       111.5        92.1        70.7
 (Increase)/decrease in receivables ..............        (.1)        4.1       (36.2)     (107.6)       45.9
 (Increase)/decrease in inventories ..............      (68.1)       82.2         9.8       (23.8)      (67.9)
 Increase in prepaids and other assets ...........      (66.6)      (26.7)      (75.6)      (21.9)      (15.5)
 Increase/(decrease) in payables and accruals ....       (6.3)       42.1       (23.8)       51.4        26.0
 Increase/(decrease) in compensation and
   benefits ......................................       44.2       (25.4)       64.1       (55.4)      (55.6)
 Increase/(decrease) in federal, state and foreign
   income taxes payable ..........................       (1.6)        7.9        (4.3)       16.4        (1.4)
 Gain on sale of real estate .....................         --       (23.2)      (19.5)      (19.5)      (44.7)
 Contribution of real estate .....................         --          --        19.1        19.1          --
 Other non-cash items ............................      168.8       118.1       203.7        22.5       (28.6)
                                                       ------      ------      ------      ------      ------
   Net cash provided/(used) by operating
    activities ...................................       62.8       312.4       122.1        49.4       (46.6)
                                                       ------      ------      ------      ------      ------
Cash flows from investing activities
 (Increase)/decrease in short-term investments ...       75.7         4.3        (5.5)       (3.3)       (1.4)
 Increase in other assets ........................       (1.1)      (42.0)      (26.0)      (13.7)      (16.9)
 Additions to property, plant and equipment ......     (167.9)     (121.8)     (134.3)      (89.8)     (125.9)
 Proceeds from sale of fixed assets ..............        4.8        35.4         7.7         7.7       124.4
 Acquisitions, net of cash acquired ..............         --          --          --          --       (30.6)
                                                       ------      ------      ------      ------      ------
   Net cash used by investing activities .........      (88.5)     (124.1)     (158.1)      (99.1)      (50.4)
                                                       ------      ------      ------      ------      ------
Cash flows from financing activities
 Net increase/(decrease) in short-term debt
   (maturities 90 days or less) ..................       49.3       (31.0)      138.4        69.0       127.4
 Short-term debt (maturities over 90 days):
   Proceeds ......................................       52.6        64.5        44.8        29.5        85.8
   Payments ......................................      (59.4)      (62.0)      (63.7)      (33.0)     (106.1)
 Proceeds from issuance of long-term debt ........         --          --       296.6       296.5          --
 Repayments of long-term debt ....................      (34.3)      (39.5)     (327.8)     (327.8)         --
 Cash dividends paid .............................      (27.3)      (27.3)      (27.1)      (20.3)      (19.9)
 Purchases of treasury stock .....................      (40.2)      (43.6)      (57.4)       (6.9)      (44.3)
 Extinguishment of debt ..........................         --       (56.1)         --          --          --
 Proceeds from issuance of shares in
   connection with stock incentive plan ..........       19.5         9.6        31.7        30.9         5.9
                                                       ------      ------      ------      ------      ------
   Net cash provided/(used) by financing
    activities ...................................      (39.8)     (185.4)       35.5        37.9        48.8
                                                       ------      ------      ------      ------      ------
 Effect of exchange rate changes on cash .........       (4.5)       (3.4)       (4.3)       (3.1)        3.7
                                                       ------      ------      ------      ------      ------
 Net decrease in cash and cash equivalents .......      (70.0)        (.5)       (4.8)      (14.9)      (44.5)
 Cash and cash equivalents at beginning
   of year .......................................      143.3        73.3        72.8        72.8        68.0
                                                       ------      ------      ------      ------      ------
 Cash and cash equivalents at end of year ........     $ 73.3      $ 72.8      $ 68.0      $ 57.9      $ 23.5
                                                       ======      ======      ======      ======      ======

See accompanying notes to consolidated financial statements.

                 Polaroid Corporation and Subsidiary Companies

        Consolidated Statement of Changes in Common Stockholders' Equity

                                                                                                                   (Unaudited)
                                                                                                                   Nine Months
                                                                                   Year Ended December 31,            Ended
                                                                           ------------------------------------     Sept. 27,
                                                                             1995          1996          1997         1998
                                                                           --------      --------      --------     ---------
                                                                                          (dollars in millions)
Common stock
 Balance at January 1 (75,427,550 shares in 1995, 1996, 1997
  and 1998) ..........................................................     $   75.4      $   75.4      $   75.4      $   75.4
                                                                           --------      --------      --------      --------
 Balance at December 31, 1995, 1996 and 1997 and September 27,
  1998 ...............................................................         75.4          75.4          75.4          75.4
                                                                           --------      --------      --------      --------
Additional paid-in capital
 Balance at January 1 ................................................        387.2         401.9         409.4         425.2
  Issuance of shares in connection with stock incentive plan
   (Note 10) .........................................................         11.3           6.1           9.2          (7.7)
  Stock options exercised--tax benefit ...............................          3.4           1.4           6.6            .9
                                                                           --------      --------      --------      --------
 Balance at December 31, 1995, 1996 and 1997 and September 27,
  1998 ...............................................................        401.9         409.4         425.2         418.4
                                                                           --------      --------      --------      --------
Retained earnings
 Balance at January 1 ................................................      1,692.1       1,525.8       1,457.8       1,304.1
  Net earnings/(loss) ................................................       (140.2)        (41.1)       (126.7)         24.5
  Dividends declared--common stock ...................................        (27.3)        (27.3)        (27.1)        (19.8)
  ESOP dividend tax benefit received on unallocated shares ...........          1.2            .4            .1            --
                                                                           --------      --------      --------      --------
 Balance at December 31, 1995, 1996 and 1997 and
  September 27, 1998 .................................................      1,525.8       1,457.8       1,304.1       1,308.8
                                                                           --------      --------      --------      --------
Cumulative translation adjustments
 Balance at January 1 ................................................           --            --            --         (39.8)
  Currency translation adjustment (Note 1) ...........................           --            --         (39.8)         (1.4)
                                                                           --------      --------      --------      --------
 Balance at December 31, 1997 and September 27, 1998 .................           --            --         (39.8)        (41.2)
                                                                           --------      --------      --------      --------
Less:
 Treasury stock
 Balance at January 1 (29,429,928 shares in 1995, 29,894,724 shares in
  1996, 30,608,160 shares in 1997 and 30,891,250 shares in 1998) .....      1,174.5       1,205.4       1,244.8       1,279.4
 Repurchase of shares (1,217,561 in 1995, 1,057,565 shares in 1996,
  1,266,600 shares in 1997 and 1,163,600 shares in 1998) .............         40.2          43.6          57.4          44.3
 Issuance of shares in connection with stock and compensation incentive plans (752,765 shares in 1995, 344,129 shares in 1996,
  983,510 shares in 1997 and 480,131 shares in 1998) .................         (9.3)         (4.2)        (22.8)        (24.4)
                                                                           --------      --------      --------      --------
 Balance at December 31, 1995, 1996 and 1997 and September 27,
  1998 (29,894,724 shares in 1995, 30,608,160 shares in 1996,
  30,891,250 shares in 1997 and 31,574,719 shares in 1998) ...........      1,205.4       1,244.8       1,279.4       1,299.3
                                                                           --------      --------      --------      --------
 Deferred compensation
 Balance at January 1 ................................................        115.8          80.0          39.6           1.1
  Stock options--1993 (Note 10) ......................................         (1.0)         (1.0)          (.5)           --
  Loan repayments from ESOP Trust ....................................        (35.9)        (39.7)        (37.7)           --
  Restricted stock ...................................................          1.1            .3           (.3)          (.4)
                                                                           --------      --------      --------      --------
 Balance at December 31, 1995, 1996 and 1997 and September 27,
  1998 ...............................................................         80.0          39.6           1.1            .7
                                                                           --------      --------      --------      --------
   Total common stockholders' equity .................................     $  717.7      $  658.2      $  484.4      $  461.4
                                                                           ========      ========      ========      ========

See accompanying notes to consolidated financial statements.

                 Polaroid Corporation and Subsidiary Companies

                   Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

        Basis of Presentation

        The consolidated balance sheet as of September 27, 1998, the related consolidated statements of earnings and cash flows for the nine month periods ended September 28, 1997 and September 27, 1998 and the consolidated statement of changes in stockholders' equity for the nine month period ended September 27, 1998 are unaudited. The information furnished, however, reflects all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the results of the interim period.

        Principles of Consolidation

        The consolidated financial statements include the accounts of Polaroid Corporation's domestic and foreign subsidiaries, all of which are either wholly owned or majority owned. Intercompany accounts and transactions are eliminated.

        Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Cash Equivalents

        Polaroid considers all highly liquid debt instruments with maturities of three months or less when purchased to be cash equivalents.

        Short-term Investments

Polaroid classifies its securities as held-to-maturity. Held-to-maturity securities are those investments which Polaroid has the ability and intent to hold until maturity. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums and discounts which approximates market value.

        Derivatives

        Gains on Polaroid's purchase of call options, if any, related to qualifying hedges of anticipated transactions are deferred and are recognized in income when the hedged transaction occurs. Premiums related to the purchase of call options are amortized to expense over the period of the related contracts.

        Inventories

        Inventories are valued on a first-in, first-out basis at the lower of cost or market value. Market value is determined by replacement cost or net realizable value.

        Income Taxes

        Amounts in the financial statements related to income taxes are calculated using the principles of Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("FAS 109"). Under FAS 109, prepaid and deferred taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A valuation allowance reduces deferred tax assets when it is "more likely than not" that some portion or all of the deferred tax assets will not be recognized.

        Provision for U.S. income taxes on the undistributed earnings of foreign subsidiaries is made only on those amounts in excess of the funds considered to be permanently reinvested.

        Property, Plant and Equipment

        In the fourth quarter of 1997 retroactive to January 1, 1997, Polaroid changed its method of depreciation for financial reporting for the cost of buildings, machinery and equipment acquired on or after January 1, 1997 from primarily an accelerated method to the straight-line method. Prior to 1997, the cost of buildings, machinery and equipment was depreciated, primarily by accelerated depreciation methods over the estimated useful lives of those assets for both financial reporting and income tax purposes. Polaroid continues to use primarily accelerated depreciation methods for income tax purposes. Polaroid believes that the straight-line method more appropriately measures the economic benefits received from these assets and since the straight-line method is the predominant method used in the industry in which it operates, this change increases the comparability of Polaroid's results with those of its competitors. The impact of this change was not material to either Polaroid's consolidated statement of earnings or balance sheet for 1997. Since this change was not material, Polaroid's previously reported financial results for interim quarters for 1997 have not been restated. For financial reporting, the useful lives of these assets were as follows: buildings, 20-40 years; machinery and equipment, 3-15 years.

        Foreign Currency Translation

        Effective January 1, 1997, Polaroid has determined that the local currency is the functional currency for most of its subsidiaries outside the United States under Financial Accounting Standards Board Statement No. 52, "Foreign Currency Translation" ("FAS 52"). This change was adopted because of Polaroid's new operational and financial structure in Europe and the increased globalization of Polaroid's manufacturing since the initial adoption of FAS 52 in 1981. Assets and liabilities denominated in foreign functional currencies are translated at the exchange rate as of the balance sheet date. Translation adjustments are recorded as a separate component of shareholders' equity. Revenues, costs and expenses denominated in foreign functional currencies are translated at the weighted average exchange rate for the period. The U.S. dollar will continue to be the functional currency for subsidiaries in highly inflationary economies. This change did not have a material impact on Polaroid's consolidated balance sheet as of January 1, 1997.

        Prior to 1997, Polaroid's foreign operations were measured by reflecting financial results of those operations as if they had taken place within a U.S. dollar-based economic environment. For those years, inventory, property, plant and equipment, cost of goods sold and depreciation were remeasured from foreign currencies to U.S. dollars at historical exchange rates. All other accounts were translated at current exchange rates. Gains and losses resulting from those remeasurements were included in income.

        Patents and Trademarks

        Patents and trademarks are valued at $1.

        Product Warranty

        Estimated product warranty costs are accrued at the time the products are sold.

        Advertising Costs

        Polaroid expenses the cost of advertising as incurred or the first time the advertising takes place.

        Earnings Per Common Share

        In December 1997, Polaroid adopted Financial Accounting Standards Board Statement No. 128, "Earnings Per Share" ("FAS 128"). All previously reported earnings per share information presented has been restated to reflect the impact of adopting FAS 128.

        Under FAS 128, basic earnings per common share are computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per common share reflect the maximum dilution that would have resulted from the exercise of stock options and the convertible debentures (see Note 8). Diluted earnings per common share are computed by dividing net income, after adding back the after-tax interest on the convertible debentures, by the weighted average number of common shares and all dilutive securities.

        EPS Reconciliation

        The reconciliation of the numerators and denominators of the basic and diluted earnings/(loss) per common share computations for Polaroid's reported earnings/(loss) is as follows:

                      (In millions except
                       per share amounts)
                                  Earnings/         Per Share
1995                                (Loss)   Shares   Amount
--------------------------------  -------    ------   ------
Basic loss per share ...........  $(140.2)    45.4    $(3.09)
                                  =======     ====    ======
Diluted loss per share .........  $(140.2)    45.4*   $(3.09)
                                  =======     ====    ======


                                 Earnings/            Per Share
1996                              (Loss)    Shares     Amount
-------------------------------- --------- --------   --------
Basic earnings/(loss) per share:
Earnings before
 extraordinary item .........     $ 15.0      45.4    $  .33
Extraordinary item ..........     $(56.1)     45.4    $(1.23)
                                  -------             ------
  Net loss ..................     $(41.1)     45.4    $ (.90)
                                  =======     ====    ======
Diluted earnings/(loss) per share:
Earnings before
 extraordinary item .........     $ 15.0      45.4*   $  .33
Extraordinary item ..........     $(56.1)     45.4*   $(1.23)
                                  -------             ------
  Net loss ..................     $(41.1)     45.4*   $ (.90)
                                  =======     ====    ======

                                  Earnings/            Per Share
1997                                (Loss)    Shares    Amount
-------------------------------- ----------- -------- ----------
Basic loss per share ...........  $(126.7)    45.1     $(2.81)
                                  =======     ====     ======
Diluted loss per share .........  $(126.7)    45.1*    $(2.81)
                                  =======     ====     ======

        *For 1997, 1996 and 1995, stock options for shares of common stock totaling 3.9 million, 4.1 million and 3.9 million, respectively, were outstanding but were not included in the calculations of diluted earnings per share because the effect was anti-dilutive. In addition, the effect of .1 million outstanding performance shares for 1997 and the effect of the outstanding 8% Convertible Debentures of 4.3 million shares for 1996 and 1995 were not included since the effects were antidilutive.

                                       (Unaudited)
(In millions, except              Net              Per Share
per share amounts)             Earnings   Shares    Amount
-----------------------------  --------   ------   ---------
Nine months ended
  September 28, 1997
Basic earnings
 per share ..................   $ 76.1     45.1     $ 1.69
                                ======     ====     ======
Diluted earnings
 per share ..................   $ 76.1     45.9*    $ 1.66
                                ======     ====     ======
Nine months ended
  September 27, 1998
Basic earnings per share.....   $ 24.5     44.3     $  .55
                                ======     ====     ======
Diluted earnings
 per share ..................   $ 24.5     44.5*    $  .55
                                ======     ====     ======

        *For the nine months ended September 27, 1998, stock options for shares of common stock totaling 2.6 million were outstanding but were not included in the calculation of diluted earnings per share because the effect was antidilutive. In addition, the effect of .2 million outstanding performance shares for the nine months ended September 27, 1998 was not included since the performance criteria were not met. For the nine months ended September 28, 1997, the effect of .1 million outstanding performance shares was not included since the performance criteria were not met.

        New Accounting Standards

        In the fourth quarter of 1997, Polaroid adopted Financial Accounting Standards Board Statement No. 129, "Disclosure of Information about Capital Structure" ("FAS 129"). Polaroid was previously subject to the disclosure requirements in FAS 129. Therefore, the adoption of FAS 129 had no impact on Polaroid's disclosures.

        In June 1997, The Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("FAS 130") that establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Polaroid will adopt FAS 130 for 1998 and will reclassify financial statement information for earlier periods that are provided for comparative purposes.

        Polaroid's total of comprehensive income was as follows:


                                   (Unaudited)
                                Nine Months Ended
                           ----------------------------
                           September 28,   September 27,
(In millions)                   1997           1998
-------------------------  ------------    ------------
Net earnings ............     $ 76.1        $ 24.5
Other comprehensive
income:
  Currency translation
     adjustment .........      (35.5)        ( 1.4)
                              ------        ------
  Total comprehensive
     income .............     $ 40.6        $ 23.1
                              ======        ======

        Also in June of 1997, the FASB issued Financial Accounting Standard No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("FAS 131") that requires companies to determine reportable segments based on how management makes decisions about allocating resources to the segments and measures their performance. Disclosures for segments are similar to those required under current standards. However, certain new information and quarterly disclosures will be required. In addition, new entity wide disclosures will be required about products and services and the countries in which material assets are located and that report material revenues. Prior period information disclosed will be restated to comply with FAS 131. Polaroid will adopt FAS 131 in 1998. Polaroid is still evaluating the effect of this statement on its reported segment information.

2. Supplemental Information


(In millions)                  1995        1996        1997
--------------------------   -------     -------     -------
 Research, engineering and
   development ...........   $ 165.5     $ 116.3     $ 122.8

        Advertising Costs

(In millions)                     1995        1996        1997
-----------------------------   -------     -------     -------
 Advertising costs ..........   $ 124.1     $ 134.6     $ 127.9

        At December 31, 1997 and 1996, the amounts of advertising costs reported as prepaid expenses on the consolidated balance sheet were $4.8 and $5.4 million, respectively.

        Interest Capitalization

        Polaroid has capitalized interest costs relating to certain qualifying assets. In 1997, 1996 and 1995, the amounts of interest costs capitalized were $2.6 million, $5.1 million and $4.8 million, respectively.

        Cash Flow Information

        Cash payments for interest and income taxes were:


(In millions)               1995       1996       1997
------------------------  -------    -------    -------
 Interest ..............  $  55.6    $  52.0    $  46.7
 Income taxes ..........     29.0        7.3       22.2

        In 1997, other non-cash items included $177.8 million of fixed asset and inventory write-downs and $7.5 million of pension curtailment costs all of which is related to Polaroid's plan to streamline global operations announced in December 1997. Also in 1997, Polaroid recorded a non-cash item of $19.7 million primarily for inventory write-offs for products not included in restructuring.

        Other non-cash items included $44.6 million for 1996 related to enhanced pension benefits provided under Polaroid's early retirement programs, offered in the fourth quarter of 1995 and the first quarter of 1996, respectively, that will be funded from Polaroid's pension plans. In 1996, Polaroid also recorded as other non-cash items $25.8 million for fixed asset and inventory write-offs associated with the sale of Polaroid's Helios diagnostic equipment line and the cancellation of a printer project. In 1995, Polaroid also recorded as other non-cash items $85.0 million for certain assembly equipment and fixed asset write-offs and $30.0 million for inventory write-offs and other costs, all of which were related to Polaroid's plan to make fundamental changes in its operating structure announced in December 1995. As part of the December 1995 plan, Polaroid also recorded as other non-cash items $10.0 million for additional inventory write-offs in the first quarter of 1996.

        Restructuring Charges and Other

        In the first quarter of 1995, Polaroid implemented a restructuring plan which resulted in a pre-tax charge of $77.0 million. Polaroid offered an early retirement program to certain qualified employees, and a voluntary severance program to all employees. As a result of these programs, approximately 930 employees (approximately 560 from manufacturing and 370 from non-manufacturing jobs) terminated their employment in 1995. The pre-tax costs related to the voluntary severance program were $56.0 million, of which $47.0 million of cash severance payments were made in 1995. The remaining cash severance payments of approximately $9.0 million were paid in the first quarter of 1996. Additionally, $18.0 million represented enhanced retirement benefits provided under the early retirement program that will be funded from Polaroid's pension plans. The remainder of the charge consisted of a pre-tax charge of approximately $3.0 million for exit costs related to the shutdown of certain facilities.

        In December 1995, Polaroid announced a plan to make fundamental changes in its operating structure. This plan featured three principal components-program reductions in certain product, research and manufacturing areas; strategic refocusing of Polaroid's digital imaging businesses for the medical diagnostic and graphic arts markets; and a reduction in corporate overhead expenses. The total pre-tax charge for restructuring and other expenses related to this plan was $280.0 million. Of that amount, $170.0 million was recorded in the fourth quarter of 1995 and $110.0 million was recorded in the first quarter of 1996. The December 1995 early retirement and severance programs resulted in the elimination of a total of approximately 1,570 positions worldwide (approximately 810 from manufacturing and 760 from non-manufacturing jobs).

        The 1995 fourth quarter pre-tax charge of $170.0 million included $85.0 million to write off certain assembly equipment and fixed assets and

$30.0 million to write off inventory and accrue other costs, all of which were primarily related to the Captiva product line. The remaining $55.0 million of the charge was related to the estimated cost of involuntary severance benefits for Polaroid's domestic employees who terminated in 1996. This amount did not include severance costs for international employees, and incremental voluntary severance benefits and pension enhancement benefits.

        The 1996 first quarter pre-tax charge of $110.0 million represented the balance of severance and pension enhancement costs and inventory write-downs related to the December 1995 program. In the first quarter of 1996, the pre-tax costs related to the severance program were approximately $55.4 million. Additionally, approximately $44.6 million represented enhanced retirement benefits provided under the early retirement program that will be funded from Polaroid's pension plans.

        Total cash severance payments related to the December 1995 program were approximately $110.4 million. As of December 31, 1997, these cash severance payments were substantially completed.

        In December 1997, Polaroid announced a broad-based program to streamline operations and enhance earnings by consolidating and selling manufacturing facilities and reducing corporate overhead structure. The total pre-tax expenses recorded in the fourth quarter of 1997 for restructuring and other charges related to this program were $340.0 million. Of this amount, approximately $16.5 million represented inventory write-downs which were included in cost of goods sold.

        The 1997 restructuring and other charges included approximately $150.0 million related to an involuntary severance program under which approximately 1,800 employees will leave Polaroid (approximately 40% from manufacturing and 60% from non-manufacturing jobs) over approximately 18 months. Most of the cash severance payments related to this program are expected to be paid by the end of 1999. No cash payments were made under the program in 1997. Also included in the cost of the involuntary severance program were approximately $7.5 million for non-cash curtailment costs related to Polaroid's pension plans that were based on the number of employees expected to terminate under this program.

        The remainder of the restructuring and other charges of $190.0 million primarily related to the write-down of assets. Approximately $106.0 million of this amount was related to the write-down of Polaroid's underutilized New Bedford coating facility to an independently determined fair value of approximately $18.0 million. Polaroid is considering several strategic options for future use of this facility, including an outright sale. In addition, approximately $22.0 million was for the write-off of battery assembly equipment which is not required to support Polaroid's anticipated production requirements. The restructuring and other charges also included approximately $26.0 million related to Polaroid's underutilized chemical manufacturing facility in Freetown, Mass., that it intended to sell to International Specialties Products, Inc. ("ISP") (and which was actually sold in February
1998). Under the terms of the agreement to sell this facility, Polaroid entered into a long-term supply agreement with ISP to purchase certain specialty chemicals used to manufacture Polaroid's instant film. The remainder of these write-downs related primarily to other assets which are no longer required and will ultimately be disposed of and inventory write-downs related to restructured operations.

        Special Charges

        In 1996, Polaroid recorded a $40.0 million pre-tax cost which included $25.0 million related to costs associated with the sale of Polaroid's Helios medical diagnostic imaging equipment line and $15.0 million for the write-down of parts and capital equipment under development for a printer project and other costs. Inventory write-offs of $7.0 million related to these matters were recorded in cost of goods sold and $33.0 million was reported as special charges. The $33.0 million of special charges reflects write-offs of fixed assets, severance and other costs. In connection with the Helios sale, Polaroid acquired a minority interest in the buyer and its parent company.

        Reclassification

        Certain prior year information has been reclassified to conform with current year presentation of data.

3. Financial Instruments

        Foreign Exchange Risk Management

        Polaroid generates a substantial portion of its revenues in international markets, which subjects its operations to the exposure of foreign currency fluctuations. The impact of currency fluctuations can be positive or negative in any given period. Polaroid's ability to counteract currency exchange movement is primarily dependent on pricing.

        To minimize the adverse impact of currency fluctuations on net assets denominated in currencies other than the relevant functional currency (nonfunctional currencies), Polaroid may engage in nonfunctional currency-denominated borrowings (see Note 6). Polaroid determines the aggregate amount of such borrowings based on forecasts of each entity's nonfunctional net asset position and the relative strength of the functional currencies compared to the nonfunctional currencies. These borrowings create nonfunctional currency-denominated liabilities that hedge Polaroid's nonfunctional currency-denominated net assets. Upon receipt of the borrowed nonfunctional currency-denominated funds, Polaroid converts those funds to the functional currency at the spot exchange rate. Exchange gains and losses on the nonfunctional currency-denominated borrowings are recognized in earnings as incurred. At December 31, 1997 and 1996, the amount of Polaroid's outstanding short-term debt incurred for hedging purposes was $149.9 million and $122.9 million, respectively.

From time to time, Polaroid may use over-the-counter currency exchange swaps to reduce the interest expense incurred through the borrowings described above and to replace the hedge created by those borrowings. When a currency exchange swap is used to replace a hedge, the currency received by Polaroid in the spot market component of the currency exchange swap is used to close out the borrowings, and, simultaneously, the hedge is reinstituted through a forward contract (not exceeding six months). The net interest value of the currency exchange swap contract is amortized to earnings over the life of the contract. Exchange gains or losses on the foreign currency obligation component of the forward contract are recognized in earnings as incurred in each accounting period. Polaroid does not enter into currency exchange swaps for trading purposes. The aggregate notional value of Polaroid's short-term foreign exchange swap contracts was $20.8 million at December 31, 1997. These contracts did not have a net carrying amount nor a fair value at December 31, 1997. There were no foreign exchange swap contracts outstanding at December 31, 1996.

        Since Polaroid has limited flexibility to increase prices in local currency to offset the adverse impact of foreign exchange, Polaroid may also purchase foreign currency call options. The term of these call options typically does not exceed 18 months. Polaroid's purchase of call options allows it to protect a portion of its expected foreign currency-denominated revenues from adverse foreign currency exchange movement. Polaroid typically does not buy call options which can be exercised prior to the expiration date, nor does it typically write options or purchase call options for trading purposes. Polaroid amortizes premiums over the term of the option and defers any gains for its call options activity until the option exercise date. At December 31, 1997, option contracts with a notional value of $268.2 million were outstanding. No option contracts were outstanding at December 31, 1996.

        Fair Value

        The carrying amounts of cash, cash equivalents, short-term investments, trade receivables, short-term debt and trade payables approximate fair value because of the short maturity of these financial instruments. Other assets include investments in nonmarketable private companies which are carried at the lower of cost or net realizable value. The estimated aggregate fair market value of these investments approximated the carrying amount as of December 31, 1997 and 1996. As of December 31, 1997, the carrying amount and fair value of Polaroid's long-term debt was $496.6 million and $499.9 million, respectively. As of December 31, 1996, the carrying amount and fair value of Polaroid's long-term debt was $527.6 million and $537.0 million, respectively.

        The estimated fair value of Polaroid's call options and foreign exchange swaps generally reflects the estimated amounts Polaroid would receive or pay to terminate the contracts at the reporting dates, thereby taking into account the current unrealized gains or losses on open contracts. The aggregate notional value of Polaroid's short-term foreign exchange swap contracts was $20.8 million at December 31, 1997. These contracts did not have a net carrying amount nor a fair value at December 31, 1997. There were no foreign exchange swap contracts outstanding at December 31, 1996. At December 31, 1997, option contracts with a notional value of $268.2 million were outstanding. The estimated fair value of these call options was $7.3 million. No option contracts were outstanding at December 31, 1996.

        Dealer quotes are available for Polaroid's call options and foreign exchange swaps. The fair value of Polaroid's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to Polaroid for debt of the same remaining maturities.

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect estimates.

        Concentration of Credit Risk

        Polaroid places its temporary cash investments in highly rated financial instruments and financial institutions, and by policy, limits the amount of credit exposure to any one financial institution. Polaroid's investment policy limits its exposure to concentrations of credit risk.

        Polaroid would be exposed to credit risk if a counterparty to a call option contract or the forward component of a foreign exchange swap contract were to fail to meet its contractual obligation, in which situation Polaroid would be required to replace the contract at market rate. Polaroid believes that the risk of financial loss due to the inability of counterparties to meet their obligation is remote and that any such loss would not be material to the results of operations of Polaroid. Polaroid minimizes its risk exposure from foreign exchange swaps and purchased call options by limiting counterparties to carefully selected major financial institutions.

        Polaroid markets a substantial portion of its products to customers in the retail industry, a market in which a number of companies are highly leveraged. Polaroid continually evaluates the credit risk of these customers and believes that its allowances for doubtful accounts relative to its customer receivables are adequate.

4. Income Taxes

        An analysis of income tax expense/(benefit) follows:

(In millions)
1995               Current   Deferred     Total
-----------------  -------   --------    -------
Federal .........  $   .9    $ (68.4)    $ (67.5)
State ...........      .3      ( 7.5)      ( 7.2)
Foreign .........    17.7      ( 4.2)       13.5
                   ------    -------     -------
 Total ..........  $ 18.9    $ (80.1)    $ (61.2)
                   ======    =======     =======
1996
----
Federal .........  $  2.8    $ (19.2)    $ (16.4)
State ...........      .4         .8         1.2
Foreign .........    25.7        5.7        31.4
                   ------    -------     -------
 Total ..........  $ 28.9    $ (12.7)    $  16.2
                   ======    =======     =======
1997
----
Federal .........  $  6.8    $ (72.0)    $ (65.2)
State ...........      .3      ( 3.2)      ( 2.9)
Foreign .........      --        2.9         2.9
                   ------    -------     -------
  Total .........  $  7.1    $ (72.3)    $ (65.2)
                   ======    =======     =======

        Prepaid income taxes and deferred income taxes result from future tax benefits and expenses related to the difference between the tax basis of assets and liabilities and the amounts reported in the financial statements. These differences predominately relate to U.S. operations. Carryforwards and tax overpayments are also included in prepaid income taxes. The net of deferred income tax assets and deferred income tax liabilities reflected on the consolidated balance sheet was a net asset of $325.6 million and $243.7 million as of December 31, 1997 and 1996, respectively. Significant components of those amounts shown on the balance sheet as of December 31 were as follows:

(In millions)                              1996       1997
---------------------------------------- --------   -------
Deferred tax assets:

   Property, plant and equipment
      and trademarks ................... $(22.0)    $ 16.5
   Inventory ...........................   43.0       43.4
   Compensation and benefits ...........   59.4       96.4
   Postretirement and
      postemployment benefits ..........  124.8      114.7
   Loss and credit carryforwards........   54.1       79.8
   All other ...........................   17.6       14.7
                                         ------     -------
   Subtotal ............................  276.9      365.5
   Valuation allowance .................  (21.5)     (27.4)
                                         ------     -------
    Total deferred tax assets .......... $255.4     $338.1
                                         ======     =======
Deferred tax liabilities:

   Property, plant and equipment
      and trademarks ................... $  4.4     $  5.7
   Inventory ...........................    3.1        3.3
   Compensation and benefits ...........    3.9        2.9
   All other ...........................     .3         .6
                                         ------     -------
      Total deferred tax liability .....   11.7       12.5
                                         ------     -------
      Net deferred tax asset ........... $243.7     $325.6
                                         ======     ======

        Valuation allowances of $27.4 million and $21.5 million as of December 31, 1997 and 1996, respectively, were established for the prepaid taxes related to foreign tax credits and to capital losses. Foreign tax credits may be used to offset the U.S. income taxes due on income earned from foreign sources. However, the credit is limited by the total income included on the U.S. income tax return as well as the ratio of foreign source income to total income. Excess foreign tax credits may be carried back two years and forward five years. As of December 31, 1997, Polaroid did not believe it was more likely than not that it would generate sufficient U.S. sourced income within the appropriate period to utilize all the foreign tax credits.

        Capital losses may be used only to offset capital gains. Capital losses may be carried back three years and forward five years. As of December 31, 1997, Polaroid had a capital loss carryforward of $4.3 million. In addition, those temporary differences which most likely will produce capital losses upon reversal have been treated as capital losses. Historically, Polaroid has generated limited net capital gains. Therefore, as of December 31, 1997, Polaroid did not believe it was more likely than not that it would generate sufficient capital gains within the appropriate time period to offset those capital losses.

        Management believes Polaroid will obtain the full benefit of other deferred tax assets on the basis of its evaluation of Polaroid's anticipated profitability over the period of years that the temporary differences are expected to become tax deductions. It believes that sufficient book and taxable income will be generated to realize the benefit of these tax assets. This assessment of profitability takes into account Polaroid's present and anticipated split of domestic and international earnings and the fact that the temporary differences related to postretirement and other postemployment benefits are deductible over a period of 30 to 40 years.

        Management considered that as of December 31, 1997, Polaroid has a net operating loss carryforward of $125.2 million. $37.8 million of the net operating loss in the United States expires in 2010. $45.5 million expires in 2011 and $41.9 million expires in 2012. Polaroid also has a foreign tax credit carryforward of $24.4 million (against which there is a full valuation allowance) and an alternative minimum tax credit carryforward of $2.8 million as of December 31, 1997. $16.2 million of the foreign tax credit expires in 2000, $3.9 million expires in 2001 and $4.4 million expires in 2002. The alternative minimum tax credit does not expire. Management does believe it will earn sufficient U.S. income to utilize the net operating losses within the carryforward period. Regardless of management's expectations, there can be no assurance that Polaroid will generate any specific level of continuing earnings or where these earnings will be generated.

        For alternative minimum tax purposes, Polaroid had an alternative minimum tax net operating loss of $37.8 million at the end of 1997. $19.7 million will expire in 2011, $18.1 million will expire in 2012. In addition, Polaroid had an alternative minimum tax foreign tax credit carryforward at the end of 1997 of $54.1 million: $22.0 million expires in 1998, $6.5 million expires in 1999, $18.1 million expires in 2000, $3.1 million expires in 2001, and $4.4 million expires in 2002.

        An analysis of earnings/(loss) before income tax expense/(benefit) and extraordinary loss follows:


(In millions)           1995       1996       1997
-------------------   -------    -------     -------
Domestic ..........   $(236.8)   $  (3.7)    $(189.9)
Foreign ...........      35.4       34.9        (2.0)
                      -------    -------     -------
  Total ...........   $(201.4)   $  31.2     $(191.9)
                      =======    =======     =======

        A reconciliation of differences between the statutory U.S. federal income tax rate and Polaroid's effective tax rate follows:

                                          1995       1996       1997
                                          ----       ----       ----
U.S. statutory rate .................     35.0%      35.0%      35.0%
State taxes .........................      2.3        3.3        1.7
Benefit plan deductions .............       --       (3.3)        .5
Loss carryforwards ..................       --       (2.9)        .8
Nondeductible expenses/
 nontaxable income ..................       --        2.7        2.0
Valuation allowance change ..........     (7.8)      (5.5)      (3.1)
Tax effect resulting from
 foreign activities .................       .5       21.9       (1.4)
Other ...............................       .4         .8       (1.5)
                                          ----       ----       ----
 Effective tax rate .................     30.4%      52.0%      34.0%
                                          ====       ====       ====

        In 1996 and 1995, the tax effect resulting from foreign activities includes the effect of remeasuring foreign currency. The impact on the tax rate for 1996 was an increase of 28.7 percentage points and an increase of 2.1 percentage points for 1995. In 1997, Polaroid changed its method of applying Financial Accounting Standards Board Statement No. 52, "Foreign Currency Translation" ("FAS 52") and adopted the local currency as its functional currency for most of its subsidiaries outside the United States. Therefore, there is no impact from remeasuring foreign currency in the tax effect resulting from foreign activities for 1997 for those subsidiaries which are local currency functional.

        Undistributed earnings of foreign subsidiaries held for reinvestment in overseas operations amounted to $417.9 million at December 31, 1997. Additional U.S. income taxes may be due upon remittance of those earnings (net of foreign tax reductions because of the distribution), but it is impractical to determine the amount of any such additional taxes. If all those earnings were distributed as dividends, foreign withholding taxes of approximately $20.4 million would be payable.

5. Inventories

        The classification of inventories at December 31 follows:

                                            (Unaudited)
(In millions)               1996     1997      1998
-------------------------  ------   ------  ----------
Raw materials ...........  $104.7   $ 91.0     $109.7
Work-in-process .........   225.3    192.4      168.6
Finished goods ..........   218.8    222.7      302.6
                           ------   ------     ------
  Total .................  $548.8   $506.1     $580.9
                           ======   ======     ======

6. Short-term Debt

        In the first quarter of 1997, Polaroid replaced its $150.0 million committed line of credit with a $350.0 million committed line of credit. The line of credit is available for general corporate purposes and expires at the end of 2001. As of December 31, 1997 and 1996, there were no borrowings under the $350.0 million and $150.0 lines of credit, respectively.

        As of December 31, 1997, gross borrowings from Polaroid's international uncommitted lines of credit were $150.5 million. Gross borrowings from Polaroid's U.S. uncommitted lines of credit were $91.1 million as of December 31, 1997. Additional available, uncommitted lines of credit for U.S. and international operations were $98.9 million and $103.9 million, respectively, at December 31, 1997. As of December 31, 1996, gross borrowings from international uncommitted lines of credit were $124.9 million. There were no borrowings from Polaroid's U.S. uncommitted lines of credit as of December 31, 1996. Additional available, uncommitted lines of credit for U.S. and international operations were $120.0 and $140.3 million, respectively at December 31, 1996. Borrowings from international uncommitted lines of credit were incurred by Polaroid primarily to manage its foreign currency balance sheet exposure (see Note 3). The weighted average interest rate on international short-term debt outstanding as of December 31, 1997 and 1996 was 5.2% and 4.7%, respectively. Polaroid's total borrowing capacity is limited by certain debt covenants.

        Interest expense on international short-term borrowings was $8.4 million in 1997, $7.5 million in 1996 and $10.9 million in 1995. The average interest rates on those borrowings ranged from 4.7% to 5.5% in 1997, 3.2% to 5.3% in 1996, and 4.0% to 7.1% in 1995. Interest expense on U.S. short-term borrowings was $1.5 million in 1997 and $.6 million in both 1996 and 1995. The average interest rates on these borrowings were 5.8% in 1997, 5.6% in 1996 and 6.1% in 1995.

7. Payables and Accruals

        The following items are included in payables and accruals at December
31:

(In millions)                               1996     1997
-----------------------------------------  ------   ------
Trade accounts payable ..................  $165.0   $138.1
Reserve for marketing programs ..........    42.1     44.8
Other accrued expenses and current
  liabilities ...........................   103.4     94.4
                                           ------   ------
  Total .................................  $310.5   $277.3
                                           ======   ======

8. Long-term Debt

        Principal amounts of long-term debt outstanding as of December 31 are as follows:

(In millions)
1996                           Long-term    Current      Total
----------------------------   ---------    -------     -------
ESOP loan ..................   $    --       $ 37.7     $  37.7
71/4% Notes ................     150.0           --       150.0
8% Notes ...................     199.4           --       199.4
8% Subordinated
 Convertible Debentures.....     140.4           --       140.4
Other ......................        .1           --          .1
                               -------       ------     -------
   Total ...................   $ 489.9       $ 37.7     $ 527.6
                               =======       ======     =======

(In millions)
1997                    Long-term     Current      Total
---------------------   ---------     -------    --------
6-3/4% Notes ........   $  148.7        $--      $  148.7
7-1/4% Notes ........      148.2         --         148.2
8% Notes ............      199.7         --         199.7
                        --------        ---      --------
   Total ............   $  496.6        $--      $  496.6
                        ========        ===      ========

        At December 31, 1997 and 1996, Polaroid had a working capital line of credit (see Note 6), and at December 31, 1996, a long-term ESOP loan. Borrowing costs under the related credit agreements are tied to Polaroid's long-term public debt ratings. The interest rates on the loans are based on various alternative interest indices at Polaroid's option and will fluctuate over time. The agreements contain various restrictions, including the ability of Polaroid to incur or guarantee debt. Polaroid is required to maintain a certain net worth and to meet certain leverage and interest coverage ratios.

        Under the ESOP loan, which was used to finance the leveraged Polaroid ESOP (see Notes 9 and 11), the final scheduled principal payment of $37.7 million was made on June 30, 1997. Interest expense on the ESOP loan was $.9 million in 1997, $3.2 million in 1996, and $5.4 million in 1995. The weighted average interest rate on the loan was 4.9%, 4.8% and 5.2% during 1997, 1996 and 1995, respectively.

        In 1991, Polaroid issued $140.0 million of 8% Subordinated Convertible Debentures due 2001 (the "Debentures") as partial consideration for the repurchase of its convertible preferred stock and warrants originally issued in 1989. The Debentures carried an annual interest rate of 8% and were convertible to common stock at approximately $32.50 per share. The Debentures were also subordinated in right of payment to all existing debt of Polaroid. Subsequently, the holders of the Debentures created a trust under which they retained conversion rights to convert the Debentures into approximately 4.3 million shares of common stock of Polaroid but sold to institutional investors the right to principal and interest payments on the Debentures.

        In June 1996, Polaroid purchased the conversion rights for $53.8 million and redeemed $.5 million of principal of the $140 million Debentures. As the holder of the conversion rights, Polaroid could have retired the Debentures at any time on or before September 30, 1998. If the Debentures had not been redeemed by Polaroid by September 30, 1998, the conversion rights would have reverted to the holders of the Debentures. The purchase of the conversion rights was determined to be a substantive modification of the terms of the Debentures and was accounted for as an extinguishment of debt and the issuance of new debt. The cost of the conversion rights and the amount of the fair value of the new debt over the carrying value of the extinguished debt was recorded as an extraordinary loss of $54.5 million (net of a tax benefit of $.4 million).

        In December 1996, Polaroid gave irrevocable notice that it was repurchasing the remaining $139.5 million of principal of the Debentures. The closing date of this transaction was January 22, 1997. As a result of issuing the irrevocable notice, Polaroid recorded an extraordinary loss of $1.6 million (net of a tax benefit of $1.1 million) in the fourth quarter of 1996 due to the early extinguishment of debt.

        The $200 million 8% Notes (the "8% Notes") due March 15, 1999 were issued with a discount, at a price of 99.054% of par with a yield of 8.18%, and may not be redeemed prior to maturity.

        On January 14, 1997, Polaroid issued $300.0 million in debt securities consisting of $150 million 7-1/4% Notes due January 15, 2007 (the "2007 Notes") and $150 million 6-3/4% Notes due January 15, 2002 (the "2002 Notes") to refinance existing debt. The 2007 Notes were placed with a discount, at a price of 99.43% of par with a yield of 7.33%. The 2002 Notes were placed with a discount, at a price of 99.53% of par with a yield of 6.86%. The net proceeds from the sale of the Notes were used primarily for the payment of $150 million principal amount of Polaroid's 7-1/4% Notes due January 15, 1997 and to exercise Polaroid's right to the repurchase of the remaining principal amount of its $139.5 million 8% Subordinated Convertible Debentures due 2001. The balance of the net proceeds were used for general corporate purposes.

        The aggregate scheduled repayments on Polaroid's long-term debt are as follows:

               (In millions)
-------------------------------------------
1998 ........................   $     0
1999 ........................   $ 200.0
2000 ........................   $     0
2001 ........................   $     0
2002 ........................   $ 150.0
2003 and thereafter .........   $ 150.0

9. Common Stockholders' Equity

        During 1997 Polaroid repurchased 1.3 million shares of common stock for $57.4 million. During 1996, 1.1 million shares were repurchased for $43.6 million and during 1995, 1.2 million shares were repurchased for $40.2 million. On October 21, 1997, Polaroid's Board of Directors authorized a repurchase program for as many as 5 million shares, or 11% of outstanding shares over the next three years. This program includes approximately $30 million remaining from the $100 million common stock repurchase program approved by the Board of Directors in January 1995. As of December 31, 1997, up to approximately 4.0 million shares remain to be purchased under the current stock repurchase program. Polaroid may repurchase its common stock on the open market, in privately negotiated transactions or otherwise (which may include transactions with Polaroid stock option holders and with Polaroid retirement plans, including the employee stock ownership plan). The timing and amounts of any future purchases under this program depend upon many factors, including market conditions as well as Polaroid's business and financial condition.

        Deferred Compensation, which was recorded as a deduction from Common Stockholders' Equity, was $1.1 million and $39.6 million at December 31, 1997 and 1996, respectively. Deferred compensation included $37.7 million at December 31, 1996 for the ESOP (see Notes 8 and 11) covering substantially all domestic employees. Shares held by Polaroid's ESOP Trust on December 31, 1996 and by Polaroid's Retirement Savings Plan in the ESOP Fund on December 31, 1997 were as follows:


(In thousands)                       1996      1997
---------------------------------   ------    ------
Allocated .......................   $6,542    $7,491
Suspense (unallocated) ..........      949        --
                                    ------    ------
  Total .........................   $7,491    $7,491
                                    ======    ======

        Dividends paid on unallocated ESOP shares of $.1 million in 1997, $1.0 million in 1996 and $1.6 million in 1995 were used to repay the ESOP loan. The remaining dividends for allocated shares held by the ESOP Trust were paid to ESOP participants. Deferred compensation also included $1.1 million and $1.9 million at December 31, 1997 and 1996, respectively, related to the 1993 Polaroid Stock Incentive Plan (See Note 10).

10. Incentive Compensation and Stock
      Incentive Plans

        Polaroid maintains annual incentive plans covering substantially all domestic employees and employees of manufacturing subsidiaries in the United Kingdom and the Netherlands. Amounts charged to operations for these annual cash incentive plans were $2.2 million in 1997, $25.8 million in 1996 and $4.8 million in 1995.

        As of December 31, 1997, Polaroid had stock incentive plans which provided fixed stock-based compensation awards as described below. Effective January 1, 1996, Polaroid adopted FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). Under FAS 123, Polaroid has elected not to adopt the new accounting method and will continue to account for its stock-based compensation under the existing provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, no compensation expense has been recognized.

        In 1990, Polaroid adopted its original Polaroid Stock Incentive Plan (the "1990 Plan") under which officers and other key employees could be granted stock options (either non-qualified or incentive), stock appreciation rights and restricted stock as incentives to increase revenues and profits. Up to 3,000,000 shares of Polaroid's common stock have been authorized for use under the 1990 Plan. Only stock option awards were made under the 1990 Plan.

        In May 1993, Polaroid adopted the 1993 Polaroid Stock Incentive Plan (the "1993 Plan") under which officers and other key employees may be granted awards in the form of stock options (either non-qualified or incentive), stock appreciation rights, restricted stock, and any other form determined by the Board of Directors to be consistent with the 1993 Plan, as incentives to increase revenues and profits. A total of 3,000,000 shares of Polaroid's common stock were authorized for use under the 1993 Plan plus any unused shares from the 1990 Plan. In March 1997, Polaroid amended the 1993 Plan and authorized an additional 3,500,000 shares to be used under the plan. A maximum of 6,500,000 shares of Polaroid's common stock have been authorized for use under the 1993 Plan, plus any shares that become available under the 1990 Plan. The number of common shares reserved for granting of future awards was 3,224,105, 482,966 and 1,127,591 at December 31, 1997, 1996 and 1995, respectively.

        The options which have been awarded under the 1990 Plan and the 1993 Plan typically vest proportionately over approximately a four year period and are exercisable for approximately a ten year period from the date of grant, if the holder remains in the employ of Polaroid. Normally, if the option holder's employment terminates for reasons other than change of control, death or retirement, no further vesting can occur. When an option holder's employment terminates for any reason other than retirement, death or disability, all vested options must be exercised within three months from the termination date or approximately ten years from the date of the grant, whichever is earlier.

        The Human Resource Committee of Polaroid's Board of Directors (a Committee of non-employee members of the Board) administers the 1990 Plan and the 1993 Plan and, as such, can determine the vesting period, performance factors or other restrictions for an award. The Committee may waive or amend conditions of the option grant, such as accelerating vesting terms during an early retirement or severance program.

        In 1990, Polaroid adopted the Polaroid Board of Directors' Stock Option Plan (the "Directors' Plan"), which granted each non-employee director an option to purchase 3,000 shares of Polaroid's common stock. For a new non-employee director, the date of the grant is the date the director joins the Board. In 1996, the shareholders approved an amendment to the Directors' Plan to award each non-employee director as of July 15, 1995 a one-time grant of an option to purchase 2,000 shares of Polaroid's common stock at $42.63 per share. Vesting of these option grants will conform with the terms outlined in the Directors' Plan.

        In May 1997, Polaroid, with shareholder approval, adopted the Board of Directors' Stock Plan under which non-employee directors may be awarded stock options, stock appreciation rights, restricted stock and any other form of award. Under this plan, the number of shares that may be awarded may not exceed 300,000 plus the number of shares available for grant remaining from the Directors' Plan. Under the Board of Directors' Stock Plan, directors who were under 68 years of age on December 31, 1996 will be granted 1,500 stock options annually (See Note 11). In addition, the authorized shares under the Board of Directors' Stock Plan are being used to provide a portion of the non-employee directors' annual retainer fee in Polaroid's common stock.

        Under the Directors' Plan and the Directors' Stock Plan, option awards are exercisable for a ten year period from the date of grant if the director remains on the Board. Any vesting ceases when an individual terminates as a director, and a former director must exercise his or her vested options within three years from the date of termination or ten years from the date of grant, whichever is earlier. Up to 400,000 shares of Polaroid's authorized common stock may be issued under the Directors' Plan and the Directors' Stock Plan. As of December 31, 1997, a cumulative total of 87,000 options have been granted at prices ranging from $33.13 to $52.00 under the Directors' Plan and the Directors' Stock Plan.

        A summary of Polaroid's fixed stock option awards as of December 31, 1997, 1996, and 1995 and changes during the years ending on those dates is presented below:

                                                        Weighted-
                                          Number of      average
                                           Options      Exercise
Fixed Options                          (in thousands)    Price
-------------------------------------  --------------  ---------
Outstanding at December 31, 1994.....      3,591        $30.56
1995 Activity:
   Granted ..........................      1,029        $36.58
   Exercised ........................       (728)       $26.74
   Forfeited ........................        (29)       $34.95
                                           -----
Outstanding at December 31, 1995.....      3,863        $32.85
1996 Activity:
   Granted ..........................        642        $44.57
   Exercised ........................       (329)       $29.34
   Forfeited ........................        (51)       $41.14
                                           -----
Outstanding at December 31, 1996.....      4,125        $34.85
1997 Activity:
   Granted ..........................        812        $43.17
   Exercised ........................       (981)       $32.33
   Forfeited ........................        (44)       $39.01
                                           -----
Outstanding at December 31, 1997.....      3,912        $37.16
                                           =====

        Options Exercisable at December 31:
----------------------------------------------------
                Number of Options   Weighted-average
                  (in thousands)     Exercise Price
               ------------------- -----------------
1995 .........       1,813              $ 32.10
1996 .........       2,524              $ 32.46
1997 .........       2,247              $ 33.96

Weighted-average fair value
        of options
 granted during the year:
--------------------------
1995 ......... $ 13.26
1996 ......... $ 16.06
1997 ......... $ 13.19


             Options Outstanding at December 31, 1997
-------------------------------------------------------------------
                                        Weighted-
                                         average
                        Number of       Remaining      Weighted-
      Range of           Options       Contractual      average
  Exercise Prices    (in thousands)   Life (years)   Exercise Price
-------------------  --------------   ------------   --------------
$24 to $27.........         510             3.1         $ 24.90
$31 to $34.........       1,405             5.2         $ 32.54
$37 to $42.........         981             8.7         $ 41.78
$43 to $60.........       1,016             6.4         $ 45.21
                          -----
$24 to $60.........       3,912             6.1         $ 37.16
                          =====

        Options Outstanding at December 31, 1997
---------------------------------------------------------
      Range of       Number of Options   Weighted-average
  Exercise Prices      (in thousands)     Exercise Price
-------------------  -----------------   ----------------
$24 to $27.........          510             $ 24.90
$31 to $34.........        1,074             $ 32.40
$37 to $42.........          197             $ 41.92
$43 to $60.........          466             $ 44.09
                           -----
$24 to $60.........        2,247             $ 33.96
                           =====

        If compensation cost for Polaroid's fixed stock option awards had been determined based on fair value at grant date for awards under the plans consistent with FAS 123, Polaroid's net loss and loss per common share would have been increased to the pro forma amounts as follows:


(In millions,
except per share data)      1995       1996        1997
------------------------  --------   -------     --------
Net loss:
  As reported ..........  $(140.2)   $(41.1)     $(126.7)
  Pro forma ............   (142.4)    (46.3)      (133.2)
Basic loss per common share:
  As reported ..........    (3.09)     (.90)       (2.81)
  Pro forma ............    (3.14)    (1.02)       (2.95)

        Diluted loss per common share for 1997, 1996 and 1995 was the same as basic loss per common share.

        The effect of applying FAS 123 as shown in the above pro forma disclosures is not representative of the pro forma effect on net earnings in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

        The fair value of each option grant was estimated on the grant date using the Black-Scholes Option-Pricing Model with the following weighted average assumptions:

                                       1995        1996       1997
                                   ----------- ----------- ----------
Dividend yield ...................  1.7%        1.4%        1.4%
Expected volatility .............. 22.2%       21.0%       22.4%
Risk free interest rate ..........  6.5%        6.3%        6.6%
Expected option life .............  5.4 years   5.5 years   5.5 years

        Dividend equivalent payments on outstanding stock options of $1.6 million, $2.1 million and $2.1 million were made in 1997, 1996 and 1995, respectively. Approximately 80% of the options granted in 1996 were issued with dividend equivalents. No options were granted in 1997 with dividend equivalents.

        Under the 1993 Plan, Polaroid awarded 15,000 shares of restricted stock at $45.88 in 1996 and 25,000 shares of restricted stock at $46.50 per share in 1995. The 1996 restricted shares vest if Polaroid achieves certain financial objectives within a five-year period. The 1995 restricted shares vest proportionately each year over a five year period. The value of the restricted stock issued was recorded as deferred compensation and is being amortized to compensation expense over a five year period from the award date.

11. Benefit Plans

        Polaroid maintains a qualified noncontributory trusteed pension plan covering substantially all domestic employees. Through 1997, the benefits are based on years of service and final average compensation at retirement. Polaroid's general policy is to fund the domestic pension trust to the extent such contributions would be deductible under the funding standards established under the Internal Revenue Code. Plan assets consist primarily of high quality corporate and U.S. government bonds, asset-backed securities and common stocks and investments in real estate.

        Employees of Polaroid's manufacturing subsidiaries in the United Kingdom and the Netherlands are covered by trusteed, contributory pension plans. Amounts are funded in accordance with local laws and economic conditions. Employees of most other foreign subsidiaries are covered by insured plans. Related expenses, obligations and assets of these other plans are not material and therefore are not included in the information below.

        Components of Polaroid's net periodic pension cost/(credit) are as follows:

(In millions)                               1995        1996         1997
----------------------------------------  --------    --------     --------
Service cost ...........................  $   26.5    $   25.7     $   23.8
Interest cost ..........................      65.9        74.1         78.5
Actual return on assets ................    (191.3)     (152.4)      (266.4)
Net amortization and deferral ..........      99.2        51.9        160.9
                                          --------    --------     --------
  Net periodic pension cost/
     (credit) ..........................  $     .3    $    (.7)    $   (3.2)
                                          ========    ========     ========

        Effective January 1, 1998, Polaroid adopted a pension plan change for most of its domestic employees. The revised plan bases retirement benefits on an account balance that accumulates over the employee's working career. For certain employees, a ten year transition period from the previous pension formula to the new formula will apply. This plan change necessitated certain changes in plan assumptions including the rate of changes in salary increases.

The effect of this plan change has been reflected in the funded status of Polaroid's plans as of December 31, 1997.

        The following table sets forth the plans' funded status and amounts recognized in Polaroid's consolidated balance sheet at December 31:

(In millions)                                    1996         1997
---------------------------------------------  --------     ---------
Actuarial present value of benefit
obligations:
  Vested benefit obligation .................  $  948.6     $1,139.7
  Nonvested benefit obligation ..............      45.6         53.3
                                               --------     --------
     Accumulated benefit obligation .........     994.2      1,193.0
  Effect of projected pay increases .........      91.4         40.5
                                               --------     --------
     Projected benefit obligation ...........   1,085.6      1,233.5
Plan assets at fair market value ............   1,160.5      1,350.5
                                               --------     --------
Plan assets in excess of projected
 obligations ................................      74.9        117.0
Unrecognized prior service cost .............      18.3         35.8
Unrecognized net gain .......................     (98.1)      (177.5)
Unrecognized net assets at transition,
 net of amortization ........................     (60.7)       (48.5)
                                               --------     --------
     Net pension liability ..................  $  (65.6)    $  (73.2)
                                               ========     =========

        Included in the net pension liability as of December 31, 1997, is the curtailment cost of $7.5 million recorded in the fourth quarter of 1997 which is included as part of Polaroid's restructuring and other charges (see Note 2). This cost resulted from the number of employees expected to terminate under the involuntary severance program.

        The assumptions used by Polaroid which have a significant effect on the amounts reported for pension accounting as of December 31 were as follows:

                                            1995     1996      1997
                                           ------   ------    ------
Weighted average discount rate ..........    7.1%     7.5%      7.1%
Weighted average rate of increase in
 compensation levels ....................    5.0%     5.0%      3.9%
Expected long-term rate of return on
 assets .................................    8.8%     8.9%      9.3%

        In 1988, Polaroid's Board of Directors approved the Polaroid ESOP primarily for the benefit of its domestic employees (see Notes 8 and 9). The number of shares available for allocation to individual accounts in any period was based on principal and interest payments made on the ESOP loan. Amounts charged to expense represent the amount of principal repayment on the ESOP loan less dividends paid on unallocated shares. Amounts charged to expense for this plan were $37.6 million, $38.7 million and $34.3 million in 1997, 1996, and 1995, respectively. In 1997, the ESOP was merged into Polaroid's Retirement Savings Plan.

        Polaroid currently provides certain health and life insurance benefits to eligible retired employees. Substantially all domestic employees who retire from Polaroid, and meet the minimum age and service requirements of 55 and 10 years, respectively, become eligible for these benefits. The plans are currently unfunded and may be modified in accordance with the terms of the plan documents. Polaroid funds these benefits on a pay-as-you-go basis. Eligible retirees under age 65 are required to contribute to the cost of their health care benefits. Upon reaching age 65, eligible retirees' health care benefit coverage is coordinated with Medicare. In 1995, Polaroid established an amount it would contribute toward the cost of the retirees' selected medical plan coverage. Polaroid intends to annually review the amount it contributes toward this coverage and will, at its option, make adjustments to this amount based on several considerations including financial factors, inflation of medical costs and other relevant factors. Eligible retirees are not required to contribute to the cost of their life insurance benefits. Employees of most of Polaroid's subsidiaries outside of the United States are covered by government programs.

        Components of Polaroid's net periodic postretirement benefit cost are as follows:

(In millions)                 1995    1996      1997
---------------------------  -----   ------    ------
Service cost ..............  $ 8.7   $  6.4    $  6.3
Interest cost .............   17.6     14.8      15.7
Amortization ..............   (6.1)   (11.0)    (10.7)
                             -----   ------    ------
Net periodic postretirement
 benefit cost .............  $20.2   $ 10.2    $ 11.3
                             =====   ======    ======

        The following table sets forth the status of the plan and amounts recognized in Polaroid's consolidated balance sheet at December 31:


(In millions)                                        1996       1997
-------------------------------------------------  --------   --------
Accumulated postretirement benefit
obligation:
Retirees ........................................  $ 140.8    $ 169.8
Fully eligible active plan participants .........     32.8       47.4
Other active plan participants ..................     36.5       46.9
                                                   -------    -------
  Total accumulated postretirement
     benefit obligation .........................    210.1      264.1
Plan assets at fair market value ................       --         --
                                                   -------    -------
Accumulated obligation in excess of
 plan assets ....................................   (210.1)    (264.1)
Unrecognized net gain ...........................    (16.4)      29.0
Unrecognized prior service cost .................    (39.8)     (28.8)
                                                   -------    -------
  Net postretirement benefit liability ..........  $(266.3)   $(263.9)
                                                   =======    =======

        The Accumulated Postretirement Benefit Obligation ("APBO") at December 31, 1997 and 1996 was determined using a discount rate of 7.0% and 7.5%, respectively. The assumed health care cost trend rate used in measuring the APBO at December 31, 1997 and 1996 was 9% and 10%, respectively, declining gradually to an ultimate rate of 6% in 2003. These trend rates reflect Polaroid's current experience and expectation that future rates will decline. The assumptions used above have an effect on the amounts reported. If the health care cost trend rate assumptions were increased by 1% each year, the APBO as of December 31, 1997 and 1996 would increase by approximately $4.5 million and $6.7 million, respectively. The effect of a 1% increase on the aggregate of service and interest cost for 1997, 1996 and 1995 would have been an increase of approximately $.4 million, $.8 million and $4.5 million, respectively.

        Polaroid has had a Polaroid Board of Directors' Retirement Plan (the "Directors' Retirement Plan") which is a non-qualified deferred compensation plan under which fully vested (at least five complete years of service on the Board) non-employee members of the Board who retire receive annual lump sum payments equal to the retainer amount they were paid in the last full year prior to retirement. A participant or surviving spouse may receive payments under the Directors' Retirement Plan for the lesser of twenty-five years or the number of years that the person served as a non-employee member of the Board prior to his or her seventy-third birthday. This plan is available to retired directors and directors who were 68 years of age as of December 31, 1996. Directors who were not 68 years of age as of December 31, 1996 will receive no future accrual under this plan (see Note 10).

        The estimated present value of future benefits under the Directors' Retirement Plan is accrued annually based on credited service up to the participants' actual retirement dates and is charged to expense. For the years 1997, 1996 and 1995, $.8 million, $.3 million and $.2 million, respectively, was charged to expense for the Directors' Retirement Plan.

12. Rental Expense and Lease Commitments

        Minimum annual rental commitments at December 31, 1997, under noncancellable leases, principally for real estate, are payable as follows:

                    (In millions)
-------------------------------------------------
1998 ...................................   $18.2
1999 ...................................    12.9
2000 ...................................     6.5
2001 ...................................     5.6
2002 ...................................     5.3
2003 and thereafter ....................    17.3
                                           -----
  Total minimum lease payments .........   $65.8
                                           =====

        Minimum payments have not been reduced by minimum sublease rentals of $2.4 million due in the future under noncancellable subleases.

        Many of the leases contain renewal options and some contain escalation clauses which require payments of additional rent to the extent of increases in the related operating costs.

        Rental and lease expenses consisted of the following:


(In millions)                    1995       1996       1997
-----------------------------  -------    -------    -------
Minimum rentals .............  $  26.4    $  25.8    $  27.4
Contingent rentals ..........      8.8        2.0        4.6
                               -------    -------    -------
  Total .....................  $  35.2    $  27.8    $  32.0
                               =======    =======    =======

        Sublease income amounted to $1.1 million in 1997, $1.1 million in 1996, $1.4 million in 1995.

13. Business

        Nature of Operations

        Polaroid designs, develops, manufactures and markets imaging products which serve customers in consumer and commercial markets around the world. Photographic and other core products represent over 90 percent of Polaroid's total revenues and are marketed globally through distributors and dealers for consumer and professional photography, business, industry, science, medicine, government and education. In addition, Polaroid is expanding its role in the market for digital imaging products. Polaroid's digital imaging products are marketed worldwide through distributors and directly to customers primarily for consumer, medical, graphic arts and other business applications.

        Segments of Business

        During 1997, 1996 and 1995 sales to one customer, Wal-Mart Stores, Inc., amounted to 12.5%, 11.9%, and 10.9%, respectively, of Polaroid's total sales.

        Intercompany sales between geographic areas are accounted for at prices representative of unaffiliated party transactions.

        The following table shows certain financial information relating to Polaroid's operations in various geographic areas:

Geographic Areas


                                                                  Year Ended December 31,
                                                           ------------------------------------
(In millions)                                                1995          1996          1997
------------------------------------------------------     --------      --------      --------
Sales:
United States
 Customers ...........................................     $1,019.0      $1,060.3      $1,063.0
 Intercompany ........................................        479.4         445.7         415.9
                                                           --------      --------      --------
                                                            1,498.4       1,506.0       1,478.9
                                                           --------      --------      --------
Europe
 Customers ...........................................        738.8         663.6         582.1
 Intercompany ........................................        368.1         397.1         416.1
                                                           --------      --------      --------
                                                            1,106.9       1,060.7         998.2
                                                           --------      --------      --------
Asia/Pacific, Canada, Latin and South America
 Customers ...........................................        479.1         551.3         501.3
 Intercompany ........................................        123.3         113.5          97.0
                                                           --------      --------      --------
                                                              602.4         664.8         598.3
                                                           --------      --------      --------
 Eliminations ........................................       (970.8)       (956.3)       (929.0)
                                                           --------      --------      --------
   Net sales .........................................     $2,236.9      $2,275.2      $2,146.4
                                                           ========      ========      ========
Profits:
 United States .......................................     $ (179.4)     $   13.8      $ (119.2)
 Europe ..............................................         20.6          19.0           9.2
 Asia/Pacific, Canada, Latin and South America .......         24.4          25.0          (6.6)
 General corporate expense ...........................        (19.4)        (13.3)        (49.2)
 Eliminations ........................................         (4.0)          7.3           6.7
                                                           --------      --------      --------
  Profit/(Loss) From Operations ......................       (157.8)         51.8        (159.1)
 Other income/(expense) ..............................        (43.6)        (20.6)        (32.8)
                                                           --------      --------      --------
   Earnings/(Loss) before income tax expense/(benefit)     $ (201.4)     $   31.2      $ (191.9)
                                                           ========      ========      ========
Assets:
 United States .......................................     $1,526.1      $1,490.0      $1,442.0
 Europe ..............................................        669.9         659.8         636.4
 Asia/Pacific, Canada, Latin and South America .......        258.4         279.9         297.6
 Corporate assets (cash, cash equivalents and
  short-term investments) ............................         83.1          78.3          79.0
 Eliminations ........................................       (275.7)       (306.4)       (322.3)
                                                           --------      --------      --------
   Total assets ......................................     $2,261.8      $2,201.6      $2,132.7
                                                           ========      ========      ========

14. Contingencies

        Polaroid, together with other parties, is currently designated a Potentially Responsible Party ("PRP") by the United States Environmental Protection Agency and certain state agencies with respect to the response costs for environmental remediation at several sites. Polaroid believes that its potential liability with respect to any site and with respect to all sites in the aggregate will not have a materially adverse effect on the financial condition or operating results of Polaroid.

        Due to a wide range of estimates with regard to response costs at these sites and various other uncertainties, Polaroid cannot firmly establish its ultimate liability concerning these sites. In each case in which Polaroid is able to determine the likely exposure, such amount has been included in Polaroid's reserve for environmental liabilities. Where a range of comparably likely exposures exists, Polaroid has included in its reserve the minimum amount of the range. Polaroid's aggregate reserve for these liabilities as of December 31, 1997 and 1996 was $2.0 million and $4.0 million, respectively. The decrease in reserve reflects a reassessment of Polaroid's liability and payments that Polaroid made during 1997 to settle its exposure at two of these sites. Polaroid currently estimates that the majority of the $2.0 million amount reserved for environmental liabilities on December 31, 1997 will be payable over the next two to three years. Polaroid's analysis of data which underlies its establishment of this reserve is undertaken on a quarterly basis. The reserve for such liability does not provide for associated litigation costs, which, if any, are expected to be inconsequential in comparison with the amount of the reserve. Polaroid will continue to accrue in its reserve such amounts as management believes appropriate from time to time as circumstances warrant. This reserve does not take into account potential recoveries from third parties.

        Polaroid reviews its recurring internal expenditures on environmental matters, as well as capital expenditures related to environmental compliance, on a monthly basis, and reviews its third-party expenditures on environmental matters on a quarterly basis. Polaroid believes that these expenditures have not had and will not have a materially adverse effect on the financial condition or operating results of Polaroid.

        Federal law provides that PRPs may be held jointly and severally liable for response costs. Based on current estimates of those costs and after consideration of the potential estimated liabilities of other PRPs with respect to those sites and their respective estimated levels of financial responsibility, Polaroid does not believe its potential liability will be materially enlarged by the fact that the liability is joint and several.

        Polaroid is involved in various other legal proceedings and claims arising in the ordinary course of business. Management believes that the disposition of these matters will not have a materially adverse effect on the financial condition or results of operations of Polaroid.

15. Supplementary Financial Information

        Polaroid's auditors have made a limited review of the 1997 and 1996 quarterly data on page F-26 in accordance with standards established by the American Institute of Certified Public Accountants and that information is incorporated herein by reference. Since Polaroid's independent auditors did not audit Polaroid's quarterly information data for either year, they express no opinion on such data.

16. Subsequent Events (Unaudited)

        The Amended Credit Agreement

        On December 11, 1998, Polaroid entered into an amendment to our existing $350 million Credit Agreement, with Morgan Guaranty Trust Company of New York, as Administrative Agent and Collateral Agent, BankBoston, N.A., as Co-Agent, and certain other lenders. The Amended Credit Agreement provides for loans in a total dollar amount of $350 million, will expire on December 31, 2001 and will be available on a revolving basis prior to its expiration. In connection with the Amended Credit Agreement, Polaroid entered into a collateral agreement and certain related documents that granted the lenders under the Amended Credit Agreement a first security interest in certain of Polaroid Corporation's and its domestic subsidiaries' inventories and accounts receivable. This security will be released if Polaroid's corporate credit rating is BBB- or higher by Standard & Poor's and Baa3 or higher by Moody's.

        Funds borrowed under the Amended Credit Agreement will bear interest, at Polaroid's option, at either:

        o the prime rate of Morgan Guaranty Trust Company ("Prime") plus a margin; or

        o LIBOR on euro-dollar loans ("Euro-dollar loans"), plus a margin.

        The Amended Credit Agreement restricts, among other things, Polaroid's ability to do the following:

        o   to make certain capital expenditures;

        o   to make certain restricted payments;

        o   to incur debt in addition to the issuance of the Notes;

        o   to incur certain liens;

        o   to make certain investments;

        o   to enter into certain sale/leaseback transactions; and

        o to merge, consolidate, sell or transfer all or substantially all of our assets, subject to certain conditions.

The Amended Credit Agreement also requires Polaroid to maintain financial ratios relating to the maximum level of debt to EBITDA and minimum interest coverage. In addition, if holders of the Notes or other securities receive covenants that are more protective than those contained in the Amended Credit Agreement, the Amended Credit Agreement requires that Polaroid offer to amend the Amended Credit Agreement to include these provisions.

        Restructuring

        In December 1998, Polaroid announced an expansion of its 1997 involuntary severance program to further streamline operations and improve profitability. The pre-tax restructuring expense for this expansion of the 1997 program recorded in the fourth quarter of 1998 was $50.0 million.

        Business Investments

        Polaroid owns approximately 14% of the common stock of SDI Holding Corp. ("SDHI") with a book value of $14 million at December 31, 1998. Polaroid also owns preferred stock, with a book value of $35 million at that date, of Sterling Dry Imaging Systems, Inc., a subsidiary of SDHI ("SDIS"). Agfa-gevart N.V. has agreed to acquire SDHI, excluding SDIS which, under the acquisition agreement, is to be spun off to SDHI's shareholders and not acquired by Agfa-gevart N.V. At this time, sufficient information is not available for Polaroid to assess the probable outcome of this transaction.

                 Polaroid Corporation and Subsidiary Companies

                      Quarterly Financial Data (Unaudited)

              (In millions, except per share and stock price data)

                  1996                           First       Second        Third       Fourth       Year
------------------------------------------     ---------    ---------    ---------   ---------    ---------
Net sales ................................     $   461.1    $   581.6    $   569.1   $   663.4    $ 2,275.2
Restructuring and other ..................         110.0           --           --          --        110.0
Special charges ..........................            --           --           --        33.0         33.0
Profit/(loss) from operations ............        (105.5)        56.1         65.3        35.9         51.8
Earnings/(loss) before extraordinary item          (60.7)        28.5         34.2        13.0         15.0
Extraordinary item .......................            --        (54.5)          --        (1.6)       (56.1)
Net earnings/(loss) ......................         (60.7)       (26.0)        34.2        11.4        (41.1)
Basic earnings/(loss) per common share:
 Earnings/(loss) before extraordinary item         (1.33)         .63          .75         .29          .33
 Extraordinary item ......................            --        (1.20)          --        (.04)       (1.23)
                                               ---------    ---------    ---------   ---------    ---------
 Net earnings/(loss) .....................         (1.33)        (.57)         .75         .25         (.90)
Diluted earnings/(loss) per common share:
 Earnings/(loss) before extraordinary item         (1.33)         .60          .71         .29          .33
 Extraordinary item ......................            --        (1.08)          --        (.04)       (1.23)
                                               ---------    ---------    ---------   ---------    ---------
 Net earnings/(loss) .....................         (1.33)        (.48)         .71         .25         (.90)
Cash dividends per common share ..........           .15          .15          .15         .15          .60
Stock prices*
 High ....................................         48.13        47.13        45.88       45.00        48.13
 Low .....................................         41.13        43.00        42.00       39.38        39.38

                  1997                           First       Second        Third       Fourth       Year
------------------------------------------     ---------    ---------    ---------   ---------    ---------
Net sales ................................     $   457.5    $   564.9    $   516.4   $   607.6    $ 2,146.4
Restructuring and other ..................            --           --           --       323.5        323.5
Profit/(loss) from operations ............          19.2         64.2         51.0      (293.5)      (159.1)
Net earnings/(loss) ......................          15.8         34.6         25.7      (202.8)      (126.7)
Basic earnings/(loss) per common share ...           .35          .77          .57       (4.51)       (2.81)
Diluted earnings/(loss) per common share .           .35          .76          .55       (4.51)       (2.81)
Cash dividends per common share ..........           .15          .15          .15         .15          .60
Stock prices*
 High ....................................         46.38        53.38        60.25       52.50        60.25
 Low .....................................         39.75        37.25        49.81       41.94        37.25

*Recorded on the New York Stock Exchange Composite.

PROSPECTUS

                                [Polaroid LOGO]

                             POLAROID CORPORATION

                               784 Memorial Drive
                         Cambridge, Massachusetts 02139
                                (781) 386-2000


                                 $500,000,000


                                Debt Securities


                               ----------------
We will provide specific terms of these securities in supplements to this
                                  Prospectus.
You should read this Prospectus and any supplement carefully before you invest.


                               ----------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                  This Prospectus is dated December 3, 1998.

                   TABLE OF CONTENTS

About this Prospectus .......................   ii
Where You Can Find More Information
   about Polaroid ...........................   ii
The Company .................................    1
Ratios of Earnings to Fixed Charges .........    1
Use of Proceeds .............................    1
Description of Debt Securities ..............    1
Limitations on Issuance of Bearer Debt
   Securities ...............................   14
Certain U.S. Federal Income Tax
   Consequences to Non-U.S. Persons .........   14
Plan of Distribution ........................   16
Experts .....................................   17
Legal Opinions ..............................   17

                             ABOUT THIS PROSPECTUS

        This Prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we may sell the unsecured Debt Securities described in this Prospectus in one or more offerings up to a total dollar amount of $500,000,000. This Prospectus provides you with a general description of the Debt Securities we may offer. Each time we sell Debt Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this Prospectus and any prospectus supplement together with additional information described below under "Where You Can Find More Information About Polaroid."

              WHERE YOU CAN FIND MORE INFORMATION ABOUT POLAROID

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov and at our web site at http://www.polaroid.com.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Debt Securities:

        o   Annual Report on Form 10-K for the year ended December 31, 1997;

        o Quarterly Reports on Form 10-Q for the quarters ended March 29, 1998, June 28, 1998 and September 27, 1998; and

        o   Current Report on Form 8-K filed on
            June 12, 1998.

        You may request a copy of these filings at no cost, by writing or telephoning our agent at the following address:

                 Boston EquiServe, L.P.
                 150 Royal Street
                 Canton, Massachusetts 02021
                 Telephone: 800-730-4001

        Because we list our common stock on the New York Stock Exchange, you may also inspect the filings described above, as well other information, at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        You should rely only on the information incorporated by reference or provided in this Prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

        Polaroid designs, manufactures and markets worldwide a variety of products that are used primarily in the imaging fields and related industries. These products include instant photographic cameras and films, electronic imaging recording devices, conventional films and light polarizing filters and lenses and are used in consumer and commercial markets around the world, including in professional photography, graphic arts, scientific, medical, governmental, educational, insurance, real estate, sunglasses, identification systems and in other business applications.

        Our principal executive offices are located at 784 Memorial Drive, Cambridge, Massachusetts 02139. Our telephone number is (718) 386-2000. When we refer to "Polaroid," "we" or "our" in this Prospectus, we mean Polaroid Corporation and its subsidiaries on a consolidated basis, unless the context requires otherwise.

                               RATIOS OF EARNINGS
                               TO FIXED CHARGES

        We have set forth below the ratio of earnings to fixed charges for Polaroid for the periods indicated. We have computed the ratio of earnings to fixed charges by dividing earnings available for fixed charges (earnings/(loss) before income taxes and cumulative effect of changes in accounting principles plus fixed charges (excluding capitalized interest) by fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs), the portion of rental expense that is representative of the interest factor (deemed by us to be one-third) and capitalized interest.

                                                                  Nine Months
                                                                       Ended
                                                                  September 27,
                 Fiscal Year Ended December 31                        1998
----------------------------------------------------------------  ------------
      1993        1994        1995         1996          1997
      2.3(a)      3.3         --(b)        1.4(c)        --(d)          1.7

(a) In 1993, we recorded a pre-tax expense for restructuring and other charges of $44.0 million. Excluding the pre-tax restructuring and other charges, the ratio to fixed charges was 2.9.

(b) Earnings were insufficient to cover fixed charges by $206.2 million after giving effect to the pre-tax expense for restructuring and other charges of $247.0 million. Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 1.6.

(c) In 1996, we recorded a pre-tax expense for restructuring and other special charges of $150.0 million ($7.0 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other special charges, the ratio of earnings to fixed charges was 3.8.

(d) Earnings were insufficient to cover fixed charges by $194.5 million after giving effect to the pre-tax expense for restructuring and other charges of $340.0 million ($16.5 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 3.4.

                                USE OF PROCEEDS

        We will use the net proceeds that we receive from the sale of the Debt Securities offered by this Prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include repayment of other debt, capital expenditures, possible acquisitions, repurchase of Polaroid's stock and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

                        DESCRIPTION OF DEBT SECURITIES

        The following description of the terms of the Debt Securities summarizes certain general terms that will apply to the Debt Securities. The description is not complete, and we refer you to the Indenture, a copy of which is an exhibit to the Registration Statement of which this Prospectus is a part. For your reference, in several cases below we have noted the section in the Indenture that the paragraph summarizes. Capitalized terms have the meanings assigned to them in the Indenture. The referenced sections of the Indenture and the definitions of capitalized terms are incorporated by reference in the following summary.

        The Debt Securities will be issued under an Indenture, dated as of January 9, 1997 (the "Indenture"), between Polaroid and State Street Bank and Trust Company, as trustee (the "Trustee"). The Indenture provides for the issuance from time to time of Debt Securities in an unlimited dollar amount and an unlimited number of series.

Specific Terms Of Each Series

        Each time that we issue a new series of Debt Securities, the prospectus supplement relating to that new series will specify the particular amount, price and other terms of these Debt Securities. These terms may include:

        o   the title of the Debt Securities;

        o   any limit on the total principal amount of the Debt Securities;

        o the date or dates on which the principal of and premium on the Debt Securities will be payable or their method of determination;

        o the interest rate or rates of the Debt Securities or their method of determination; the date from which interest will accrue; the interest payment dates for the Debt Securities; and the regular record dates;

        o the place or places where the principal of and premium and interest on the Debt Securities will be paid;

        o the period or periods within which, the price or prices at which and the terms on which any of the Debt Securities may be redeemed, in whole or in part at our option;

        o the terms on which Polaroid would be required to redeem Debt Securities pursuant to any sinking fund or analogous provisions, on the occurrence of certain events or at the option of a holder of Debt Securities; and the period or periods within which, the price or prices at which and the terms and conditions on which the Debt Securities will be so redeemed, repaid or purchased in whole or in part;

        o the terms on which Polaroid would be required to permit the conversion of Debt Securities into stock or other securities of Polaroid or of any other corporation;

        o the terms for the attachment to Debt Securities of warrants, options or other rights to purchase or sell stock or other securities of Polaroid;

        o the portion of the principal amount of the Debt Securities that is payable on the declaration of acceleration of the maturity other than their principal amount (these Debt Securities are referred to as "OID Debt Securities" and are described below);

        o whether and to what extent any other means of satisfaction and discharge (sometimes referred to as "defeasance") will be applicable to the Debt Securities other than as described below under "Satisfaction and Discharge; Defeasance";

        o any modifications to the Events of Default (as are described below under "Events of Default, Notice and Waiver");

        o any modification to the covenants (as are described below under "Certain Covenants");

        o the currency or currencies or currency unit or currency units in which the Debt Securities will be denominated or in which payment of the principal of and premium and interest on any of the Debt Securities will be issued, if other than U.S. dollars;

        o if the principal of and premium or interest on any of the Debt Securities is to be payable at our election or at the election of a holder of the Debt Securities or in a currency or currencies or currency unit or currency units other than that in which the Debt Securities are denominated, the period or periods within which and the terms and conditions on which these elections may be made, or the other circumstances under which the Debt Securities are to be payable; these provisions may also require the holder of the Debt Securities to bear currency exchange costs by deduction from these payments;

        o if the amount of principal of and premium or interest on any of the Debt Securities may be determined by reference to an index based on either a currency or currencies or a currency unit or currency units other than that in which the Debt Securities are payable or any other method specifying the manner in which these amounts will be determined;

        o if the Debt Securities and coupons are to be issued on the exercise of warrants, the time, manner and place for these Debt Securities and coupons to be authenticated and delivered;

        o whether and under what circumstances we will pay additional amounts on any of the Debt Securities and coupons to any holder of Debt Securities who is not a U.S. person (including a definition of this term) for any tax, assessment or governmental charge withheld or deducted and whether we will have the option to redeem these Debt Securities rather than pay additional amounts;

        o the person to whom interest on Debt Securities in registered form will be payable, if other than the person in whose name those Debt Securities are registered at the close of business on the regular record dates; the manner in which, or the person to whom, any interest on any Bearer Security of the series will be payable, if other than on presentation and surrender of the coupons attached to that security as they mature; and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an interest payment date will be paid; and

        o any other specific terms of the Debt Securities that are not inconsistent with the Indenture.

(Section 2.2)

        We may issue Debt Securities as OID Debt Securities. OID Debt Securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. The prospectus supplement will contain any special tax, accounting or other information relating to OID Debt Securities or to certain other kinds of Debt Securities that may be offered, including Debt Securities linked to an index or payable in a currency or currencies other than U.S. dollars.

Ranking

        The Debt Securities will be the unsecured obligations of Polaroid and will rank equally with all of Polaroid's other unsecured and unsubordinated debt.

Form and Denomination

        We may issue Debt Securities of a series in fully registered form without coupons ("Registered Debt Securities"), in bearer form either with or without coupons ("Bearer Debt Securities") or any combination of those forms. (Section 2.2) The prospectus supplement will state whether the Bearer Debt Securities may be exchanged for Registered Debt Securities. The prospectus supplement will also state whether the Debt Securities will initially be issued in temporary form ("Temporary Global Securities") or in definitive form ("Definitive Securities"). (Sections 4.3, 4.4, 4.11 and 4.12)

        We will issue Debt Securities in the form of Registered Debt Securities in denominations of $1,000 or multiples thereof and Debt Securities in the form of Bearer Debt Securities in denominations of $5,000, unless the prospectus supplement states otherwise. (Section 4.1)

Certain Covenants

        The Indenture includes the following covenants. These covenants use certain terms that are defined below following the summary of these covenants.

        Restrictions on Secured Debt

        If Polaroid or any Restricted Subsidiary incurs or guarantees any debt for money borrowed ("Debt") that is secured by a mortgage, pledge or lien ("Mortgage") on any Principal Property or on any shares of stock or Debt of any Restricted Subsidiary, then Polaroid will secure (or cause that Restricted Subsidiary to secure) the Debt Securities to the same extent and in the same proportion with (or, at Polaroid's option, prior to) that secured Debt. This restriction does not apply, however, if the total amount of this secured Debt, together with all Attributable Debt of Polaroid and its Restricted Subsidiaries that is incurred by sale/leaseback transactions involving Principal Properties (with the exception of the transactions which are excluded as described below under "Restrictions on Sale/Leaseback Transactions") is less than or equal to 10% of Consolidated Net Tangible Assets. (Section 11.4)

        The above restrictions do not apply to (and the calculation of secured Debt under these restrictions does not include) Debt secured by any of the following:

        o Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time that that corporation becomes a Restricted Subsidiary;

        o   Mortgages in favor of Polaroid or a Restricted Subsidiary;

        o Mortgages in favor of governmental bodies to secure progress or advance payments;

        o Mortgages on property, shares of stock or Debt existing at the time of the acquisition of these items (including acquisition through merger or consolidation) and purchase money and construction Mortgages which are entered into prior to, at the time of or within 180 days after the later of acquisition or completion of construction;

        o any extension, renewal or refunding of any Mortgage referred to in the preceding six exceptions, provided that any extended, renewed or replaced Mortgage shall be limited to the same property, stock or Debt that secured the original Mortgage; and

        o   Mortgages securing industrial revenue or pollution control bonds.

(Section 11.4)

        Restrictions on Sale/Leaseback Transactions

        Neither Polaroid nor any Restricted Subsidiary may enter into any sale/leaseback transaction involving any Principal Property, unless the total amount of all Attributable Debt from these transactions plus all Debt secured by Mortgages on Principal Properties (with the exception of secured Debt which is excluded from Debt as described above under "Restrictions on Secured Debt") is less than or equal to 10% of Consolidated Net Tangible Assets. (Section 11.5)

        The above restrictions do not apply to (and the calculation of Attributable Debt under these restrictions does not include) any sale/leaseback transaction if:

        o the lease is for a period, including renewal rights, of not more than three years;

        o the sale or transfer of the Principal Property is made prior to, at the time of or within 180 days after its acquisition or construction thereon;

        o the lease secures or relates to industrial revenue or pollution control bonds;

        o the transaction is between Polaroid and a Restricted Subsidiary or between Restricted Subsidiaries; or

        o within 180 days after the sale or transfer is completed, Polaroid or the Restricted Subsidiary applies an amount at least equal to the greater of (a) the net proceeds of the sale of the Principal Property leased back in the sale/leaseback transaction and (b) the fair market value of the Principal Property leased back in the sale/leaseback transaction to any of (1) the retirement of Debt Securities or other Funded Debt of Polaroid ranking equally with or senior to all the Debt Securities, (2) the retirement of Funded Debt of a Restricted Subsidiary or (3) the purchase of other property that constitutes a Principal Property having a fair market value at least equal to the value of the Principal Property leased back. The amount to be applied to the retirement of Funded Debt of Polaroid or a Restricted Subsidiary is to be reduced by
            (i) the principal amount of any Debt Securities and other debt constituting Funded Debt of Polaroid or a Restricted Subsidiary delivered to the applicable trustee for retirement and cancellation within this 180-day period and (ii) the principal amount of Funded Debt voluntarily retired within this 180-day period (other than those items listed in clause (i) of this sentence). This exception does not apply to debt that is paid at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

(Section 11.5)

        Certain Definitions

        The covenants which we have summarized above use the following terms:

        "Restricted Subsidiary" means a Subsidiary, substantially all of whose property is located or substantially all of whose business is carried on within the United States and which owns a "Principal Property" but does not include a Subsidiary which is primarily engaged in (a) the development and sale or financing of real property or (b) financing, or assisting in financing, the acquisition or disposition of products of Polaroid or a Subsidiary by dealers, distributors or customers. (Section 1.1)

        "Subsidiary" means a corporation, at least a majority of whose outstanding voting stock is, at the time, owned, directly or indirectly, by Polaroid and/or one or more Subsidiaries. (Section 1.1)

        "Principal Property" means any real estate or any manufacturing or processing plant or warehouse owned or leased by Polaroid or by any Restricted Subsidiary that is located within the United States and the gross book value of which (without deduction of any depreciation reserves) on the date on which the determination is being made exceeds 2% of Consolidated Net Tangible Assets. It does not include either (a) properties which in the opinion of our Board of Directors are not of material importance to our business as an entirety or (b) any portion of any particular property which our Board of Directors determines is not of material importance to the use or operation of this property. (Section 1.1)

        "Attributable Debt" means the total net amount of rent required to be paid during the remaining term of certain leases, discounted at the rate per annum borne by the relevant Debt Securities. (Section 1.1)

        "Consolidated Net Tangible Assets" means the total assets (less applicable reserves and other properly deductible items) on Polaroid's balance sheet less (a) all current liabilities and (b) goodwill, trade names, trademarks, patents, organization expenses and other similar intangibles of Polaroid and its consolidated Subsidiaries. (Section 1.1)

        "Funded Debt" means (a) debt for money borrowed having a maturity of more than 12 months (or renewable or extendible beyond 12 months) and (b) rental obligations payable more than 12 months from that date under leases which are capitalized in accordance with generally accepted accounting principles. These rental obligations are to be included as Funded Debt at the amount capitalized and are to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and Funded Debt at the amount capitalized. (Section 1.1)

        No Event Risk Covenant

        The Indenture does not contain any covenants or other provisions that give holders of the Debt Securities protection in the event of a highly leveraged transaction involving Polaroid, except for the "Restrictions on Secured Indebtedness" and "Restrictions on Sale/Leaseback Transactions" described above.

        Limitation on Merger, Consolidation and Certain Sales of Assets

        We may not merge into or consolidate with any other corporation, or convey or transfer our properties and assets substantially as an entirety to any person unless:

        o   the successor is a U.S. corporation;

        o the successor assumes on the same terms and conditions all the obligations under the Debt Securities and the Indenture; and

        o immediately after giving effect to the transaction, there is no default under the Indenture.

(Section 9.1) Upon any merger, consolidation, conveyance or transfer, the successor will succeed to, and will be substituted in lieu of, Polaroid. (Section 9.2)

        Possible Waiver of Certain Covenants

        We will not be required to comply with the restrictive covenants described above under "Restrictions on Secured Debt" and "Restrictions on Sale/Leaseback Transactions", if the holders of at least a majority in principal amount of all series of outstanding Debt Securities affected by that covenant (acting as one class) waive compliance with it. (Section 11.7)

Computation of Interest

        We will calculate the interest that is due on the Debt Securities based on a 360-day year of twelve 30 day months, unless the prospectus supplement states otherwise.

Payment and Paying Agents

        Payments on Registered Debt Securities

        We will pay principal of and premium and interest on Registered Debt Securities in the designated currency or currency unit at the office of a paying agent or paying agents as we designate from time to time. At our option, we may pay interest on Registered Debt Securities by check mailed to the address of the person that appears in the security register. We will pay installments of interest on any Registered Debt Security to the person in whose name the Registered Debt Security is registered at the close of business on the regular record date for such payments. (Sections 4.6 and 4.1)

        Payments on Bearer Debt Securities

        We will pay principal of and premium and interest on Bearer Debt Securities in the designated currency unit at the offices of those paying agents outside the United States as we may designate from time to time. We will pay principal and premium on Bearer Debt Securities only against surrender of these Debt Securities, and we will pay interest on Bearer Debt Securities with coupons only against surrender of the coupon relating to the particular interest payment date. (Sections 4.1 and 11.2). We will not make a payment on any Bearer Debt Security at our office or agency in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. Notwithstanding the above, we will make payments on Bearer Debt Securities denominated and payable in U.S. dollars at the office of Polaroid's paying agent in the Borough of Manhattan in New York City, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 11.2)

        Payments of Unclaimed Monies

        All moneys that we have deposited with the Trustee or a paying agent or then held by us (in trust for the payment of principal of or premium and interest on any Debt Security or coupon) which remain unclaimed two years after that payment becomes due and payable will be repaid to Polaroid or, if then held by Polaroid, discharged from that trust. In that event, the holder of that Debt Security or coupon will be able to look only to Polaroid for payment of these moneys. (Section 11.3)

        Paying Agent

        State Street Bank and Trust Company will be designated as Polaroid's paying agent unless the prospectus supplement states otherwise. The office of State Street Bank and Trust Company, N.A., an affiliate of State Street Bank and Trust Company, will be the office or agency of Polaroid in the Borough of Manhattan in New York City where (1) Debt Securities that are issuable solely as Registered Debt Securities and (2) Debt Securities (subject to the limitations described above in the case of Bearer Debt Securities) that are issuable solely as Bearer Debt Securities or as both Registered Debt Securities and Bearer Debt Securities may be presented or surrendered for payment. We will name any paying agents outside the United States and any other paying agents in the United States in the prospectus supplement. (Section 11.2)

        At any time, we may designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, subject to the limitations described in the Indenture. (Section 11.2)

Exchange, Registration and Transfer

        Exchange

        Holders of Debt Securities may present their securities for exchange under the following conditions:

        o Holders of Registered Debt Securities of any series may exchange their securities for an equal principal amount of other Registered Debt Securities of different authorized denominations of the same series and with the same terms.

        o Holders of Debt Securities of a series that are issuable as both Registered Debt Securities and Bearer Debt Securities may exchange the Bearer Debt Securities of that series (with all unmatured coupons, except as provided below, and all matured coupons in default) for an equal principal amount of Registered Debt Securities of the same series of any authorized denominations and with the same terms.

        o If a holder of a Bearer Debt Security (with coupons attached to it) surrenders that security in exchange for a Registered Debt
            Security after a regular record date (or special record date) but before the relevant interest payment date, then interest will not be payable on that interest payment date on the Registered Debt Security issued in exchange for the Bearer Debt Security. Instead, interest will be payable only to the holder of the coupon issued with the Bearer Debt Security on that interest payment date.

        o Holders of Bearer Debt Securities may not exchange them for Registered Debt Securities, unless the applicable prospectus supplement describes that they may do so and applicable rules and regulations permit that exchange.

        Holders of Debt Securities will not be charged a service charge for any transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge in connection with that transfer or exchange. (Section 4.4)

        Registration and Transfer

        Holders of Registered Debt Securities (other than Book-Entry Debt Securities which are discussed below) may present their securities for registration of transfer (with the form of transfer endorsed thereon duly executed) at the office of the security registrar or at the office of any additional transfer agent designated by us. (Sections 4.4 and 11.2) State Street Bank and Trust Company will be the initial security registrar under the Indenture. State Street Bank and Trust Company, N.A., an affiliate of State Street Bank and Trust Company will initially be designated as the office or agency of Polaroid in the Borough of Manhattan, New York City where holders of Debt Securities may present their Debt Securities for registration of transfer or exchange. State Street Bank and Trust Company, N.A. currently has offices at 61 Broadway, 15th Floor, New York, New York 10006. (Section 4.4)

        At any time, we may designate, or rescind the designation of, the security registrar or any additional transfer agent or approve a change in the location through which the security registrar or any transfer agent acts. However, if Debt Securities of a series are issuable solely as Registered Debt Securities, then we will be required to maintain a transfer agent in each place of payment for that series. Similarly, if Debt Securities are issuable as both Registered Debt Securities and Bearer Debt Securities or solely as Bearer Debt Securities, then we will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for that series located outside of the United States. At any time, we may designate additional transfer agents for any series of Debt Securities. (Section 11.2)

        If we redeem in part any series of Debt Securities, we will not be required to issue, register the transfer of and/or exchange Debt Securities under the following conditions.

        o If Debt Securities of a series are issuable only as Registered Debt Securities, we will not be required to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 business days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption.

        o If Debt Securities of the series are issuable as Bearer Debt Securities, we will not be required to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 business days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of the first publication of the relevant notice of redemption.

        o If Debt Securities of a series are issuable as both Bearer Debt Securities and as Registered Debt Securities and there is no publication, we will not be required to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 business days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption.

        o We will not be required to register the transfer of, or exchange any Registered Debt Securities selected for redemption, in whole or in part, except the unredeemed portion of any Registered Debt Securities being redeemed in part.

        o We will not be required to exchange any Bearer Debt Securities selected for redemption, except to exchange Bearer Debt Securities for Registered Debt Securities of that series and of like terms that are simultaneously surrendered for redemption.

(Section 4.4) For a description of restrictions on the exchange, registration and transfer of Global Debt Securities, see "Global Securities."

Global Securities

        We may issue Debt Securities of a series in whole or in part as one or more global Debt Securities ("Global Debt Securities") in the following two kinds of forms:

        o   in either registered or bearer form; and

        o   in either temporary or definitive form.

        We summarize each of these forms below as well as the depositary arrangements that we anticipate will apply to them.

        Depositary Arrangements

        The Trustee will deposit the Global Debt Securities of a series with, or on behalf of, a depositary located in the United States (a "U.S. Depositary") or a common depositary located outside the United States (a "Common Depositary") for the benefit of the Euro-clear System ("Euro-clear") or CEDEL, S.A. ("CEDEL") for credit to the respective accounts of the beneficial owners of interests in these Debt Securities. All temporary of definitive Global Debt Securities in bearer form will be deposited with a Common Depositary. (Section 4.3)

        The prospectus supplement will describe the specific terms of the depositary arrangement for Debt Securities of a series that are issued in global form. None of Polaroid, the Trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Debt Security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests. (Section 4.11) We anticipate that the following provisions will apply to all depositary arrangements with a U.S. Depositary or a Common Depositary.

        Temporary Global Securities

        If the prospectus supplement specifies, all or any portion of the Debt Securities of a series that are issuable as Bearer Debt Securities initially will be represented by one or more temporary Global Debt Securities, without interest coupons. These Bearer Debt Securities in temporary form will be deposited with a Common Depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of Euro-clear, and CEDEL for credit to the respective accounts of the beneficial owners of these Debt Securities (or to other accounts as they may direct). On and after the date set for the exchange of these temporary securities, each temporary Global Debt Security will be exchangeable for definitive Debt Securities in any of the following three forms:

        o   in bearer form;

        o   in registered form;

        o   in definitive global bearer form; or

        o   any combination of the above.

        Bearer Debt Securities (including Debt Securities in definitive global bearer form), which are to be delivered in exchange for a portion of temporary Global Debt Securities, will not be mailed or otherwise delivered to any location in the United States in connection with that exchange. (Sections 4.2 and 4.3)

        Unless the prospectus states otherwise, we will pay interest on that portion of temporary Global Debt Securities that is due before the issuance of definitive Debt Securities to Euro-clear or CEDEL for that portion of the temporary Global Debt Securities held for its account. As a condition of making that payment, we will require that Euro-clear or CEDEL deliver to the Trustee a certificate signed by Euro-clear or CEDEL dated no earlier than that interest payment date. The certificate must be based on statements provided to it by its account holders who are beneficial owners of interests in those temporary Global Debt Securities. The certificate must state either of the following:

        o   that portion (1) is not beneficially owned by a "U.S. person" and
            (2) has not been acquired by or on behalf of a U.S. person or for offer to resell or for resale to a U.S. person or any person inside the United States; (for the purposes of the certificate, a "U.S. person" means a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source); or

        o if a beneficial interest in that portion has been acquired by a U.S. person, (1) that that person is a financial institution (as defined in the U.S. Treasury Regulations promulgated under the Internal Revenue Code of 1986 (the "Code")), purchasing for its own account or has acquired the Debt Security through a financial institution and (2) that these Debt Securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the U.S. Treasury Regulations and that it did not purchase for offer to resell or for resale inside the United States.

        Euro-clear or CEDEL will credit the interest received by it regarding these temporary Global Debt Securities to the accounts of their beneficial owners (or to other accounts as these beneficial owners may direct). (Section 4.3)

        Definitive Global Securities

        Bearer Debt Securities. If any Debt Securities of a series are issuable in definitive global bearer form, the prospectus supplement will describe the circumstances under which beneficial owners of interests in any of these definitive global Bearer Debt Securities may exchange these interests for Debt Securities of that series and of like term and principal amount in any authorized form and denomination. Bearer Debt Securities delivered in exchange for a portion of definitive Global Debt Securities will not be mailed or otherwise delivered to any location in the United States in connection with that exchange. (Section 4.4) We will pay principal of and premium and interest on definitive global Bearer Debt Securities in the manner described in the prospectus supplement.

        Book-Entry Debt Securities. If Debt Securities of a series are to be represented by a definitive global Registered Debt Securities to be deposited with or on behalf of a U.S. Depositary, then these Debt Securities ("Book-Entry Debt Securities") will be represented by definitive Global Debt Securities registered in the name of the U.S. Depositary or its nominee. Book-Entry Debt Securities are subject to the following procedures and rules:

        o Following the issuance of definitive Global Debt Securities registered in the name of the U.S. Depositary, the U.S. Depositary will credit, on its book-entry registration and transfer system, the principal amounts of the Book-Entry Debt Securities represented by those Global Debt Securities to the accounts of institutions that have accounts with that depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents for the sale of these Book-Entry Debt Securities or by us, if we sell Debt Securities directly.

        o Ownership of Book-Entry Debt Securities will be limited to participants or persons that may hold interests through participants. Ownership of Book-Entry Debt Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the U.S. Depositary or its nominee for the applicable definitive Global Debt Securities or by participants or persons that hold through participants. So long as the U.S. Depositary, or its nominee, is the registered owner of those global Debt Securities, that depositary or its nominee will be considered the sole owner or holder of the Book-Entry Debt Securities represented by those Global Debt Securities for all purposes under the Indenture.

        o We will pay principal, premium and interest on Book-Entry Debt Securities to the U.S. Depositary or its nominee as the registered owner or the holder of the Global Debt Securities representing those Book-Entry Debt Securities.

        o Owners of Book-Entry Debt Securities will not be entitled to have those Debt Securities registered in their names in the security register, will not receive or be entitled to receive physical delivery of those Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

        We expect that the U.S. Depositary for a series of Book-Entry Debt Securities, following the receipt of any payment of principal of or premium or interest on the related definitive Global Debt Securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of those Global Debt Securities as shown on the records of the U.S. Depositary. We also expect that standing instructions and customary practices will govern the payments by participants to owners of beneficial interests in any Global Debt Securities held through these participants and that these payments will be the responsibility of these participants. These procedures are currently in practice with securities held for the accounts of customers in bearer form or registered in "street name".

        Some jurisdictions require that certain purchasers of securities take physical delivery of these securities in definitive form. These limits and laws impair the ability to purchase or transfer Book-Entry Debt Securities.

Satisfaction and Discharge; Defeasance

        Satisfaction and Discharge

        At our request, the Indenture will terminate as to the Debt Securities of any series (except for certain obligations to register the transfer or exchange of the Debt Securities and related coupons and hold moneys for payment of these Debt Securities and coupons in trust) when either:

        o all the Debt Securities and coupons have been delivered to the Trustee for cancellation; or

        o all the Debt Securities and coupons have become due and payable (or will become due and payable at their stated maturity within one year or are to be called for redemption within one year) and we have deposited with the Trustee in trust, money, in the currency or currencies or currency unit or currency units in which these Debt Securities are payable, in an amount sufficient to make all remaining payments on these Debt Securities.

(Section 5.1)

        Defeasance

        Unless the prospectus supplement states otherwise, if we deposit with the Trustee money, U.S. government obligations (in the case of Debt Securities denominated in U.S. dollars) or foreign government obligations (in the case of Debt Securities and coupons denominated in a foreign currency) that will be sufficient to pay principal of and interest on these Debt Securities when due, then we may elect one of the following two options:

        o to be discharged after 91 days from all of our obligations regarding that series of Debt Securities (except for certain obligations to register the transfer of or exchange Debt Securities and related coupons, replace stolen, lost or mutilated Debt Securities and coupons, maintain paying agencies and hold moneys for payment in trust) regarding that series of Debt Securities; or

        o to be released from the restrictions of the covenants described under "Certain Covenants."

        To elect either option described above, we must deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance described above would not cause the holders of that series to recognize income, gain or loss for U.S. federal income tax purposes and that the holders of that series will be subject to U.S. federal income tax in the same amounts, in the same manner and at the same times as would have been the case if that option had not been exercised. (Section 5.3)


Events of Default, Notice and Waiver

        Events of Default

        An "Event of Default" regarding any series of Debt Securities is any one of the following events:

        o default for 30 days in the payment of any interest installment when due and payable;

        o default in the payment of principal or premium when due at its stated maturity, by declaration, when called for redemption or otherwise;

        o   default in the making of any sinking fund payment when due;

        o default in the performance of any covenant in the Debt Securities or in the Indenture for 90 days after notice to Polaroid by the Trustee or by holders of 25% in principal amount of the outstanding Debt Securities of that series;

        o certain events of bankruptcy, insolvency and reorganization of Polaroid; and

        o any other Event of Default that series that is specified in the prospectus supplement.

        A default regarding a single series of Debt Securities will not necessarily constitute a default regarding any other series. A Default under other debt of Polaroid will not be a default under the Indenture.

        If an Event for Default for any series of Debt Securities occurs and is continuing, either the Trustee or the holders of 25% in principal amount of the outstanding Debt Securities of that series (in the case of certain events of bankruptcy, insolvency and reorganization, voting as one class with all other outstanding Debt Securities) may declare the principal of all the Debt Securities of that series (together with any accrued interest on the Debt Securities) to be immediately due and payable by notice in writing to Polaroid. If the holders of Debt Securities give notice of that declaration of acceleration to Polaroid, then they must also give notice to the Trustee.

        The holders of a majority in principal amount of the outstanding Debt Securities may rescind a declaration of acceleration if:

        o Polaroid has paid a sum sufficient to pay principal, interest (including overdue interest and interest thereon), any premium and the fee and expenses of the Trustee; and

        o any other Events of Default (besides the failure to pay principal due because of the declaration of acceleration) have been cured or waived.

(Section 6.2)

    We are required to file every year with the Trustee an officers' certificate stating whether any default exists and specifying any default that exists. (Section 11.6)

        Notices

        The Trustee is required to give notice to holders of Debt Securities of a default (which remains uncured or has not been waived) that is known to the Trustee within 90 days after the occurrence of the default. The Trustee may withhold this notice, however, if it determines in good faith that the withholding of the notice is in the interest of the holders of the Debt Securities. However, the Trustee may not withhold the notice in the case of default in the payment of principal of and premium or interest on (or a sinking fund installment on) any of the Debt Securities. In addition, the Trustee is only required to give notice of the failure by Polaroid to perform any covenant (other than for payment) until at least 30 days after that failure has become a default. The term "default" for this purpose means any event which is, or after notice or lapse of time or both would become, an Event of Default. (Section 7.2)

        Certain Rights of the Trustee

        The holders of a majority in principal amount of outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or other power conferred on the Trustee. The Trustee may decline to follow that direction, however, if it either would involve the Trustee in personal liability or would be unduly prejudicial to holders of the Debt Securities of that series that do not join in that direction. (Section 6.12) During a default, Trustee is required to exercise the standard of care that a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Otherwise, the Trustee is not obligated, however, to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities unless those holders have offered to the Trustee reasonable security or indemnity. (Section 7.3)

        Waiver

        In certain cases, the holders of a majority in principal amount of the outstanding series of Debt Securities may, on behalf of the holders of all Debt Securities of that series, waive any past default or Event of Default regarding that series or compliance with certain provisions of the Indenture. The following defaults may not, however, be waived:

        o default in the payment of the principal of and premium or interest on any of that series which has not been cured until that time; or


        o a default regarding a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of the series affected.

(Section 6.13)

Modification of the Indenture

        Modification Not Requiring Consent of Holders

        Without the consent of any holders of Debt Securities, we and the Trustee may modify the Indenture, among other things, to:

        o add to the covenants of Polaroid for the benefit of any series of Debt Securities;

        o   add any additional Events of Default for any series of Debt
            Securities;

        o   cure any ambiguity or inconsistencies in the Indenture; or

        o add any other provision provided that these other provisions are not adverse to holders of Debt Securities of any series in any material respect.

(Section 10.1)

        Modification Requiring Consent of Holders

        With the consent of the holders of at least a majority in principal amount of the outstanding series of the Debt Securities that would be affected by a modification of the Indenture, the Indenture permits us and the Trustee to modify the Indenture or the rights of the holders of the Debt Securities. However, without the consent of each holder of all of the outstanding Debt Securities affected by that modification, we may not:

        o change the stated maturity date of the principal of (or any installment of principal of or interest on) any Debt Security;

        o reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any Debt Security;

        o reduce the principal amount of an OID Debt Security that would be due and payable upon acceleration of the maturity of that security;

        o change any place of payment where, or the currency or currencies or currency unit or currency units in which, any Debt Security or any premium or interest thereon is payable;

        o impair the right to sue for the enforcement of any payment on or after the stated maturity date thereof (or, in the case of redemption, on or after the redemption date);

        o adversely affect the terms of conversion of any Debt Security into stock or other securities of Polaroid or of any other corporation;

        o reduce the percentage in principal amount of the outstanding Debt Securities of any series required to consent to modify the Indenture or to consent to any waiver of compliance with the Indenture;

        o change Polaroid's obligation, to maintain an office or agency for the payment of outstanding Debt Securities; or

        o modify any of the provisions listed above, the provisions for the waiver of certain covenants and defaults (except to increase the percentage of the total principal amount of outstanding Debt Securities required to modify the Indenture where consent is currently required) or to modify the provisions for modification or waiver that require the consent of each holder of the outstanding Debt Securities affected.

(Section 10.2)

Meetings

        Purpose and Calling of Meetings

        The Indenture contains provisions for convening meetings of the holders of Debt Securities of any series for any action to be made, given or taken by holders of Debt Securities. (Section 14.1) The Trustee, Polaroid and the holders of at least 10% in principal amount of the outstanding Debt Securities of a series may call a meeting, in each case after notice to holders of that series has been properly given according to the requirements stated under "Notices" below. (Section 14.2)

        Quorum and Action

        Persons entitled to vote a majority in principal amount of the outstanding Debt Securities of a series will constitute a quorum at a meeting of holders of Debt Securities of that series. If a meeting is called by holders of Debt Securities and a quorum does not exist, then the chairman of the meeting is required to dissolve the meeting. If a meeting is called by either Polaroid or the Trustee, then the chairman of the meeting may adjourn that meeting for a period of not less than 10 days and may further adjourn it for a period of not less than 10 days if a quorum does not exist. (Section 14.4)

        Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series that has been properly held in accordance with the Indenture will bind all holders of Debt Securities of that series and the related coupons. (Section 14.4)

Notices

        Except as otherwise provided in the Indenture, notices to holders of Bearer Debt Securities, will be given by (1) publication at least once in a daily newspaper in New York City and in London and in another city or cities as may be specified in such Bearer Debt Securities and (2) mail to those persons whose names and addresses were previously filed with the Trustee, within the prescribed time period. Notices to holders of Registered Debt Securities will be given by mail or by overnight courier to the addresses of those holders as they appear in the security register. (Section 1.6)

Title

        Title to any Bearer Debt Securities and any related coupons will pass by delivery. Polaroid, the Trustee and any their agents may treat the bearer of any Bearer Debt Security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any Registered Debt Security (including Registered Debt Securities in global registered form), as the absolute owner of that security for the purpose of making payment and for all other purposes. This will be the case whether or not that Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary. (Section 4.7)

Replacement of Securities and Coupons

        Mutilated Coupons

        We will replace any mutilated Debt Security and any Debt Security with a mutilated coupon relating to it at the expense of the holder and on surrender of that mutilated Debt Security or Debt Security with a mutilated coupon to the security registrar. (Section 4.5)

        Destroyed, Stolen or Lost Coupons

        We will replace Debt Securities or coupons that are destroyed, stolen or lost at the expense of the holder and on delivery to the security registrar of evidence of that destruction, loss or theft which is satisfactory to us and the security registrar. In the case of a coupon that is destroyed, stolen or lost, that coupon will be replaced (on surrender to the security registrar of the Debt Security with all other coupons not destroyed, stolen or lost) by issuance of a new Debt Security in exchange for the Debt Security to which that coupon relates. Before we issue a replacement Debt Security or coupon, we and the security registrar may require an indemnity from the party seeking the replacement security. (Section 4.5)

        Bearer Securities

        If the Debt Security that we replace is a Bearer Security, we will deliver that new Debt Security only outside the United States. (Section 4.5)

Governing Law

        The laws of the State of New York govern the Indenture and will govern the Debt Securities and the coupons, including any matters of interpretation under them. (Section 1.12)


Information Concerning the Trustee

        We may from time to time maintain lines of credit, and have other customary banking relationships, with State Street Bank and Trust Company, State Street Bank and Trust Company, N.A., an affiliate of State Street Bank and Trust Company, or with either of their affiliates. State Street Bank and Trust Company, as successor to The First National Bank of Boston, also serves as the trustee under Polaroid's Indenture dated as of December 15, 1991, providing for an unlimited amount of debt securities and under which are issued and outstanding Polaroid's 8% Notes due March 15, 1999.

        Boston EquiServe, L.P., a joint venture, of which State Street Bank and Trust Company is an affiliate, serves as transfer agent and registrar for our common stock.

               LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

        Bearer Debt Securities are subject to the following limitations:

        o Bearer Debt Securities may not be offered or sold during the "restricted period" (as defined in U.S. Treasury Regulations
            Section 1.163-5(c)(2)(i)(D)(7)) within the United States or its possessions or to U.S. persons other than to (a) an office located outside the United States and its possessions of a U.S. financial institution (as defined in Section 1.165-12(c)(1)(v) of the U.S. Treasury Regulations), that purchases for its own account or for resale or for the account of certain customers, and provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the U.S. Treasury Regulations, or (b) certain other persons described in
            Section 1.163-5(c)(2)(i)(D)(1)(iii)(B) of the U.S. Treasury Regulations.

        o Bearer Debt Securities may not be delivered in connection with their sale during the restricted period within the United States or its possessions.

        o Any distributor (as defined in Section 1.163-5(c)(2)(i)(D)(4) of the U.S. Treasury Regulations) participating in the offering or sale of Bearer Debt Securities must agree that (a) it will not offer or sell during the restricted period any Bearer Debt Securities within the United States or its possessions or to United States persons other than those described above, (b) it will not deliver in connection with the sale of Bearer Debt Securities during the restricted period any Bearer Debt Securities within the United States or its possessions and (c) it has in effect procedures reasonably designed to ensure that its employees and agents who are directly engaged in selling Bearer Debt Securities are aware of the restrictions on the offers and sales described above.

        o Bearer Debt Securities (other than a Bearer Debt Security in temporary global form) may not be delivered, nor may interest be paid on any Bearer Debt Securities until delivery to the Trustee of the certificate signed by either Euro-clear or CEDEL, which is described above under "Global Securities--Temporary Global Securities."

        o   Bearer Debt Securities will bear a legend to the following effect:
            "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code."

       CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. PERSONS

        The following is a summary of certain U.S. federal income tax considerations for beneficial owners of the Debt Securities that are "non-U.S. persons" under the Code. Under the Code, a "non-U.S. person" means a person that is not any of the following:

        o   a citizen or resident of the United States;

        o a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

        o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

        o a trust which is subject to the supervision of a court within the United States and the control of one or more U.S. persons.

        This summary is based on current law which is subject to change (perhaps retroactively), is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company"). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        You should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the ownership of the Debt Securities, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Federal Withholding Tax

        The 30% U.S. federal withholding tax will not apply to any payment of principal or interest (including original issue discount) on a particular series of Debt Securities provided that:

        o you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the U.S. Treasury Regulations;

        o you are not a controlled foreign corporation that is related to us through stock ownership;

        o you are not a bank whose receipt of interest on the Debt Securities is described in the Code; and

        o if the Debt Securities are issued as Registered Debt Securities, either (a) you provide your name and address on an IRS Form W-8, and certify, under penalty of perjury, that you are not a U.S. person or (b) a financial institution holding the Debt Securities on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8 from the beneficial owner and provides us with a copy.

        If you cannot satisfy the requirements described above, payments of premium, and interest (including original issue discount) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form 1001 claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 stating that interest paid on the Debt Security is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        The 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, retirement or other disposition of the Debt Security.

U.S. Federal Estate Tax

        Your estate will not be subject to U.S. federal estate tax on Debt Securities of a series beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the U.S. Treasury Regulations) and (2) interest on that Debt Security would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

U.S. Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the Debt Securities is effectively connected with the conduct of that trade or business (although exempt from the 30% withholding tax), you will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on Debt Securities will be included in earnings and profits.

        Any gain or income realized on the disposition of a Debt Security generally will not be subject to U.S. federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by you, or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Information Reporting and Backup Withholding

        In general, you will not be required to provide information reporting and backup withholding regarding payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and, in the case of a holder of a Registered Debt Security, we have received from you the statement described above under "U.S. Federal Withholding Tax."

        In addition, you will not be required to pay backup withholding and provide information reporting regarding the proceeds of the sale of a Debt Security within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

        U.S. Treasury Regulations were recently issued that generally modify the information reporting and backup withholding rules applicable to certain payments made after December 31, 1999. In general, the new U.S. Treasury Regulations would not significantly alter the present rules discussed above, except in certain special situations.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

                             PLAN OF DISTRIBUTION

        We may sell the Debt Securities in any of three ways:

        o   through underwriters;

        o   through agents; or

        o directly to a limited number of institutional purchasers or to a single purchaser.

        The prospectus supplement for each series of Debt Securities will describe that offering, including:

        o   the name or names of any underwriters;

        o   the purchase price and the proceeds to us from that sale;

        o any underwriting discounts and other items constituting underwriters' compensation;

        o any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

        o any securities exchanges on which the Debt Securities of that series may be listed.

        Underwriters

        If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the Debt Securities of a series if any are purchased.

        The Debt Securities will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of Debt Securities for whom they may act as agent. Underwriters may sell Debt Securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We may authorize underwriters to solicit offers by certain types of institutions to purchase Debt Securities from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell Debt Securities pursuant to these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

        Agents

        We may also sell Debt Securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of the Debt Securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

        Direct Sales

        We may sell Debt Securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of Debt Securities.

        Indemnification

        We may indemnify Underwriters, dealers or agents who participate in the distribution of Debt Securities against certain liabilities, including liabilities under the Securities Act of 1933 and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

        No Assurance of Liquidity

        Each series of Debt Securities will be a new issue of securities with no established trading market. Any underwriters that purchase Debt Securities from us may make a market in these Debt Securities. The underwriters will not be obligated, however, to make such a market and may discontinue market-making at any time without notice to holders of the Debt Securities. We cannot assure you that there will be liquidity in the trading market for any Debt Securities of any series.


                                    EXPERTS

        The consolidated financial statements and schedules of Polaroid and subsidiary companies as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts of accounting and auditing.

        The report of KPMG Peat Marwick LLP covering the December 31, 1997, consolidated financial statements refers to a change in the method of accounting for depreciation.

                                LEGAL OPINIONS

        Simpson Thacher & Bartlett, New York, New York, has issued an opinion regarding the legality of the Debt Securities. Thomas M. Lemberg, Esq., who is the Senior Vice President, General Counsel and Secretary of Polaroid, may issue an opinion regarding certain other matters for us. Any underwriters, dealers or agents may be advised about other issues relating to any offering by their own legal counsel.

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                                [GRAPHIC OF MAP]


PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 3, 1998)


                                  $275,000,000


                                [Polaroid LOGO]


                            11-1/2% Notes due 2006


                                 -------------

                             PROSPECTUS SUPPLEMENT

                               February 11, 1999

                                 -------------


                                LEHMAN BROTHERS


                               J.P. MORGAN & CO.


                             ABN AMRO INCORPORATED


                            DEUTSCHE BANK SECURITIES


                           PNC CAPITAL MARKETS, INC.